Exhibit 2.1

MERGER AGREEMENT AND PLAN

OF REORGANIZATION

BY AND AMONG

WITNESS SYSTEMS, INC.,

BARON ACQUISITION CORPORATION,

BLUE PUMPKIN SOFTWARE, INC.,

and, solely with respect to Article VIII and Article IX,

LAURENCE R. HOOTNICK as SHAREHOLDER AGENT

and

THE U.S. STOCK TRANSFER CORPORATION as DEPOSITORY AGENT

December 16, 2004

TABLE OF CONTENTS

Article I	THE MERGER

1.1	The Merger

1.2	Closing; Effective Time

1.3	Effect of the Merger

1.4	Certificate of Incorporation; Bylaws

1.5	Directors and Officers

1.6	Merger Consideration and Management Carve-out

1.7	Surrender of Certificates

1.8	No Further Ownership Rights in Company Capital Stock

1.9	Lost, Stolen or Destroyed Certificates

1.10	Closing Financial Statements; Calculation of Aggregate Cash Amount

1.11	Taking of Necessary Action; Further Action

Article II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization, Standing and Power; Subsidiaries

2.2	Capital Structure

2.3	Authority; No Conflicts.

2.4	Financial Statements

2.5	Absence of Certain Changes

2.6	Absence of Undisclosed Liabilities

2.7	Litigation

2.8	Restrictions on Business Activities

2.9	Title to Property

2.10	Intellectual Property

2.11	Environmental Matters

2.12	Taxes

2.13	Employee Benefit Plans

2.14	Employee Matters

2.15	Interested Party Transactions

2.16	Insurance

i

2.17	Compliance With Laws

2.18	Material Contracts

2.19	Banks

2.20	Customers

2.21	Israeli Law Matters

2.22	Minute Books

2.23	Information Statement

2.24	Vote Required

2.25	Support Agreement

2.26	Board Approval

2.27	Financial Advisors

2.28	Representations and Disclosures Complete

Article III	REPRESENTATIONS AND WARRANTIES OF PARENT

3.1	Organization, Standing and Power

3.2	Capital Structure of Parent and Merger Sub

3.3	Authority; No Conflicts

3.4	SEC Filings; Financial Statements of Parent

3.5	Disclosure Controls and Procedures

3.6	Absence of Certain Changes or Events

3.7	No Prior Activities

3.8	Litigation

3.9	Information to be Supplied by Parent

3.10	Available Funds

Article IV	CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business of the Company

4.2	Conduct of Business of Parent

4.3	No Solicitation

Article V	ADDITIONAL AGREEMENTS

5.1	Exemption from Registration; Form S-3 Registration Statement

5.2	Written Consent

5.3	Preparation of Information Statement

5.4	Access to Information

5.5	Confidentiality

5.6	Public Disclosure

5.7	Hart-Scott-Rodino Act; Third-Party Consents; Cooperation; Release

5.8	Blue Sky Laws

5.9	Company Stock Options

5.10	Employee Benefits

5.11	Continuing Employee Matters

5.12	Indemnification

5.13	FIRPTA Certificate

5.14	Reasonable Efforts and Further Assurances

Article VI	CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Consummate the Merger

6.2	Additional Conditions to Obligations of the Company

6.3	Additional Conditions to Obligations of Parent and Merger Sub

Article VII	TERMINATION, AMENDMENT AND WAIVER

7.1	Termination

7.2	Effect of Termination

7.3	Expenses

Article VIII	SURVIVAL; ESCROW AND INDEMNIFICATION

8.1	Survival of Representations

8.2	Escrow Provisions

Article IX	GENERAL PROVISIONS

9.1	Notices

9.2	Counterparts

9.3	Entire Agreement; Nonassignability

9.4	Severability

9.5	Remedies Cumulative

9.6	Governing Law

9.7	Extension; Waiver

9.8	No Third-Party Beneficiary

Article X	DEFINITIONS

10.1	Capitalized Terms

10.2	Certain Definitions; Interpretation

10.3	Rules of Construction

Exhibits

Exhibit A – Form of Support Agreement
Exhibit B-1 and Exhibit B-2 – Form(s) of Protective Agreements
Exhibit C – Form of Consultant Agreement
Exhibit D – Form of California Agreement of Merger
Exhibit E – Form of Company’s Legal Opinion
Exhibit F – Form of Amended and Restated Articles of Incorporation

i

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 16, 2004 by and among WITNESS SYSTEMS, INC., a Delaware corporation (“Parent”), BARON ACQUISITION CORPORATION, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), BLUE PUMPKIN SOFTWARE, INC., a California corporation (the “Company”), and solely with respect to Article VIII and Article IX, LAURENCE R. HOOTNICK, as Shareholder Agent and The U.S. STOCK TRANSFER CORPORATION, as Depository Agent.

RECITALS

A.                                   The Boards of Directors of the Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the shareholders of their respective corporations that the Company be acquired by Parent through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.                                     As a result of the Merger, the outstanding shares of capital stock of the Company (“Company Capital Stock”) shall be converted into the right to receive a combination of cash and shares of common stock of Parent, $0.01 par value per share (“Parent Common Stock”), in the amounts and on the terms and subject to the conditions set forth herein.

C.                                     The Company, Merger Sub and Parent desire to make certain representations and warranties and other covenants and agreements in connection with the Merger.

D.                                    Concurrently with the execution and delivery of this Agreement and as an inducement to Parent to enter into this Agreement, (i) each of the directors and officers and certain shareholders of the Company have on the date hereof entered into and delivered to Parent support  agreements in the form of Exhibit A hereto agreeing to vote the shares of the Company Capital Stock owned by such persons to approve this Agreement and to approve the Merger and the other transactions contemplated hereby and against any competing proposals (the “Support Agreements”); (ii) certain persons who are Company shareholders and employees with significant responsibility for the business and goodwill of the Company have entered into and delivered to Parent protective agreements in substantially the form attached hereto as Exhibit B-1 and Exhibit B-2, providing for, among other matters, non-disclosure of trade secrets and confidential information, non-solicitation of customers and employees and non-competition with Parent or the Surviving Corporation (collectively, the “Protective Agreements”); and (iii) certain persons who are Company employees or consultants have entered into and delivered to Parent consulting agreements in substantially the form attached hereto as Exhibit C (the “Consulting Agreements”).

NOW, THEREFORE, in consideration of the premises, and the covenants, agreements and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and subject to the conditions set forth in this Agreement and in accordance with  the applicable provisions of the California Corporations Code (“California Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2                               Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place as soon as practicable, but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties hereto agree in writing (the “Closing Date”).  The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, or at such other location as the parties hereto agree in writing.  At the Closing: (i) Parent shall deliver to SunTrust Bank (or another financial institution designated by Parent and reasonably acceptable to the Company), acting as exchange agent in connection with the Merger (the “Exchange Agent”), the shares of Parent Common Stock issuable and the cash payable pursuant to Section 1.6 in exchange for shares of the Company Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Parent Common Stock and cash to be deposited into an escrow fund pursuant to the requirements of Article VIII and (ii) simultaneously therewith, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger in substantially the form annexed hereto as Exhibit D (the “California Agreement of Merger”), together with the required officers’ certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time that the California Agreement of Merger is accepted for filing by the Secretary of State of the State of California, or such later time as may be agreed to by Parent and the Company and set forth in such filing, being the “Effective Time”).

1.3                               Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the California Agreement of Merger and the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

1.4                               Certificate of Incorporation; Bylaws.

(a)                                  At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated so as to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Blue Pumpkin, Inc., and as so amended and restated such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving

Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

(b)                                 At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by California Law, the Amended and Restated Articles of Incorporation and such Bylaws.

1.5                               Directors and Officers.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6                               Merger Consideration and Management and Employee Carve-outs.

(a)                                  Conversion of Company Capital Stock.  At the Effective Time, on the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(e) and shares, if any, held by persons who have exercised dissenters’ rights in accordance with California Law and have not effectively withdrawn or lost such rights (through failure to perfect or otherwise) (“Dissenting Shares”)) shall be cancelled and extinguished and converted into the right to receive the consideration set forth below, subject to the provisions of Section 1.6(d), Section 1.7, and Article VIII:

(i)                             Each share of Series A Preferred Stock shall be converted into the right to receive a cash amount equal to the Series A Cash Amount and a fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio.

(ii)                          Each share of Series B Preferred Stock shall be converted into the right to receive a cash amount equal to the Series B Cash Amount and a fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio.

(iii)                       Each share of Series C Preferred Stock shall be converted into the right to receive a cash amount equal to the Series C Cash Amount and a fraction of a share of Parent Common Stock equal to the Series C Exchange Ratio.

(iv)                      Each share of Series D Preferred Stock shall be converted into the right to receive a cash amount equal to the Series D Cash Amount and a fraction of a share of Parent Common Stock equal to the Series D Exchange Ratio.

(v)                         Each share of Series E Preferred Stock shall be converted into the right to receive a cash amount equal to the Series E Cash Amount and a fraction of a share of Parent Common Stock equal to the Series E Exchange Ratio.

(vi)                      Each share of Series F Preferred Stock shall be converted into the right to receive a cash amount equal to the Series F Cash Amount and a fraction of a share of Parent Common Stock equal to the Series F Exchange Ratio.

(vii)                   Each share of Series G Preferred Stock shall be converted into the right to receive a cash amount equal to the Series G Cash Amount and a fraction of a share of Parent Common Stock equal to the Series G Exchange Ratio.

(viii)                Each share of Company Common Stock shall be converted into the right to receive a cash amount equal to the Common Cash Amount.

(b)                                 Management and Employee Carve-outs. At the Effective Time, Parent shall pay the Management Carve-out Cash Amount and the Employee Carve-out Cash Amount, and issue a number of shares of Parent Common Stock equal to the Management Carve-out Stock Number, to the persons to be named on a schedule ( Schedule 1.6(b) ) to be agreed upon by Parent and the Company, in each case in the amounts to be set forth opposite each such person’s name.  Parent and the Company shall use commercially reasonable efforts to agree upon such Schedule 1.6(b) no later than the earlier of fifteen (15) days after the date hereof or ten (10) days prior to the Closing Date.

(c)                                  For purposes of this Agreement:

(i)                             “Aggregate Cash Amount” means forty million dollars ($40,000,000), minus (A) the amount (if any) by which Net Cash at Closing is less than two million eight hundred thousand dollars ($2,800,000) and (B) the amount (if any) by which Transaction Costs exceed the sum of three million dollars ($3,000,000) (the amount of Permitted Expenses).

(ii)                          “Allocable Cash Amount” means the product of thirty-two million one hundred thousand dollars ($32,100,000) and a fraction, calculated to seven decimal places, the numerator of which shall be the Aggregate Cash Amount and the denominator of which shall be forty million dollars ($40,000,000).

(iii)                       “Net Cash at Closing” means unrestricted cash held in accounts of, and controlled by, the Company, minus indebtedness to third parties for borrowed money, adjusted (as provided in this Section 1.6(c)(ii)).  In calculating the Net Cash at Closing, (A) reasonable out-of-pocket Transaction Costs paid by the Company at the Closing which were incurred in connection with this Agreement and the transactions contemplated hereby shall be treated as unrestricted cash held and controlled by the Company; (B) Trade Payables that by their terms are more than fifteen (15) days past due shall be treated as having been paid by the Company and shall be deducted from (and shall not be counted as) unrestricted cash and (C) Trade Payables that are due on the Closing Date or between one (1) and fifteen (15) days (inclusive) past due shall be treated as having been paid by the Company and shall be deducted from net cash (and shall not be counted as unrestricted cash) to the extent the total amount of such payables exceeds one hundred fifty thousand dollars ($150,000).  For the avoidance of doubt, the first one hundred fifty thousand dollars ($150,000) of Trade Payables that are due on the Closing Date or between one (1) and fifteen (15) days (inclusive) past due shall be treated as current and shall not be deducted from unrestricted cash.  Notwithstanding the foregoing, in the event that any Trade Payable is reasonably validly disputed by the Company, the amount of such Trade Payable actually in dispute shall not be deducted from unrestricted cash.  “Trade Payables” means accounts payable other than for Transaction Costs in connection with this Agreement and the transactions contemplated hereby.

(iv)                      “Aggregate Share Number” means the quotient obtained from dividing thirty five million dollars ($35,000,000) by the Average Closing Price, rounded down to the nearest whole share; provided, that if the Aggregate Share Number as so calculated would be more than two million four hundred thousand (2,400,000), then the Aggregate Share Number shall be two million four hundred thousand (2,400,000) and if the Aggregate Share Number as so calculated would be less than two million one hundred thousand (2,100,000), then the Aggregate Share Number shall be two million one hundred thousand (2,100,000).

(v)                         “Average Closing Price” means the average closing price of Parent Common Stock, calculated to seven decimal places, on The Nasdaq National Market as reported in The Wall Street Journal (or, in the event of dispute between Parent and the Company as to the accuracy of the prices so reported, the Nasdaq website or another reasonably reliable source mutually acceptable to the parties) during the twenty (20) market trading days commencing on the twenty second (22nd) market trading day prior to the Closing Date and ending on (and including) the third (3rd) market trading day immediately prior to the Closing Date; provided, that if the Average Closing Price as so calculated would be more than $16.6666667, then the Average Closing Price shall be $16.6666667, and if the Average Closing Price as so calculated would be less than $14.5833333, then the Average Closing Price shall be $14.5833333, so that the Aggregate Share Number shall never be more than two million four hundred thousand (2,400,000) or less than two million one hundred thousand (2,100,000).

(vi)                      “Series A Percentage” means 0.0104313, which is the fraction, calculated to seven decimal places, obtained from dividing $334,843.18 by $32,100,000.

(vii)                   “Series A Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series A Percentage, divided by the number of shares of Series A Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(viii)                “Series A Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series A Percentage, divided by the number of shares of Series A Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(ix)                        “Series B Percentage” means 0.0177333, which is the fraction, calculated to seven decimal places, obtained from dividing $569,239.47 by $32,100,000.

(x)                           “Series B Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series B Percentage, divided by the number of shares of Series B Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xi)                        “Series B Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series B Percentage, divided by the number of shares of Series B Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xii)                     “Series C Percentage” means 0.0360194, which is the fraction, calculated to seven decimal places, obtained from dividing $1,156,222.46 by $32,100,000.

(xiii)                  “Series C Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series C Percentage, divided by the number of shares of Series C Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xiv)                 “Series C Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series C Percentage, divided by the number of shares of Series C Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xv)                    “Series D Percentage” means 0.0535983, which is the fraction, calculated to seven decimal places, obtained from dividing $1,720,506.01 by $32,100,000.

(xvi)                 “Series D Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series D Percentage, divided by the number of shares of Series D Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xvii)              “Series D Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series D Percentage, divided by the number of shares of Series D Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xviii)           “Series E Percentage” means 0.1172525, which is the fraction, calculated to seven decimal places, obtained from dividing $3,763,805.51 by $32,100,000.

(xix)                   “Series E Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series E Percentage, divided by the number of shares of Series E Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xx)                      “Series E Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series E Percentage, divided by the number of shares of Series E Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxi)                   “Series F Percentage” means 0.0332215, which is the fraction, calculated to seven decimal places, obtained from dividing $1,066,411.64 by $32,100,000.

(xxii)                “Series F Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series F Percentage, divided by the number of shares of Series F Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxiii)             “Series F Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series F Percentage, divided by the number of shares of Series F Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxiv)            “Series G Percentage” means 0.6035768, which is the fraction, calculated to seven decimal places, obtained from dividing $19,374,813.71 by $32,100,000.

(xxv)               “Series G Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Series G Percentage, divided by the number of shares of Series G Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxvi)            “Series G Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Aggregate Share Number and the Series G Percentage, divided by the number of shares of Series G Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxvii)         “Common Cash Percentage” means 0.1250000, which is the fraction, calculated to seven decimal places, obtained from dividing $5,000,000 by $40,000,000.

(xxviii)      “Common Cash Amount” means an amount equal to the product of the Aggregate Cash Amount and the Common Cash Percentage, divided by the number of shares of Company Common Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(xxix)              “Employee Carve-out Cash Percentage” means 0.0725000, which is the fraction, calculated to seven decimal places, obtained from dividing $2,900,000 by $40,000,000.

(xxx)                 “Employee Carve-out Cash Amount” means an amount equal to the product of the Aggregate Cash Amount and the Employee Carve-out Cash Percentage.

(xxxi)              “Management Carve-out Percentage” means 0.1281669, which is the fraction, calculated to seven decimal places, obtained from dividing $4,114,157.97 by $32,100,000.

(xxxii)           “Management Carve-out Cash Amount” means an amount equal to the product of the Allocable Cash Amount and the Management Carve-out Percentage.

(xxxiii)        “Management Carve-out Stock Number” means an amount equal to the product of the Aggregate Share Number and the Management Carve-out Percentage, rounded down to the nearest whole share.

(xxxiv)       As used in the foregoing clauses of Section 1.6(c) with respect to a specific class or series of Company Capital Stock, the phrase “issued and outstanding on a fully exercised, fully converted basis” includes all shares of such class or series actually issued and outstanding plus all shares that would be issued and outstanding upon exercise, in full, by net or cashless exercise (and not by cash exercise) of all “in-the-money” Company Stock Options, Company Warrants and other rights (including, for the avoidance of doubt, Non-Plan Options) to purchase shares of Company capital stock, plus all shares that would be issued and outstanding upon conversion, in full, of all Company convertible debt (if any).  For the avoidance of doubt, issued  and outstanding shares of Company Preferred Stock shall only be included in the shares of Company Preferred Stock and shall not also be counted on an “as converted basis” in any other calculation of shares “issued and outstanding on a fully exercised, fully converted basis”.

(d)                                 Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

(e)                                  Cancellation of Company Capital Stock Owned by the Company.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any consideration therefor.

(f)                                    Cancellation of Company Stock Plans.  At the Effective Time, all outstanding Company Stock Options and Non-Plan Options shall be cancelled without any payment or consideration and be of no further force or effect.

(g)                                 Assumption of Company Warrants.  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume all Company Warrants that have not theretofore expired or been cancelled or exercised, with the result that all obligations of the Company under the Company Warrants shall be obligations of Parent following the Effective Time; except that following the Effective Time, each outstanding Company Warrant shall no longer be exercisable for shares of Company Capital Stock, but shall be exercisable solely for the type and amount of consideration into which the shares of Company Capital Stock subject to such Company Warrant shall have been converted pursuant to this Agreement, in each case upon compliance with the terms thereof (including payment to Parent or the Company of the exercise price thereunder) and the applicable terms of this Agreement.

(h)                                 Adjustments to Aggregate Share Number, Average Closing Price and Exchange Ratios.  The Aggregate Share Number, Average Closing Price and per share Exchange Ratios and Cash Amounts shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.  Notwithstanding any provision of this Agreement that may be construed to contrary effect, no adjustment to the Aggregate Cash Amount, the Allocable Cash Amount, the Aggregate Share Number or any Exchange Ratio or Cash Amount shall be made in the event or in respect of any cash exercise of any Company Stock Option, Company warrant or other right to purchase Company Capital Stock or the cancellation of any Company convertible debt.

(i)                                     Conversion of Merger Sub Capital Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(j)                                     Dissenters’ Rights.  Any Dissenting Shares shall not be converted into the right to receive the number of shares of Parent Common Stock and the cash amount which such shareholder would otherwise be entitled to receive under this Section 1.6, less the number of shares and amount of cash allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) pursuant to Section 1.7(a) and Article VIII, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable California Law.  Except with the prior written consent of Parent, or as required by applicable California Law, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Shareholder”) who, pursuant to the provisions of applicable Law, becomes entitled to payment of the “fair market value” for his, her or its shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Company Capital Stock, the number of shares of Parent Common Stock and the cash amount which such shareholder would otherwise be entitled to receive under this Section 1.6, less the number of shares and amount of cash allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) pursuant to Section 1.7(a) and Article VIII.

1.7                               Surrender of Certificates.

(a)                                  Exchange Procedures.  Promptly after (and in no event more than three (3) Business Days after) the Effective Time, Parent shall cause to be mailed to each holder of record of shares of Company Capital Stock that were converted into the right to receive cash and/or shares of Parent Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing outstanding shares of Company Capital Stock (each, a “Company Certificate”) shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form as Parent and Company shall reasonably agree prior to Closing) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash.  Upon surrender of Company Certificates to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificates shall be entitled to receive promptly in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and the amount of cash to which such holder is entitled pursuant to Section 1.6, less the number of shares of Parent Common Stock and cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article VIII, and the Company Certificate so surrendered shall forthwith be cancelled.  Parent and the Exchange Agent shall be entitled to deduct and withhold any amounts payable pursuant to this Agreement to, or in respect of, the holders of Company Capital Stock and the persons listed on Schedule 1.6(b) any withholding Taxes and such other amounts as are required under the Code, or any applicable provision of state, local, or foreign Tax law.  Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock or the persons listed on Schedule 1.6(b), as applicable, in respect of which such deduction and withholding was made.  Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented one or more shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive that number of full shares of Parent Common Stock issuable in exchange for such shares of Company Capital Stock and that portion of the Aggregate Cash Amount or Allocable Cash Amount payable in respect of such shares of Company Capital Stock pursuant to Section 1.6.  On the Closing Date, and subject to and in accordance with the provisions of Article VIII, Parent shall cause to be distributed to the Depository Agent (i) ten percent (10%) of the Aggregate Cash Amount (the “Escrow Cash”), (ii) a certificate or certificates representing ten percent (10%) of Aggregate Share Number (the “Escrow Shares”), all of which shall be registered in the name of the Depository Agent as nominee for the Company’s shareholders otherwise entitled to such shares.  The shares and cash distributed to the Depository Agent shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Parent for certain Losses as provided in Article VIII.  To the extent not used to compensate Parent for such Losses, such shares and cash shall be released to the holders, all as provided in Article VIII.

(b)                                 Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate.  Subject to applicable Law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the first sentence of this Section 1.7(b)) with respect to such shares of Parent Common Stock.

(c)                                  Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued, or any cash is to be paid, in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered has been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock (or the payment of cash) in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by Parent that such tax has been paid or is not payable.

(d)                                 Dissenting Shares.  The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Parent Common Stock and the cash amount which such holder is entitled to receive pursuant to Section 1.6.

1.8                               No Further Ownership Rights in Company Capital Stock.  All shares of Parent Common Stock issued, and all cash paid, upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

1.9                               Lost, Stolen or Destroyed Certificates.  In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and to indemnify and hold harmless Parent from and against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their directors, officers, employees, affiliates or agents with respect to Company Certificates alleged to have been lost, stolen or destroyed.

1.10                        Closing Financial Statements; Calculation of Aggregate Cash Amount.  At least three (3) business days before the Closing, the Company shall deliver to Parent a statement setting forth (i) the Company’s best estimate of the amount of cash that the Company will have as of the close of business on the Closing Date (the “Estimated Cash at Closing”), the accounts in which such cash is held, and copies of the most recent available accounts statements for those accounts, (iii) a list of the Trade Payables that the Company expects will be outstanding as of the close of business on the Closing Date (the “Estimated Closing Payables”), specifying the amount, payee and general nature of each payable and the date when each payable by its terms is or will be due, (iv) a list of the Trade Payables  that the Company disputes or expects to dispute prior to the Closing, the exact amount of each such Trade Payable that is in dispute and the basis for such dispute (the “Disputed Payables”), (v) a schedule of the Company’s indebtedness to third parties for borrowed money as of such date and its estimated indebtedness to third parties for borrowed money as of the Closing Date (the “Estimated Closing Indebtedness”), (vi) Net Cash at Closing calculated based upon Estimated Cash at Closing, Estimated Closing Payables, Disputed Payables and Estimated Closing Indebtedness, (vii) a summary of all Transaction Costs together with such supporting documentation as Parent may reasonably  request, in such a manner as to permit the calculation and confirmation of the amount of Permitted Expenses and the amount of any excess Transaction Costs (the “Estimated Transaction Costs”) and (viii) a certificate of the chief executive officer and chief financial officer of the Company certifying that (A) the statements of Estimated Cash at Closing, Estimated Closing Payables, Disputed Payables, Estimated Closing Indebtedness, Net Cash at Closing and Estimated Transaction Costs were prepared reasonably and in good faith and represent the Company’s best estimates of the amounts required to be set forth therein, and (B) the Company has a reasonably valid basis for disputing the Disputed Payables.  If prior to the Closing Parent disputes the Estimated Closing Balance Sheet, the Estimated Cash at Closing, the Estimated Closing Payables, the Preliminary Disputed Payables, the Estimated Closing Indebtedness or the Estimated Transaction Costs, the chief financial officers of the Company and Parent shall promptly meet and seek in good faith to resolve the dispute.  On the Closing Date, the Company shall deliver to Parent (x) final statements of Cash at Closing, Closing Payables, Disputed Payables, Closing Indebtedness, Net Cash at Closing and Transaction Costs, and (y) a certificate from the chief executive officer and chief financial officer of the Company certifying that such final statements of Cash at Closing, Closing Payables, Disputed Payables, Closing Indebtedness, Net Cash at Closing and Transaction Costs are true and correct in all material respects and that the amount of Transaction Costs in connection with this Agreement and the transactions contemplated hereby does not exceed the amount of Permitted Expenses (the “Net Cash Closing Certificate”).  The Net Cash Closing Certificate (and shall be deemed a representation and warranty of the Company for purposes of Article VIII of this Agreement) that the actual Net Cash at Closing equals the amount set forth in such certificate and that actual Transaction Costs in connection with this Agreement and the transaction contemplated hereby do not exceed the amount of Permitted Expenses.  If the actual Net Cash at Closing is less than the amount set forth in the Net Cash at Closing Certificate, Parent shall be entitled to recover the shortfall, and if the actual Transaction Costs in connection with this Agreement and the transactions contemplated hereby exceed the amount of Permitted Expenses, Parent shall be entitled to recover the excess, in each case out of the Escrow Fund on a dollar-for-dollar “first dollar” basis, without respect to the Basket Amount otherwise provided by Article VIII.

1.11                        Taking of Necessary Action; Further Action.  At any time after the Effective Time, the officers and directors of Merger Sub, the Company and the Surviving Corporation shall take such further action as may be requested by Parent which is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule of even date herewith, delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) to the applicable provisions of this Article II (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that each of the statements in this Article II is true, correct and complete; provided, that disclosure in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed with respect to another section or subsection of this Article II if the application of such disclosure is reasonably apparent from the face of such disclosure that such information is applicable to such other section or subsection to a reader without any additional knowledge of the Company or the subject matter of such section or subsection.

2.1                               Organization, Standing and Power; Subsidiaries.

(a)                                  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power (corporate or otherwise) and authority to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where it is required by Law to be so qualified and in good standing, except for such failures to be so qualified and in good standing that would not have a Company Material Adverse Effect.  The Company has made available to Parent a true, correct and complete copy of the Articles of Incorporation and Bylaws and other charter documents, as applicable, of the Company and its Subsidiaries, each as amended to date.  Each of the Company and its Subsidiaries is not in violation of any of the provisions of their Articles of Incorporation or Bylaws or other charter documents as applicable.

(b)                                 The Company does not own and never has owned directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, other business association or entity or trust.

2.2                               Capital Structure.

(a)                                  As of December 16, 2004, the authorized capital stock of the Company consists only of 52,500,000 shares of Common Stock, no par value per share (the “Company Common Stock”), of which 10,546,227 shares are issued and outstanding, and 22,562,791 shares of Preferred Stock, no par value per share (the “Company Preferred Stock”), of which (i) 1,600,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”), 1,599,856 of which are issued and outstanding, (ii) 1,500,000 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”), 1,500,000 of which are issued and outstanding, (iii) 3,000,000 shares are designated as Series C Preferred Stock (the “Series C Preferred Stock”), 2,916,224 of which are issued and outstanding, (iv) 3,500,000 shares are designated as Series D Preferred Stock (the “Series D Preferred Stock”), 3,135,888 of which are issued and outstanding and (v) 4,200,000 shares are designated as Series E Preferred Stock (the “Series E Preferred Stock”), 4,103,968 of which are issued and outstanding (vi) 1,162,791 shares are designated as Series F Preferred Stock (the “Series F Preferred Stock”), 1,162,791 of which are issued and outstanding, (vii) 7,600,000 shares are designated as Series G Preferred Stock (the “Series G Preferred Stock”), 7,455,829 of which are issued and outstanding.  The Company has reserved 22,398,600 shares of Company Common Stock for issuance upon conversion of the outstanding shares of Company Preferred Stock. The Company has reserved 3,991,731 shares of Company Common Stock for issuance under the Company’s 1997 Equity Incentive Plan (the “1997 Equity Incentive Plan”), 2,650,001 of which have been issued pursuant to the exercise of options granted under the 1997 Equity Incentive Plan, 1,341,730 of which are subject to outstanding options granted under the 1997 Equity Incentive Plan and none of which remain available for issuance under the 1997 Equity Incentive Plan.  The Company has reserved 3,854,140 shares of Company Common Stock for issuance under the Company’s 2001 Stock Option Plan (the “2001 Stock Option Plan”), 92,974 of which have been issued pursuant to the exercise of options granted under the 2001 Stock Option Plan, 2,418,028 of which are subject to outstanding options granted under the 2001 Stock Option Plan and 1,343,138 of which remain available for issuance under the 2001 Stock Option Plan.  The Company has reserved 95,000 shares of Company Common Stock for issuance under the Company’s Coleman Consulting Group 1998 Stock Option Plan (the “Coleman 1998 Plan,” and together with the 1997 Equity Incentive Plan and the 2001 Stock Option Plan, the “Company Stock Option Plans”, and the options granted pursuant to the Company Stock Option Plans, the “Company Stock Options”), none of which have been issued pursuant to the exercise of options granted under the Coleman 1998 Plan, 95,000 of which are subject to outstanding options granted under the Coleman 1998 Plan and none of which remain available for issuance under the Coleman 1998 Plan.  The Company has issued options to purchase 2,292,121 shares outside of the Company Stock Option Plans (the “Non-Plan Options”), 892,059 shares of which have been issued pursuant to the exercise of such Non-Plan Options, none of which Non-Plan Options have expired, and 1,400,062 shares of which are subject to outstanding Non-Plan Options.  The Company has issued warrants to purchase a total of 719,396 shares of Company Common Stock (“Company Common Warrants”) and has reserved 719,396 shares of Company Common Stock for issuance upon the exercise of such Company Common Warrants.  The Company has issued warrants to purchase a total of 77,720 shares of Series G Preferred Stock (the “Company Series G Warrants”, and together with the Company Common Warrants, the “Company Warrants”) and has reserved 797,116 shares of Series G Preferred Stock for issuance upon the exercise of the Company Series G Warrants.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws.  No shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance (other than those shares reserved for issuance upon the conversion of Company Preferred Stock, exercise of Company Options and exercise of Company Warrants).

(b)                                 Section 2.2(b) of the Company Disclosure Schedule lists the name and state of residence of each holder of Company Common Stock, each holder of Company Preferred Stock and each holder of Company Warrants and includes the number of shares and class of Company Common Stock and/or Company Preferred Stock held by such holder or issuable to such holder upon exercise of the Company Warrants.

(c)                                  There is no Company Common Stock or Company Preferred Stock that is subject to forfeiture or a repurchase option on the part of the Company or subject to vesting (including such vesting that may be accelerated in connection with Merger or the other transactions contemplated by this Agreement).

(d)                                 Section 2.2(d) of the Company Disclosure Schedule sets forth a list of all outstanding (i) Company Stock Options and Company Warrants, (ii) Company Restricted Stock, (iii) Contracts providing for the exercise by the Company of its Repurchase Options with respect to Company Restricted Stock and (iv) subscriptions, Contracts and other commitments that may require the Company to issue any Company Capital Stock, Company Stock Options, or Company Warrant, or any other right or option with respect to any security of or equity interest in the Company.  With respect to each Company Stock Option, Company Warrant or share of Company Restricted Stock and each Contract to issue any right, warrant, option or any other equity security with respect to the Company (including any Contract convertible into or evidencing the right to purchase or subscribe for Company Capital Stock), Section 2.2(d) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).  All of the Company Stock Options, Company Warrants and Company Restricted Stock were issued in compliance with all applicable federal, state and foreign securities Laws.

(e)                                  There are no preemptive rights created by the Articles of Incorporation or Bylaws of the Company, or any Contract to which the Company is a party or by which it is bound and there are no Contracts to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Capital Stock.

(f)                                    No consent or approval of any holder of Company Stock Options is required to effect the cancellation of the Company Stock Options contemplated hereby.

(g)                                 Except for the Support Agreements, there are no Contracts, commitments or agreements relating to voting, purchase or sale of Company Capital stock (i) between or among the Company and any of its shareholders or option holders or (ii) to the Knowledge of the Company, between or among any of the Company’s shareholders or option holders.  The terms of the Company Stock Option Plans and the applicable stock option agreements permit the cancellation of options, as provided in this Agreement, without the consent or approval of the holders of such securities, Company shareholders, or otherwise.  True and complete forms of all agreements and instruments relating to or issued under the Company Stock Option Plans have been provided to Parent or its counsel and such forms of agreements and instruments have not been amended, modified or supplemented in any material respect, and there are no agreements to amend, modify or supplement in any material respect such form agreements or instruments in any case from the form provided to Parent or its counsel.

2.3                               Authority; No Conflicts.

(a)                                  Subject to the requisite approval of the Merger by its shareholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the California Agreement of Merger and the approval of the Merger by the Company’s shareholders as contemplated by Section 5.2.  This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and/or the other parties hereto, as applicable, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, each as amended, (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit, or increased, additional, accelerated or guaranteed rights or entitlements of any person, under any material Contract, or material Permit to which the Company, or any of its Subsidiaries is a party or by which any of the Assets and Properties of the Company or any of its Subsidiaries are bound; or (iii) conflict with or result in any violation or breach of any Law or Order of any court, Governmental Body or arbitrator applicable to the Company or any of its Subsidiaries or any of their Assets and Properties.

(b)                                 No consent, waiver, approval, Order  Permit or authorization of, or registration, declaration or filing with, any person or Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the California Agreement of Merger, together with the required officers’ certificates, as provided in Section 1.2; (ii) any filings required under applicable state securities Laws and the securities Laws of any foreign country, (iii) filings required under the HSR Act; and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, registrations, declarations or filings which, if not obtained or made, would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to prevent or materially delay the completion of the Merger or the payment of the consideration therefor.

2.4                               Financial Statements.

(a)                                  The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of May 31, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the year ended May 31, 2004 and the seventeen-month period ended May 31, 2003, including the related notes and schedules thereto (the “Audited Company Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of November 30, 2004, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the six month period then ended including the notes and related schedules thereto, as applicable (the “Interim Company Financials Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”).  Each of the Company Financial Statements is complete and correct in all material respects as of the date of, or for the period presented in, such Company Financial Statements, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented (except, with respect to the Audited Company Financial Statements, as may be indicated in the notes thereto and, with respect to the Interim Company Financial Statements, subject to normal, year-end audit adjustments and the absence of footnote disclosure and other presentation items that may be required by GAAP), and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated. For the purposes hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2004 is referred to as the “Company Balance Sheet” and May 31, 2004 is referred to as the “Company Balance Sheet Date.”

(b)                                 The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company Balance Sheet.  Neither the Company nor any of its Subsidiaries (nor any current or former employee, consultant or director of the Company or any of its Subsidiaries) nor any of the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, or director of the Company or any of its Subsidiaries who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

2.5                               Absence of Certain Changes.  Since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted its business in the ordinary course consistent with past practice and there has not occurred:

(a)                                  any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Company Material Adverse Effect;

(b)                                 any acquisition, sale or transfer of any asset that is material to the Company and its Subsidiaries (taking the Company together with its Subsidiaries as a whole);

(c)                                  any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries or any revaluation by the Company or any of its Subsidiaries of any of their Assets and Properties;

(d)                                 any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock, except repurchases of its capital stock pursuant to agreements with Company’s employees and consultants in effect as of November 19, 2004;

(e)                                  any amendment or change to the Articles of Incorporation or Bylaws of Company or the comparable governing documents of any of its Subsidiaries;

(f)                                    any increase in or modification of the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their directors, employees or consultants other than periodic adjustments with respect to non-officer employees in connection with performance reviews in the ordinary course of business consistent with past practice; or

(g)                                 any commitment, agreement or board of directors or shareholder resolution by the Company or any of its Subsidiaries to do any of the things described in any of the preceding clauses of this Section 2.5.

2.6                               Absence of Undisclosed Liabilities.  The Company has no material Liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Company Balance Sheet and (ii) those incurred since the Company Balance Sheet Date in the ordinary course of business or not required to be set forth in the Company Balance Sheet under GAAP which individually and in the aggregate are not material in nature or amount.

2.7                               Litigation.  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, against any of the officers, directors or key employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company or any of its Subsidiaries), or to which the Company or any of its Subsidiaries is otherwise a party, before any Governmental Entity.  There is no outstanding Order against the Company or any of its Subsidiaries..  Neither the Company nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by the Company or any of its Subsidiaries.

2.8                               Restrictions on Business Activities.  There is no Contract or Order binding upon the Company or any of its Subsidiaries or any of their respective Assets and Properties which has, or would reasonably be expected to have the effect of prohibiting, limiting or impairing the conduct of business by the Company or any of its Subsidiaries as currently conducted.

2.9                               Title to Property.  The Company and its Subsidiaries have good title to all of the tangible Assets and Properties (real and personal, excluding Intellectual Property) reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except Assets and Properties sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), and have valid leasehold interests in all leased Assets and Properties, in each case free and clear of all Liens of any kind or character, except for Permitted Encumbrances.  The Assets and Properties material to the operations of the business of the Company and its Subsidiaries are in reasonable operating condition and repair, reasonable wear and tear excepted.  All Assets and Properties used in the operations of the Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent required by GAAP to be reflected.  Section 2.9 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company or any of its Subsidiaries.

2.10                        Intellectual Property.

(a)                                  For the purposes of this Agreement, the following terms have the meanings set forth below:

(i)                             “Intellectual Property” means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes and (viii) all instantiations of the foregoing in any form and embodied in any media.

(ii)                          “Intellectual Property Rights” means any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto (“Copyrights”); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore (“URLs”) ; all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); and (v) any similar, corresponding or equivalent rights to any of the foregoing.

(iii)                       “Company Intellectual Property” means any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to the Company or any of its Subsidiaries.

(iv)                      “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(v)                         “Company Product” means any product or service offering of the Company or any of its Subsidiaries being marketed, sold or licensed by the Company or any of its Subsidiaries.

(b)                                 Section 2.10(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by the Company or any of its Subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions as of the date hereof which the Company or any of its Subsidiaries is a party before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property Right.

(c)                                  The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property which are Registered Intellectual Property Rights invalid or unenforceable or would reasonably be expected to adversely affect any pending application for any Company Registered Intellectual Property Right and neither the Company nor any of its Subsidiaries has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

(d)                                 Each material item of Company Registered Intellectual Property Rights is valid and subsisting.  As of the date hereof, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights except where the Company exercised its reasonable business judgment not to maintain such Company Registered Intellectual Property Rights (such abandoned Company Registered Intellectual Property Rights are listed on Schedule 2.10(d) of the Company Disclosure Schedule). There are no actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company or any of its Subsidiaries has acquired ownership of any material Registered Intellectual Property Rights from any person, the Company or such Subsidiary has obtained an assignment and transfer of all rights in such Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations with respect to Registered Intellectual Property Rights acquired by the Company or any of its Subsidiaries, the Company or such Subsidiary has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Neither the Company nor any of its Subsidiaries has claimed a particular status, including “Small Business Status,” in the application for any

Intellectual Property Rights, which claim of status was at the time made inaccurate in any material respect.

(e)                                  Each material item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.10(b) of the Company Disclosure Schedule is free and clear of any Liens.  The Company or one or more of its Subsidiaries is the exclusive owner, or has acquired the necessary licenses to use, of all material Trademarks used as trademarks of the Company in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries under such Trademarks. The Company or one or more of its Subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all material Copyrighted works that are included or incorporated into Company Products or which the Company or any of its Subsidiaries otherwise purports to own.

(f)                                    The Company has not transferred ownership of or granted any exclusive license of or exclusive right to use or authorized the retention of any exclusive rights to use or joint ownership of any Company Intellectual Property, to any other person.

(g)                                 To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or such Subsidiary has paid any consideration of any kind, the Company or one or more of its Subsidiaries has obtained ownership of, and is the exclusive owner of, or has obtained the appropriate license with respect to, all such Company Intellectual Property and associated Intellectual Property Rights pursuant to a Contract, by operation of Law or by assignment.

(h)                                 Other than: (i) inbound “shrink-wrap” and generally available commercial, binary code, end-user licenses, (ii) non-disclosure and customer agreements entered into in the ordinary course of business of the Company and its Subsidiaries, and (iii) reseller, distributor, OEM, VAR and similar agreements substantially in the Company’s form of agreement, the Contracts listed in Section 2.10(h) of the Company Disclosure Schedule include all Contracts under which the Company or any of its Subsidiaries (A) grants any rights to a third party with respect to any Company Intellectual Property or (B) is granted any rights with respect to any third party Intellectual Property Right.  All such Contracts are in full force and effect and the consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination or suspension of such Contracts.  Neither the Company nor any of its Subsidiaries is in breach of any material provision of, and neither the Company nor any of its Subsidiaries has failed to perform in any material respect under, any of the foregoing Contracts, licenses or agreements and, to the Knowledge of the Company, no other party to any such Contract, license or agreement is in breach thereof or has failed to perform thereunder.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all of rights of the Company and its Subsidiaries under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay.

(i)                                     There are no Contracts between the Company or any of its Subsidiaries and any other person with respect to material Company Intellectual Property under which there is any material dispute as of the date hereof regarding the rights and obligations specified in such Contracts, or performance under such Contracts including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(j)                                     No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property that is incorporated into any Company Product.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(k)                                  The operation of the business of the Company and its Subsidiaries as it currently is conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology or services in their current form that are under development by the Company or any of its Subsidiaries) does not infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company Products are sold.  Neither the Company nor any of its Subsidiaries has received notice from any person directing the Company or any of its Subsidiaries to review or consider the applicability of such person’s Intellectual Property Rights to the business and/or Intellectual Property Rights or claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of such person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is there any reasonable basis therefor).

(l)                                     To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

(m)                               No Company Intellectual Property Right is subject to any proceeding or outstanding Order, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or which would reasonably be expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

(n)                                 The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in confidential information and trade secrets of the Company and its Subsidiaries that are material to the business of the Company (and the rights of other persons therein to the extent required in connection with the disclosure of such confidential information or trade secrets to the Company or any of its Subsidiaries).  Without limiting the foregoing, the Company and each of its Subsidiaries has, and enforces, a policy requiring each employee, consultant and contractor that is involved in the development or creation of any material Company Intellectual Property to execute proprietary information, confidentiality and assignment Contracts substantially in one of the forms provided to Parent and all current and former employees, consultants and contractors of the Company and its Subsidiaries have executed such Contract.

(o)                                 Neither this Agreement nor the Merger will result in, under any Contract to which the Company or its Subsidiaries is a party as of the date hereof: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property; or (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other material restriction on the operation of their respective businesses.

(p)                                 Section 2.10(p) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is required to deposit, with an escrow holder or any other party, any Company Source Code (as defined below).  No event (including the execution of this Agreement, the Ancillary Agreements or the consummation of the Merger) has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries or any escrow holder acting on the Company’s or any of its Subsidiaries’ behalf to any third party of any Company Source Code.  As used in this Section 2.10(p) “Company Source Code” means any material portion of the software source code or any material proprietary information or algorithm contained in the computer code of any Company Product which is not readily apparent from such Company Product.

(q)                                 No Public Software (as defined below) is incorporated in whole or in part, into any Company Product such that Company is obligated to distribute such Company Product under the terms of the license governing such Public Software.  As used in this Section 2.10(q), “Public Software” means any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), The Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the BSD License, the Apache License, the XML Soap Library, MIT/X or the Thai Open License.

2.11                        Environmental Matters.

(a)                                  The operations of the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws.

(b)                                 Neither the Company nor any of its Subsidiaries is the subject of any outstanding written Order or Contract with a Governmental Entity arising under Environmental Laws.

(c)                                  To the Knowledge of the Company, no claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law or Environmental Permit, or have any material Liability under any Environmental Law.

(d)                                 To the Knowledge of the Company, no fact, circumstance or condition exists with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring unbudgeted Environmental Costs and Liabilities.

(e)                                  To the Knowledge of the Company, no investigation of the business or operations of the Company or any of its Subsidiaries or any property currently or previously owned, operated, occupied or leased by the Company or any of its Subsidiaries is pending or threatened which would reasonably be expected to lead to the imposition of any material Environmental Costs and Liabilities or Liens under Environmental Law.

(f)                                    To the Knowledge of the Company, no (i) underground storage tank, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls is located at any of the properties owned, operated, occupied or leased by the Company or any of its Subsidiaries.

(g)                                 The Company has provided to the Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed for or on behalf of the Company with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

2.12                        Taxes.

(a)                                  All income, corporate franchise and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) no such Tax Return was prepared in a manner that could subject the Company or any of its Subsidiaries to any accuracy-related penalty under Section 6662 of the Code (or any similar provision of Law); (iii) all Taxes payable by or on behalf of Company or any of its Subsidiaries or in respect of their respective income, Assets and Properties or operations have been fully and timely paid  or fully accrued on the income statement included in the Company Financial Statements; and (iv) neither the Company nor any of its Subsidiaries have executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)                                 The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c)                                  Complete copies have been made available to Parent of (i) all income and franchise and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods since 1998 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries or their respective income, Assets and Properties or operations.

(d)                                 No issue has been raised in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return that it is or may be subject to Taxation by, or required to file any Tax Return in, that jurisdiction

(e)                                  All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.  No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)                                    Neither the Company nor any of its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries or has received written notice that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law with respect to the Company or any of its Subsidiaries, or (iii) requested any extension of time within which to file any Tax Return of the Company or any of its Subsidiaries, which Tax Return has since not been filed.

(g)                                 Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(h)                                 No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(i)                                     None of the assets of the Company was held or used by a “related party” as defined in Section 197 of the Code on or before August 10, 1993.

(j)                                     Neither the Company nor any of its Subsidiaries is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(k)                                  Neither the Company nor any of its Subsidiaries have made any payments, is obligated to make any payments, or is a party to any Contract, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof) with respect to the Merger or that would not be deductible by reason of Section 162(m) of the Code.

(l)                                     Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(m)                               Neither the Company nor any of its Subsidiaries is or has ever been included (or includible) in any consolidated, combined, unitary or affiliated group of corporations for any Tax purpose, except between or among the Company or any Subsidiary of the Company.

(n)                                 There are no liens as a result of any unpaid Taxes upon any of the Assets and Properties of the Company or any its’ Subsidiaries.

(o)                                 None of the Company’s Subsidiaries that is a “controlled foreign corporation” within the meaning of Section 957 of the Code has any investment in “United States property” within the meaning of Section 956 of the Code.

(p)                                 Neither the Company nor any of its domestic Subsidiaries have a permanent establishment in any country other than the United States, nor is any of them subject to Tax in a jurisdiction outside the United States.

(q)                                 Neither the Company nor any of its Subsidiaries have, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or has been requested to do so in connection with any transactions or proposed transactions.

(r)                                    The Company is not subject to any gain recognition agreement under Section 367 of the Code.

2.13                        Employee Benefit Plans.

(a)                                  Section 2.13(a) of the Company Disclosure Schedule contains a list as of a date specified thereon, of all employees of the Company and its Subsidiaries, and correctly reflects their salaries, their target annual bonus, if any, and their positions.

(b)                                 Section 2.13(b) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of ERISA and all employment, consulting or other individual compensation agreements, and all bonus or other incentive, equity or equity-based compensation, stock purchase, deferred compensation, retention, change in control, severance, sick leave, vacation pay, salary continuation, disability, health, life insurance, and educational assistance plans, policies or agreements which the Company or any of its Subsidiaries maintains, contributes or is required to contribute for the benefit of any current or former employees, consultants or directors of Company or any Subsidiary (the “Employees”) and with respect to which Company or any Subsidiary has or may have any liability or obligation contingent or otherwise (the “Employee Benefit Plans”).

(c)                                  Current and complete copies of the following documents, with respect to each of the Employee Benefit Plans have been made available to Parent by the Company, to the extent applicable: (i) all documents embodying each Employee Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts or other funding arrangements; (ii) the most recent annual actuarial valuations; (iii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto); (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA; and (v) the most recent IRS determination letter.

(d)                                 None of the Employee Benefit Plans is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA or (iii) a “multiple employer plan” as described in Section 4063 of ERISA.

(e)                                  Each of the Employee Benefit Plans and related trusts intended to qualify under Section 401 and Section 501 of the Code so qualifies.  All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been or will be timely made.

(f)                                    There are no pending Legal Proceedings which have been asserted or instituted relating to any of the Employee Benefit Plans or the assets of any such plans, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.  There are no audits, inquiries or proceedings pending or, to the Knowledge of Company or any ERISA Affiliates, threatened by the IRS or U.S. Department of Labor, or any other Governmental Entity with respect to any Employee Benefit Plans.

(g)                                 Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable under any Employee Benefit

Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits other than as required by applicable Law.

(i)                                     Any individual who performs services for the Company or any of its Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.

2.14                        Employee Matters.

(a)                                  The Company and its Subsidiaries are in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any material respect in any unfair labor practice.  The Company and its Subsidiaries have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  The Company and its Subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability.  There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which are the subject of or could reasonably be expected to result in a Legal Proceeding.  No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened or anticipated.  To the Knowledge of the Company, no any activities or proceedings of any labor union are underway, planned or threatened to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or anticipated relating to any labor, safety or discrimination matters involving any Employee.  Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees.

(b)                                 To the Knowledge of the Company, no current Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any person) that would reasonably be expected to have an adverse effect on (A) the performance by such Employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries in all material respects, or (B) the business or operations of the Company or any of its Subsidiaries in all material respects.

2.15                        Interested Party Transactions.  No director, officer, employee, consultant or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) has borrowed any money from or has any outstanding indebtedness or other similar obligations to the Company, and no such person is indebted to the Company.  None of the Company or of its Subsidiaries or any of their respective officers or directors, or to the Knowledge of the Company, any employees or Affiliates of the Company or its Subsidiaries (i) owns any direct or indirect interest of any kind in (other than any interest in less than two percent (2%) of the stock of any corporation whose stock is publicly traded), or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of (other than any interest in less than two percent (2%) of the stock of any corporation whose stock is publicly traded), any person which is (A) a competitor listed in Schedule 2.15 or (B) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

2.16                        Insurance.  Section 2.16 of the Company Disclosure Schedule lists all insurance policies and all fidelity bonds held by or applicable to the Company or any its Subsidiaries as of the date hereof setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.  With respect to each such policy, to the Knowledge of the Company, the policy is in full force and effect.  The insurance coverage provided by the policies listed in Section 2.16 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement.

2.17                        Compliance With Laws.

(a)                                  The Company and its Subsidiaries are in compliance in all material respects with all Laws applicable to their respective operations or Assets and Properties.  Neither the Company nor any of its Subsidiaries has received any written or other notice of or been charged with the violation of any Law.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the violation of any Law.

(b)                                 Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries have conducted their respective export transactions in accordance in all material respects with all applicable provisions of United States and any other applicable export control Laws, including the Export Administration Act and implementing Export Administration Regulations; (ii) the Company has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States; (iii) the Company and its Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses and other approvals; (iv) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (v) no consents or approvals for the transfer of export licenses to Merger Sub, the Surviving Corporation or Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

(c)                                  Section 2.17(c) of the Company Disclosure Schedule lists all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted.  The Company and its Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted.  Neither the Company nor any of its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any such Permit to which it is a party, to which it is subject or by which its Assets and Properties are bound, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.18                        Material Contracts.  Section 2.18(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):

(i)                             any distributor, sales, reseller, advertising, agency or manufacturer’s representative Contract involving consideration of one hundred fifty thousand dollars ($150,000) individually or five hundred thousand dollars ($500,000) in the aggregate;

(ii)                          any Contract pursuant to which any other party is granted exclusive marketing, distribution, reseller or other exclusive rights of any type or scope (including exclusivity by product, technology, territory, customers or otherwise) with respect to any Company Intellectual Property or Company Products;

(iii)                       any Contracts for joint ventures, strategic alliances or partnerships;

(iv)                      any Contract relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property (other than (a) inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses and (b) non-disclosure and customer agreements entered into in the ordinary course of business of the Company and its Subsidiaries);

(v)                         any lease for real property;

(vi)                      any Contract that obligates the Company or any of its Subsidiaries to pay royalties on the sale or license of any Company Product;

(vii)                   any continuing Contract for the purchase of materials, supplies, equipment or services including any Contract for investment banking services, including all amendments thereto involving consideration of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

(viii)                any Contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement involving consideration of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

(ix)                        any trust indenture, mortgage, promissory note, loan  or credit agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(x)                           any Contract for capital expenditures involving consideration of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

(xi)                        any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete or to develop or distribute any technology or equipment;

(xii)                     any Contract pursuant to which the Company of any of its Subsidiaries is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal properties involving consideration of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

(xiii)                  any agreement of guarantee, support, indemnification (other than warranty claims in the ordinary course of business which are not material in amount), assumption or endorsement of, or any similar commitment with respect to, the Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other person;

(xiv)                 any employment or consulting agreement or arrangement or other agreement or arrangement that provides for severance or change of control payments; or

(xv)                    any other Contract or License that is material to the Company or any of its Subsidiaries.

(b)                                 The Company and its Subsidiaries have performed or is performing all material obligations required to be performed by it and is entitled to all material benefits under each, and is not alleged to be in material default of, any Material Contract.  Each of the Material Contracts is in full force and effect and has not been amended, and there exists no material or uncurable default or event of default and is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.  There is no event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material or uncurable default or event of default under any Material Contract.  True, correct and complete copies of all Material Contracts have been provided to Parent.

2.19                        Banks.  Section 2.19 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company or any of its Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  No person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

2.20                        Customers.  Section 2.20 of the Company Disclosure Schedule lists the twenty (20) largest customers of the Company and its Subsidiaries on the basis of bookings for the most recent complete fiscal year.  Since the Balance Sheet Date, there has been no material reduction in purchases or orders by any such customer or any other adverse change in any material aspect of the business relationship of the Company or any of its Subsidiaries with any such customer.  To the Knowledge of the Company, no such customer is threatened with bankruptcy or insolvency.  Neither the Company nor any of its Subsidiaries has received a written claim or complaint from any customer regarding any Company Product that could reasonably be expected to result in Liability to the Company or any of its Subsidiaries in excess of $50,000.

2.21                        Israeli Law Matters.

(a)                                  Grants, Incentives and Subsidies.  There are no grants, incentives, exemptions and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other foreign Governmental Entity, to the Company or any of its Subsidiaries, including, without limitation, grant of Approved Enterprise Status from the Investment Center and grants from OCS.

(b)                                 Encryption and Other Restricted Technology.  The business of the Company and its Subsidiaries as currently conducted (a) does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and (b) does not require the Company or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology.

2.22                        Minute Books.  The minute books of Company and its Subsidiaries have been made available to Parent or its counsel and contain a summary of all actions taken, approved or authorized at meetings of and actions by written consent by directors and shareholders from their respective times of incorporation to the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.23                        Information Statement.  The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the Company Shareholder Action (such information statement as amended or supplemented is referred to herein as the “Information Statement”) will not, on the date the Information Statement is first sent or furnished to the Company’s shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Information Statement.

2.24                        Vote Required.  The affirmative vote of the holders of (i) a majority of the issued and outstanding shares of Company Common Stock, voting as a single class, (ii) at least two-thirds  of the issued and outstanding shares of Company Preferred Stock, voting as a single class on an as-converted to Company Common Stock basis, and (iii) the affirmative vote of the holders of a majority of the issued and outstanding shares of Series G Preferred Stock, voting as a separate class on an as-converted to Company Common Stock basis, and, (iv) for the Amended and Restated Articles of Incorporation contemplated by Section 6.3(i), a majority of each series of Company Preferred Stock, with each series voting as a separate class, in each case as of the applicable record date, are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

2.25                        Support Agreement.  Each of the persons named on Schedule 2.25 has executed and delivered to Parent a Support Agreement in the form of Exhibit A hereto (including a proxy and shareholder written consents in the forms annexed thereto) and such persons collectively hold two-thirds of the issued and outstanding shares of Company Preferred Stock, a majority of the issued and outstanding shares of Series G Preferred Stock, and a majority of the issued and outstanding shares of Company Common Stock.

2.26                        Board Approval.  The Board of Directors of the Company has unanimously approved this Agreement and the Merger and recommended that the shareholders of the Company approve this Agreement and the Merger.

2.27                        Financial Advisors.  Except for the fee payable pursuant to that certain engagement letter dated March 30, 2004 by and between the Company and Deutsche Bank, no broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s, advisor’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.  The Company has provided to Parent true and complete copies of all engagement letters or other Contracts ever signed by or on behalf of the Company with any broker, finder, investment banker, or other financial advisor, whether or not currently effective.

2.28                        Representations and Disclosures Complete.  None of the representations warranties made by the Company in this Agreement, the Company Disclosure Schedule, or any certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  The Company has provided Parent all material Contracts and Licenses heretofore requested on behalf of Parent in writing and all other material information concerning the Company in the possession, custody or control of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule and schedule of exceptions of even date herewith, delivered by Parent to the Company prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) to the applicable provisions of this Article III (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that each of the statements in this Article III is true, correct and complete; provided, that disclosure in any particular section or subsection of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to another section or subsection of this Article III if the application of such disclosure is reasonably apparent from the face of such disclosure that such information is applicable to such other section or subsection to a reader without any additional knowledge of Parent or the subject matter of such section or subsection.

3.1                               Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Parent and its Subsidiaries (including Merger Sub) has the requisite power (corporate or otherwise) to own its properties and to carry on its business as now being conducted.  Each of Parent and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where it is required by Law to be so qualified and in good standing, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

3.2                               Capital Structure of Parent and Merger Sub.

(a)                                  The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 50,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance in connection with the rights to purchase Series A Junior Participating Preferred Stock issued pursuant to that certain Rights Agreement dated as of October 25, 2002, by and between Parent and SunTrust Bank.  As of the close of business of October 29, 2004, 24,301,304 shares of Parent Common Stock and no shares of Preferred Stock were outstanding.  All outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid, nonassessable and free of any Liens (other than Liens created by or imposed thereon by the holders hereof), issued in compliance with applicable federal and state securities Laws, and not subject to preemptive rights created by the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

(b)                                 The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”).  All of the issued and outstanding shares of Merger Sub Common Stock are owned by Parent.  Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any person, other than Parent.

3.3                               Authority; No Conflicts.

(a)                                  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due authorization, execution and delivery hereof by the Company and/or the other parties hereto, as applicable, and constitutes the valid and binding obligation of

Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any provision of the Articles of Incorporation or Bylaws of Parent, each as amended, (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit, or increased, additional, accelerated or guaranteed rights or entitlements of any person, under any material Contract, or material Permit to which the Parent, or any of its Subsidiaries is a party or by which any of the Assets and Properties of Parent or any of its Subsidiaries are bound which would reasonably be expected to result in a Parent Material Adverse Effect; or (iii) conflict with or result in any violation or breach of any Law or Order of any court, Governmental Body or arbitrator applicable to the Company or any of its Subsidiaries or any of their Assets and Properties.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the California Agreement of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) any filings as may be required under applicable state securities Laws and the securities Laws of any foreign country, (iii) filings required under the HSR Act and (iv) such other consents, waivers, Orders, Permits, authorizations, registrations, declarations or filings which, if not obtained or made, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or to prevent or materially delay the completion of the Merger.

3.4                               SEC Filings; Financial Statements of Parent.

(a)                                  Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2002 (such documents, the “Parent SEC Documents”).  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, when made and in light of the circumstances under which they were made, not misleading.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents  (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable accounting rules in connection with past, present or future acquisitions.  There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.  Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities, except for Liabilities (i) incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.

(b)                                 The chief executive officer and chief financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and Parent is otherwise in compliance in all material respects with all provisions of the Sarbanes-Oxley Act currently applicable and in effect with respect to Parent and the listing standards and corporate governance rules of the Nasdaq National Market currently applicable and in effect with respect to Parent.

3.5                               Disclosure Controls and Procedures.  Since January 1, 2004, Parent and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that information required to be disclosed by Parent in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.  Parent maintains internal accounting controls sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of Parent, and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the Parent Financial Statements.

3.6                               Absence of Certain Changes or Events.  Since the date of the Parent Financial Statements filed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, (a) there has not been a Parent Material Adverse Effect, and (b) through the date hereof, there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option, restricted stock or purchase agreements.

3.7                               No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization or the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

3.8                               Litigation.  There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or to the Knowledge of Parent, against any of the officers, directors or key employees of Parent or any of its Subsidiaries with respect to their business activities on behalf of Parent or any of its Subsidiaries), or to which Parent or any of its Subsidiaries is otherwise a party, before any Governmental Entity, which if determined in an adverse manner to Parent would reasonably be expected to result in a Parent Material Adverse Effect.  There is no material outstanding Order against Parent or any of its Subsidiaries.

3.9                               Information to be Supplied by Parent.  The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.  Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Information Statement.

3.10                        Available Funds.  Parent has or has available to it, and will make available to Merger Sub, all funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                               Conduct of Business of the Company.

(a)                                  During the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as otherwise expressly required by this Agreement or as otherwise permitted by prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to carry on its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.  The Company shall, and shall cause each of its Subsidiaries to, (i) pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes) and (ii) use commercially reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, retain the services of their present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the express purpose of preserving unimpaired the goodwill and ongoing business at the Effective Time.  The Company shall promptly notify Parent of any event or occurrence which would reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 During the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement or the in accordance with its terms or the Effective Time, except as set forth in the Section 4.1 of the Company Disclosure Schedule, as expressly required by this Agreement, the Company shall not (and shall cause its Subsidiaries not to) do, cause or permit any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed)

(i)                             Charter Documents:  cause or permit any amendments to its Articles of Incorporation or Bylaws or similar governing documents;

(ii)                          Dividends; Changes in Capital Stock:  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect prior to November 19, 2004 providing for the repurchase of shares in connection with any termination of service to it;

(iii)                       Company Stock Option Plans:  authorize any cash payment in exchange for any option or other right granted under any Company Stock Option Plan;

(iv)                      Material Contracts:  enter into what would be a Material Contract, or violate, or amend or otherwise modify or waive any of the material terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

(v)                         Issuance of Securities:  issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date hereof or the grant of stock options pursuant to the 2001 Stock Option Plan to purchase not more than fifty thousand (50,000)  shares (in the aggregate) of Company Common Stock to new employee hires of the Company in the ordinary course of business;

(vi)                      Intellectual Property:  dispose of, license or transfer to any person or entity any right to any Company Intellectual Property other than non-exclusive licenses in connection with the distribution and/or sale of Company Products in the ordinary course of business consistent with past practice;

(vii)                   Exclusive Rights:  enter into or amend any agreement pursuant to which any other party is granted exclusive marketing, distribution, reseller or other exclusive rights of any type or scope (including exclusivity by product, technology, territory, customers or otherwise) with respect to any Company Intellectual Property or Company Products;

(viii)                Dispositions:  sell, lease, license or otherwise dispose of or encumber any of the Company’s Assets and Properties which are material, individually or in the aggregate, to the Company’s business, except for sales or non-exclusive licenses in connection with the sales of Company Products in the ordinary course of business consistent with past practice;

(ix)                        Indebtedness:  incur any Indebtedness for borrowed money or guarantee any such Indebtedness in excess of the amounts outstanding as of the date hereof or issue or sell any debt securities or guarantee any debt securities of others;

(x)                           Leases:  enter into any operating lease pursuant to which payments in excess of fifty thousand dollars ($50,000) may be required;

(xi)                        Payment of Obligations: incur, pay, discharge or satisfy in an amount in excess of fifty thousand dollars ($50,000) in any one case or one hundred thousand dollars ($100,000) in the aggregate, any claim or Liability (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financial Statements and expenses incurred in connection with the transactions contemplated by this Agreement;

(xii)                     Capital Expenditures:  make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice;

(xiii)                  Insurance:  materially reduce the amount of any material insurance coverage provided by existing insurance policies in effect as of the date of this Agreement;

(xiv)                 Termination or Waiver:  terminate or waive any right of substantial value, other than in the ordinary course of business consistent with past practice;

(xv)                    Employee Benefit Plans; New Hires; Pay Increases:  adopt or amend any employee benefit or stock purchase or option plan except as may be required by applicable Laws; hire any new employee at the director level or officer level; pay any special bonus or special remuneration to any employee, consultant or director; or, other than in the ordinary course consistent with past practice (and then only as to non-officer employees below the director level), increase the salaries, wage rates or compensation of any employee or consultant;

(xvi)                 Severance Arrangements:  grant any severance or termination pay (i) to any director or officer  or consultant or (ii) to any other employee or consultant, in each case, except payments made pursuant to standard written agreements outstanding as of November 19, 2004;

(xvii)              Lawsuits:  commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where, after consultation with Parent, the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or (iii) for a breach of this Agreement;

(xviii)           Acquisitions:  acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the Assets and Properties of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets and Properties which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(xix)                   Taxes:  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx)                      Accounting Matters:  revalue any of its Assets and Properties, including writing down the value of inventory or writing off notes or accounts receivable, except as may be required pursuant to GAAP or by any Law or Governmental Entity; alter any of its accounting, payment or revenue recognition standards, policies or practices except as may be required pursuant to GAAP or by any Law or Governmental Entity; or seek any deferral or delay in vendor billing or customer payments; or

(xxi)                   Other:  take or agree in writing or otherwise to take, any of the actions described above, or any action which would reasonably expected to result in the failure of the condition set forth in Section 6.3 (a) or prevent the Company from performing or cause the Company not to perform any of its covenants or agreements hereunder in any material respect.

4.2                               Conduct of Business of Parent.  During the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as otherwise expressly required by this Agreement or as otherwise permitted by prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall (i) pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes) and (ii) use commercially reasonable efforts to preserve intact its present business organization, retain the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the express purpose of preserving unimpaired the goodwill and ongoing business at the Effective Time.

4.3                               No Solicitation.  Until the earlier of the Effective Time and the termination of this Agreement pursuant to the provisions of Section 7.1, the Company and its directors, officers, and legal, financial and other advisors shall not take, nor shall the Company or any its directors, officers, or legal, financial or other advisors authorize, direct or knowingly encourage any of their respective employees, Affiliates, consultants, attorneys, accountants, financial advisers, agents, finders, brokers representatives or other intermediaries (collectively, “Representatives”) to (directly or indirectly):  (i) solicit, initiate or seek, knowingly encourage, entertain, review or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of the stock or assets of the Company or any of its Subsidiaries, whether by purchase of stock or assets, exclusive license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise  (a “Competing Proposal”), (ii) disclose any heretofore nonpublic information, or afford access to the properties, books or records of the Company or any of its Subsidiaries, to any person concerning the Company or its Subsidiaries for the purposes of considering or formulating a Competing Proposal, (iii) assist, cooperate with, facilitate or knowingly encourage any person to make a Competing Proposal, (iv) agree to, enter into a Contract regarding, approve, recommend or endorse any transaction involving a Competing Proposal, or (v) authorize or permit any of the Company’s Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv).  If a Competing Proposal is hereafter made or if any request for nonpublic information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries is made by any person that has made a Competing Proposal or has advised the Company that it may be considering making a Competing Proposal, the Company shall as promptly as practicable (and in any event within twenty four (24) hours) notify Parent of the material details of such Competing Proposal or request (including the identity of the person making such Competing Proposal or request, the financial and other material terms thereof and the information requested thereby) and, if such Competing Proposal or request is in writing, provide Parent with a copy of such Competing Proposal or request and copies of all correspondence relating thereto, and shall make no response to the person making such Competing Proposal or request other than to inform such person of the restrictions imposed by this Section 4.3.  Thereafter (and without limiting the obligations set forth in the first sentence of this Section 4.3), the Company shall keep Parent fully apprised, on a current basis of the status of any such Competing Proposal and of any modifications to the terms thereof.  The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Parent conducted heretofore with respect to any Competing Proposal.  The Company acknowledges that this Section 4.3 was a material inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in (i) a material reduction in the consideration to be paid by Parent or (ii) a failure to induce Parent to enter into this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                               Exemption from Registration; Form S-3 Registration Statement.

(a)                                  Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”), as a private placement pursuant either to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available and reasonably satisfactory to both the Company and Parent, and to provide the Company’s shareholders with reasonable and customary resale registration rights with respect to such Parent Common Stock.

(b)                                 Parent shall (A) file a registration statement on Form S-3 (the “Form S-3 Registration Statement”) to register the resale of the Parent Common Stock issued pursuant to this Agreement with the Securities and Exchange Commission within ten (10) days after the Effective Time; (B) use commercially reasonable efforts to cause such Form S-3 Registration Statement to be declared effective as promptly as reasonably practicable thereafter; and (C) use commercially reasonable efforts to maintain the continual effectiveness of such Form S-3 Registration Statement until the one (1) year anniversary of the Effective Time plus a number of days thereafter equal to all Suspension Periods (as defined below); provided, however, that if Parent shall furnish to the Shareholder Agent a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent stating that a material corporate development has occurred or a material corporate transaction is under consideration and, in the good faith judgment of Parent, disclosure of such development or transaction in an amendment or supplement to the registration statement (or the related prospectus) would be seriously detrimental to Parent (or would deprive Parent of the opportunity to pursue a significant favorable transaction), then Parent shall have the right to suspend the effectiveness of such registration statement and to prohibit each former shareholder of the Company from effecting any sale of Parent Common Stock pursuant to such Form S-3 Registration Statement (and the related prospectus) for one or more periods, which shall not exceed sixty (60) days in any single instance or one hundred twenty (120) days in the aggregate (each a “Suspension Period”).

5.2                               Written Consent.  The Company shall promptly after the date hereof take all commercially reasonable action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to submit for approval by the written consent of its shareholders the Merger as promptly as possible and in any event no more than five (5) business days prior to the Final Date.  The Company shall use all commercially reasonable efforts to solicit and obtain from shareholders of the Company written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger (the “Company Shareholder Action”).  The shareholders of the Company of record on the date hereof shall be the shareholders of record entitled to vote (or act by written consent) and shall be entitled to vote such number of shares of Company Capital Stock then held by such shareholders for approval of the Merger.

5.3                               Preparation of Information Statement.

(a)                                  As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare, with the cooperation of, and subject to review by, Parent, the Information Statement for the shareholders of the Company to approve with respect to the approval and adoption of this Agreement and the Agreement of Merger and the approval of the Merger and the other transactions contemplated hereby and thereby.  Parent and the Company shall each use commercially reasonable efforts to cause the Information Statement to comply with the requirements of applicable federal and state securities Laws.  Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Information Statement.  The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing, if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.  The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Company’s shareholders approve this Agreement and the Agreement of Merger and approve the Merger and the other transactions contemplated hereby and thereby.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates unless the form and content of such information shall have been approved by Parent prior to such inclusion.

5.4                               Access to Information.

(a)                                  Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to such limitations as are imposed by applicable antitrust Laws (if any), the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to (i) all of the Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request; subject, in each case, to the terms of the Confidentiality Agreement and subject to any applicable Law relating to the privacy of individually identifiable employee information.  The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of internal financial statements from time to time as such parties may reasonably request.

(b)                                 Subject to compliance with applicable Law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)                                  No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5                               Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated November 8, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms to the extent not inconsistent with this Agreement.

5.6                               Public Disclosure.  This Agreement and the Merger will be publicly announced at a time mutually agreed by Parent and the Company, and Parent and the Company will agree on the text of the joint press release to announce this Agreement and the Merger.  Except as required for the solicitation of the Company Shareholder Action, the pursuit of the third-party consents required by Section 6.3(c), and announcements to and discussions with employees of the Company reasonably required in furtherance of the Merger and the performance of the parties’ obligations pursuant to this Agreement and the Ancillary Agreements, and except as otherwise required by Law (including federal and state securities Laws) or, as to Parent, by the rules and regulations of the NASD, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement or disclosure to any third party of the existence or any subject matter, terms or conditions of this Agreement unless approved by Parent prior to release, announcement or disclosure.

5.7                               Hart-Scott-Rodino Act; Third-Party Consents; Cooperation; Release.  On the terms and subject to the conditions of this Agreement, each of Parent and the Company shall at its own expense cooperate with the other party and use (and cause their respective Subsidiaries to use) all requisite commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the parties’ obligations to consummate the Merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing:

(a)                                  Each of Parent and the Company shall promptly prepare and file all necessary filings, notices, petitions, statements, registrations, applications, submissions and other documents required to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from all Governmental Entities and third parties required for the consummation of the Merger and the other transactions contemplated by this Agreement, including all filings required to be made under the HSR Act and any other applicable Antitrust Laws.  “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws (including foreign Laws) issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.  The parties hereto shall consult and cooperate with and consider in good faith the views of one another in connection with any analyses, appearances, presentations, submissions or proposals made or submitted by or on behalf of any party hereto in connection with any proceedings under or relating to the HSR Act or any other Antitrust Law.

(b)                                 Notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, Parent shall not be obligated, and the Company shall not be obligated or authorized, without the advance written consent of Parent, (i) to institute or defend any litigation or to contest or otherwise resist any administrative or judicial action or proceeding brought by a Governmental Entity challenging the Merger under any Antitrust Law, (ii) to offer, accept, implement or agree to any material Business Restriction, or (iii) to make or agree to make any consent payment or other commercial concession to any third party.  “Business Restriction” means (A) any divestiture, disposal or hold-separate arrangement with respect to any part of the business, operations, Assets and Properties or product lines of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) any requirement to license Intellectual Property or to disclose source code or trade secrets to competitors or potential competitors, (C) any other restriction on the ability of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries to compete in any geographic area or line of business or product line, and/or (D) any other restriction on the manner in which, or whether, Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries may conduct business in any part of the world.

(c)                                  The Company shall obtain a release and indemnity in a form reasonably acceptable to Parent from each person who receives any payment pursuant to Section 1.6(b).

5.8                               Blue Sky Laws.  Parent shall take all commercially reasonable steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger.  The Company shall use commercially reasonable efforts required to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

5.9                               Company Stock Options.

(a)                                  The Company shall take all actions necessary or appropriate to cause all options to purchase or acquire Company Stock Options granted to any current or former employee or director of, or consultant to, the Company or any of its Subsidiaries under the Company Stock Option Plans or otherwise prior to the date of this Agreement and that are outstanding immediately prior to the Effective Time to be cancelled at the Effective Time without consideration therefor in accordance with the terms of the Company Stock Option Plans and the individual agreements evidencing such Company Stock Options.

(b)                                 The Company shall terminate the Company Stock Option Plans immediately prior to the Effective Time, and shall ensure that no employee, consultant or former employee or consultant of the Company or any of its Subsidiaries has any rights under the Company Stock Option Plans after the Effective Time.

5.10                        Employee Benefits.  The Company shall, no later than immediately prior to the Closing Date, terminate any 401(k) Plan maintained by the Company (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan except for contributions with respect to compensation earned prior to the date of termination and contemplated by the 401(k) Plan on the date of this Agreement.  Prior to the Closing Date, the Company shall provide to Parent executed resolutions by the Board of Directors of the Company terminating of the 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable prior review and approval of Parent).  The Company also shall take such other actions in furtherance of terminating such 401(k) Plan as Parent may reasonably require.

5.11                        Continuing Employee Matters.  Following the Effective Time, Parent shall arrange for each participant in the Employee Benefit Plans (the “Company Participants”) (including all eligible dependents) who becomes a Parent employee (or an employee of any

Parent subsidiary) after the Effective Time to be eligible for benefits that, in the aggregate, are not materially less favorable than (a) those provide by the Company as of the date hereof (and disclosed to Parent prior to the date hereof) or at the election of Parent (b) those provided to similarly situated employees of Parent.  Each Company Participant shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit (including for eligibility to participate and vesting) under Parent employee benefit plans for years of service with the Company (and its subsidiaries and predecessors) prior to the Effective Time (except where doing so would cause a duplication of benefits).  If applicable, Parent shall, to the extent reasonably feasible (without expense to Parent), (x) cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents in accordance with applicable laws and (y) provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee benefit plans or programs in which they are eligible to participate after the Effective Time.  Solely for the avoidance of doubt, nothing in this Section 5.11 is intended or shall be construed to confer any entitlement to Parent stock or options.

5.12                        Indemnification.

(a)                                  For not less than six (6) years after the Effective Time, Parent shall indemnify (including advancement of expenses) and hold harmless the present and former, officers, directors, employees and agents of the Company (“Company Indemnitees”) in respect of acts and omissions occurring on or prior to the Effective Time to the extent provided for under the Company’s Articles of Incorporation and Bylaws, in effect as of the date of this agreement and heretofore provided to Parent; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; provided, however, that before seeking indemnification from Parent pursuant to this Section 5.12(a) or from the Company pursuant to the Articles of Incorporation or Bylaw provisions referred to in this Section 5.12(a), the Company Indemnitees shall look first to the available insurance purchased pursuant to Section 5.12(b) for coverage of any indemnifiable claims.  If such insurance is unavailable or insufficient to cover the full amount of such claims, the Company Indemnitees shall retain all rights they may have to indemnification from Parent provided by this Section 5.12(a) with respect to any indemnifiable amounts not paid or covered by such insurance.

(b)                                 For six (6) years after the Effective Time, Parent will provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering such persons covered by the Company’s officers’ and directors’ liability insurance policy on terms not materially less favorable, in its totality, than the coverage currently in effect on the date hereof; provided, however, that in satisfying its obligations under this Section 5.12(b), Parent shall not be obligated to pay, or cause the Surviving Corporation to pay, premiums in excess of one hundred and fifty percent (150%) of the amount per annum that the Company paid in its last full fiscal year (which amount has been disclosed to Parent), and if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 5.12(b) it shall obtain as much comparable insurance for an annual premium equal to such maximum amount; and provided further, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.12(b) by purchasing a “tail” policy with respect to the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are entitled to coverage under this Section 5.12(b) by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, and (iii) contains terms and conditions (including coverage amounts) that are not materially less favorable in their totality than the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

5.13                        FIRPTA Certificate.  The Company shall, on or prior to the Closing Date, provide Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

5.14                        Reasonable Efforts and Further Assurances.  Subject to the limitations elsewhere set forth in this Agreement, Parent, Merger Sub and the Company shall use their commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions set forth in Article VI of this Agreement, and shall, at the reasonable request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for consummating the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1                               Conditions to Obligations of Each Party to Consummate the Merger.  The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth in this Section 6.1:

(a)                                  Shareholder Approval.  This Agreement and principal terms of the Merger shall have been approved by the requisite vote of the Company’s shareholders in accordance with the applicable provisions of California Law and the Company’s Articles of Incorporation.

(b)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order by any court or other Governmental Entity of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger on the terms set forth in this Agreement shall be in effect; nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c)                                  Governmental Approval; HSR.  All waiting periods applicable to the consummation of the Merger under the HSR Act any other applicable Antitrust Laws shall have expired or been terminated, and Parent, Merger Sub and the Company shall have obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and state Blue Sky laws.

6.2                               Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth in this Section 6.2, any of which may be waived, in writing, by the Company:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article III shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date) except where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (disregarding all additional materiality limitations in individual representations and warranties).  The Company shall have received a certificate to the matters set forth in this Section 6.2(a) executed by the chief executive officer and the chief financial officer of Parent.

(b)                                 Performance. Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing, and the Company shall have received a certificate executed by the chief executive officer and the chief financial officer on behalf of Parent to the matters set forth in this Section 6.2(b).

(c)                                  Securities Law Compliance.  The Company shall be reasonably satisfied that the Parent Common Stock is issuable without registration pursuant to Section 4(2) or Regulation D or another applicable exemptive provision of the Securities Act and applicable rules and regulations promulgated thereunder.

(d)                                 No Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that would reasonably be expected to result in a Parent Material Adverse Effect.

6.3                               Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated to occur thereafter by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in Article II shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date), except where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect

(disregarding all additional materiality limitations in individual representations and warranties).  Parent shall have received a certificate to the matters set forth in this Section 6.3(a) executed by the chief executive officer and the chief financial officer of the Company.

(b)                                 Performance.  The Company shall have performed and complied with, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing; and Parent shall have received a certificate executed by the chief executive officer and the chief financial officer of the Company to the matters set forth in this Section 6.3(b).

(c)                                  Third Party Consents.  The Company shall have received, and Parent shall have been furnished with each of the consents, approvals and waivers listed in Schedule 6.3(c).

(d)                                 Certain Employees and Shareholders.

(i)                             Each of the persons identified on Schedule 6.3(d)(i) (the “Key Persons”) shall have executed and delivered to Parent a Consultant Agreement in substantially the form of Exhibit C (the “Consultant Agreements”), and each such agreement shall be in full force and effect.

(ii)                          Each of the Company shareholders identified on Schedule 6.3(d)(ii) shall have executed and delivered to Parent Protective Agreements in substantially the form of Exhibit B-1 and Exhibit B-2, and each such agreement shall be in full force and effect.

(e)                                  Legal Opinion.  Parent shall have received a legal opinion from the Company’s legal counsel, in substantially the form of Exhibit E.

(f)                                    No Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that would reasonably be expected to result in a Company Material Adverse Effect.

(g)                                 No Legal Proceedings.  No Legal Proceeding shall be pending or threatened in writing against the Company or any of its Subsidiaries, that, if decided adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a Company Material Adverse Effect.

(h)                                 Securities Laws Compliance.  Parent shall be reasonably satisfied that the  Parent Common Stock issuable in the Merger pursuant to Section 1.6 of this Agreement is issuable without registration pursuant to Section 4(2) or Regulation D or another applicable exemptive provision of the Securities Act and applicable rules and regulations promulgated thereunder.

(i)                                     Capitalization Matters.  The Company shall have filed with the Secretary of State for the State of California the Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit F.  All outstanding Company Series G Warrants shall have been exercised in full or other action taken so that no Company Series G Warrant shall remain outstanding following the Effective Time.  The Seventh Amended and Restated Investor Rights Agreement, dated as of September 2, 2002, by and among the Company, the Holders (as defined therein) and the Founders (as defined therein) shall have been terminated, such termination to be effective no later than immediately prior to the Effective Time,  and such agreement shall be of no further force or effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, this Agreement may be terminated and the Merger abandoned:

(a)                                  by mutual agreement in writing, duly authorized by the Board of Directors of Parent and the Company;

(b)                                 by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before 11:59 p.m. California time on the date which is  180 days after date of agreement (the “Final Date”), provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by Parent, by written notice to the Company, if:

(i)                             the Company shall breach in any material respect any representation, warranty, covenant or agreement hereunder and (A) such breach shall not have been cured within thirty (30) days after receipt by the Company of written notice of such breach and (B) as a result of such uncured breach, any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied as of the Closing Date, provided, that the right to terminate this Agreement by Parent under this Section 7.1(c)(i) shall not be available to Parent where Parent is at that time in breach of any material provision of this Agreement;

(ii)                          any permanent injunction or other Order of a court or other Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

(iii)                       if the Company Shareholder Action shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

(iv)                      any Company Material Adverse Effect shall have occurred.

(d)                                 by the Company, by written notice to Parent, if

(i)                             Parent shall breach in any material respect any representation, warranty, covenant or agreement hereunder and (A) such breach shall not have been cured within thirty (30) days after receipt by Parent of written notice of such breach and (B) as a result of such uncured breach, any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the Closing Date, provided, that the right to terminate this Agreement by the Company under this Section 7.1(d)(i) shall not be available to the Company where the Company is at that time in breach of any material provision of this Agreement;

(ii)                          if any permanent injunction or other order of a court or other Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

(iii)                       if the Company Shareholder Action shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

(iv)                      if any Parent Material Adverse Effect shall have occurred.

7.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, shareholders or Affiliates, except to the extent  of fraud or willful breach and except that the provisions of Section 5.5 (Confidentiality), Section 7.3 (Expenses), this Section 7.2, Article IX and Article X shall remain in full force and effect and survive any termination of this Agreement.

7.3                               Expenses.  Whether or not the Merger is consummated, all fees and expenses, including legal, accounting, financial advisory, consulting and other fees and expenses, incurred in connection with the exploration of a potential business combination transaction by the Company with Parent or with any other person (“Transaction Costs”), including fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of Merger, shall be the obligation of the respective party incurring such Transaction Costs.  Notwithstanding the foregoing, in the event that the Merger is consummated, Parent shall bear the Company’s reasonable documented out-of-pocket Transaction Costs in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed an aggregate of three million dollars ($3,000,000) (the “Permitted Expenses”).  If Transaction Costs exceed the amount of the Permitted Expenses, the Aggregate Cash Amount shall automatically be reduced by the amount of such excess, in accordance with Article I.

ARTICLE VIII

SURVIVAL; ESCROW AND INDEMNIFICATION

8.1                               Survival of Representations.  The representations and warranties made by or on behalf of the Company pursuant to this Agreement (including the representations and warranties set forth in Article II and the representations and warranties contained in any certificate delivered by the Company pursuant to this Agreement) shall survive the Closing and expire at 11:59 p.m. Pacific Time on the date that is one (1) year after the Closing Date (the “Expiration Date”).

Notwithstanding the foregoing, the provisions of this Article VIII shall survive until the termination of the Escrow Fund created hereby and the satisfaction of any other obligations described therein, and the expiration of such representations and warranties shall not affect the determination or enforcement of any claim that is brought against the Escrow Fund prior to such expiration.

8.2                               Escrow Provisions.

(a)                                  Establishment of the Escrow Fund.  On the Closing Date, without any act of any person who was a holder of Company Capital Stock immediately prior to the Effective Time (each such person, a “Company Shareholder”, and all such persons collectively, the “Company Shareholders”) or any recipient of the Management Carve-Out Cash Amount and/or the Management Carve-Out Stock Number pursuant to Section 1.6(b) (each such person, a “Management Participant” and all such persons, “Management Participants”), Parent shall deposit or cause to be deposited the Escrow Shares and the Escrow Cash with the Depository Agent (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective Time), such deposits (and any cash thereafter deposited in substitution for any such shares) to constitute the “Escrow Fund” and to be governed by the terms set forth herein.  The portion of the Escrow Shares and the Escrow Cash contributed on behalf of each Company Shareholder and each Management Participant shall be in proportion to the aggregate number of shares of Parent Common Stock and cash which such Company Shareholder or Management Participant would otherwise be entitled to receive pursuant to Section 1.6.  In substitution for the shares of Parent Common Stock held on their behalf in the Escrow Fund, any Company Shareholder or Management Participant may elect to substitute cash for some or all of the shares of Parent Common Stock held on their behalf in the Escrow Fund, in an amount per share equal to the Average Closing Price, provided that such election is made no later than ten (10) calendar days after the Closing Date.  Payment of such cash shall be made to the Depository Agent by certified check or wire transfer, and upon confirmation by the Depository Agent of the receipt and deposit of such cash into the Escrow Fund, the Depository Agent shall release the applicable number of shares of Parent Common Stock to such Company Shareholder, and such cash shall thereafter be held as part of the Escrow Fund in accordance with this Agreement.

(b)                                 Recourse to the Escrow Fund.  The Escrow Fund shall be available to compensate Parent and its officers, directors, employees, agent and Affiliates (collectively, the “Parent Indemnitees”) for any and all Losses paid, incurred, sustained or accrued by Parent or any other Parent Indemnitee as a result of (i) any breach or violation of, inaccuracy in or omission from any representation or warranty, or any breach or violation of any covenant or agreement, of the Company or any of its directors or officers in this Agreement or any of the Protective Agreements or any certificate delivered pursuant to the terms of this Agreement, (ii) any claim by any third party constituting or involving such a breach, violation, inaccuracy or omission (or, in the case of Section 2.10 or Section 2.12 of this Agreement, claims constituting, involving or alleging any fact or circumstance that would (accepting such allegation, for purposes of this clause, as true) constitute or involve a breach or violation of, inaccuracy in or an omission from such section); and/or (iii) any of the specific additional matters enumerated in clauses (B), (C), (D) or (E) of this Section 8.2(b) below; provided, however, that, except as set forth below, Parent may not make any claims against the Escrow Fund unless and until the aggregate Losses (disregarding, for purposes of determining the amount of such Losses, any materiality limitation, in the applicable representation, warranty, covenant or agreement) exceed two hundred fifty thousand dollars ($250,000) (the “Basket Amount”), at which time claims may be made for all Losses (disregarding, for purposes of determining the amount of such Losses, any materiality limitation, in the applicable representation, warranty, covenant or agreement).  The Basket Amount shall not apply to Losses resulting from (A) any breach or violation of, inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 2.2 or the related sections and subsections of the Company Disclosure Schedule, (B) fraudulent or willful misconduct by the Company or any person who is or was a director, officer or shareholder of the Company in connection with this Agreement or any of the Ancillary Agreements or any certificate delivered in connection herewith or therewith, (C) the defense, payment or settlement of any claim arising out of the agreement identified in Schedule 8.2(b)(C) (to the extent that such expenses or payments, when added to the other Transaction Costs incurred in connection with this Agreement and the transactions contemplated hereby exceeds the Permitted Expenses amount), or (D) any inaccuracy in the Net Cash Closing Certificate with respect to the actual amount of Net Cash at Closing or Transaction Costs in connection with this Agreement and the transactions contemplated hereby, any of which shall be recoverable without respect to the Basket Amount; or (E) the defense, settlement or payment of any judgment rendered in any of the litigations identified in Schedule 8.2(b)(E), as to which Parent shall bear the Initial Amount and the Parent Percentage of all amounts in excess of the Initial Amount and shall be entitled (subject to the provisions of Section 8.2(e), (f) and (g)) to recover out of the Escrow Fund the Company Percentage of all amounts in excess of the Initial Amount.  Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate consideration to be paid to the Company Shareholders.  No Company Shareholder or Management Participant shall have any liability under this Agreement in excess of such Person’s contribution to the Escrow Fund, except in the event of fraudulent or willful misconduct by such Company Shareholder or Management Participant, as to which Parent shall have all remedies available at law or in equity (including for tort).  Nothing herein shall be construed to limit the remedies available to or the amount of damages recoverable by Parent or any of the Parent Indemnitees for breach of any of the Ancillary Agreements by any of the parties thereto other than the Company.

(c)                                  Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Pacific Time on the Expiration Date.  All shares of Parent Common Stock and cash (if any) thereafter remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Section 8.2(c); provided, however, that the Escrow Period shall not terminate with respect to such remaining shares and cash (or such portion thereof) as may be necessary in the good faith judgment of Parent, subject to the objection of the Shareholder Agent and arbitration as provided in Section 8.2(g), to satisfy claims concerning facts and circumstances existing prior to the termination of the Escrow Period which are specified in an Escrow Claim Certificate delivered to the Depository Agent prior to termination of the Escrow Period.  As soon as all such claims, if any, have been resolved, the Depository Agent shall deliver to the Company Shareholders and Management Participants the remaining portion of the Escrow Fund not required to satisfy such claims.  Deliveries of shares of Parent Common Stock and cash (if any) remaining (as of the date of termination of the Escrow Period) in the Escrow Fund to the Company Shareholders and Management Participants pursuant to this Section 8.2(c) shall be made promptly and ratably in proportion to Company Shareholders’ and Management Participants’ respective contributions to the Escrow Fund.  Each Company Shareholder and Management Participant who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the average closing price of Parent Common Stock, calculated to seven decimal places, on The Nasdaq National Market as reported in the Wall Street Journal (or, in the event of dispute between Parent and the Company as to the accuracy of the prices so reported, the Nasdaq website or another reasonably reliable source mutually acceptable to the parties) during the ten (10) consecutive market trading days prior to such distribution of the Escrow Fund.

(d)                                 Protection of Escrow Fund.  The Depository Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.  Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (“New Shares”) in respect of shares of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund.  New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof in proportion to their respective contributions to the Escrow Fund.  Cash dividends (if any) on Parent Common Stock held in the Escrow Fund shall be added to the Escrow Fund.  Each Company Shareholder shall not have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Company Shareholder (or on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock), and such shares shall be counted for the purposes of establishing a quorum and shall be voted on any matter in the same proportion as the votes of all other shares voted on such matter.  The parties acknowledge and agree that Parent is the owner of the cash in the Escrow Fund until it is distributed pursuant to Section 8.2(c).  All interest and other income earned on the cash shall be added to the Escrow Fund and become part thereof, and shall be treated as earned by Parent for all income tax purposes.

(e)                                  Claims Upon Escrow Fund.

(i)                             Subject in all respects to the provisions of Section 8.2(f), upon receipt by the Depository Agent at any time on or before the expiration of the Escrow Period of a certificate signed by any officer of Parent (an “Escrow Claim Certificate”) setting forth the amount of Losses claimed against the Escrow Fund and a summary in reasonable detail of the basis for the claim (including but not limited to the individual items of Loss included in the amount claimed, the date (if known) when each such item of Loss was incurred or sustained, and the specific representation, warranty or covenant of the Agreement giving rise to such Loss), the Depository Agent shall withdraw and deliver to Parent out of the Escrow Fund, as promptly as practicable, upon receiving written authorization from the Shareholder Representative as set forth in Section 8.2(f), an amount of cash and a number of shares of

Parent Common Stock with a total value (determined in accordance with Section 8.2(e)(ii)) equal to such Losses.  Claims against the Escrow Fund shall be satisfied out of the Escrow Cash and the Escrow Shares in the same proportion as originally constituted the Escrow Fund immediately following the Closing Date; provided, that any cash deposited in substitution for shares pursuant to Section 8.2(a) shall not be treated as Escrow Cash for purposes of priority of satisfaction, but shall continue to be treated as Escrow Shares.  The Depository Agent shall allocate such withdrawals from the Escrow Fund among the Company Shareholders and Management Participants ratably in proportion, both in amount and form, to the Company Shareholders’ and Management Participants’ respective contributions to the Escrow Fund.  Where the basis for a claim upon the Escrow Fund is that Parent or another Parent Indemnitee reasonably expects to pay, incur or sustain a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid, incurred or sustained.

(ii)                          For the purpose of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 8.2(e)(i), if any, the shares of Parent Common Stock shall be valued at the Average Closing Price.

(f)                                    Objections to Claims.  A copy of the Escrow Claim Certificate shall be delivered to the Shareholder Agent substantially contemporaneously with the delivery of the Escrow Claim Certificate to the Depository Agent, and for a period of twenty (20) Business Days after such delivery to the Shareholder Agent and the Depository Agent, the Depository Agent shall make no delivery to Parent of any portion of the Escrow Fund pursuant to Section 8.2(e) unless the Depository Agent shall have received written authorization from the Shareholder Agent to make such delivery.  After the expiration of such twenty (20) Business Day period, the Depository Agent shall make delivery of Escrow Shares and Escrow Cash, as the case may be, from the Escrow Fund in accordance with Section 8.2(e), provided, that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Escrow Claim Certificate setting forth in reasonable detail the basis for objection, and such statement shall have been delivered to the Depository Agent and Parent prior to 5:00 p.m. Pacific Time on the last day of such twenty (20) Business Day period.

(g)                                 Resolution of Conflicts; Arbitration.

(i)                             If the Shareholder Agent has objected in writing to any claim or claims made in any Escrow Claim Certificate in accordance with the procedures of Section 8.2(g), the Shareholder Agent and Parent shall attempt in good faith to resolve such claims.  If the Shareholder Agent and Parent so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depository Agent.  The Depository Agent shall be entitled to rely on any such memorandum and to distribute shares of Parent Common Stock (and cash, as the case may be) from the Escrow Fund in accordance with the terms thereof.

(ii)                          If no such agreement is reached within thirty (30) days after delivery by the Shareholder Agent of its objection to a claim set forth in an Escrow Claim Certificate, either Parent or the Shareholder Agent may demand arbitration of the dispute unless the amount of the Loss is at issue in a pending Action or Proceeding involving a Third Party Claim (as defined in Section 8.2(j)), in which event arbitration shall not be commenced until such amount is determined in such Action or Proceeding (whether by verdict, judgment, settlement or other order, stipulation or agreement) or otherwise ascertained, or both parties agree to arbitration.  Arbitration shall be conducted by three arbitrators, one selected by Parent, one selected by the Shareholder Agent, and the third selected jointly by the two arbitrators previously selected by Parent and the Shareholder Agent.  The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information about the subject matter of the dispute.  The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim.  The arbitrators shall also have the authority to impose sanctions, including attorneys’ fees and other costs incurred by the parties, to the same extent as a court of law or equity, if the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification.  The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Escrow Claim Certificate shall be binding and conclusive upon the parties to this Agreement and the Company Shareholders, and, notwithstanding anything in Section 8.2(f), the Depository Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.  Such decision shall be written and shall be supported by written findings of fact and conclusions of law regarding the dispute which shall set forth the award, judgment, decree or order of the arbitrators.  All proceedings and determinations of the arbitrators shall be confidential.

(iii)                       Judgment upon any award, judgment, decree or order rendered by the arbitrators may be entered in any court having competent jurisdiction.  Any such arbitration shall be held in the City of New York under the commercial rules of arbitration then in effect of the American Arbitration Association.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

(h)                                 Shareholder Agent; Power of Attorney.

(i)                             If the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, Laurence R. Hootnick shall be appointed as agent and attorney-in-fact for and on behalf of the Company Shareholders (the “Shareholders Agent”) for each Company Shareholder (except shareholders, if any, as shall have perfected their appraisal or dissenters’ rights under applicable Law), for and on behalf of Company Shareholders, to give and receive notices and communications, to authorize delivery to Parent of cash and shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such claims, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend arbitration and to comply with orders of courts and determinations and awards of arbitrators with respect to claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing.  Such agency may be changed by the Company Shareholders from time to time upon not less than fifteen (15) calendar days’ prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal.  Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services.  Notices or communications to or from the Shareholder Agent shall constitute notice to or from each Company Shareholder.

(ii)                          The Shareholder Agent shall not have any liability for any action taken or suffered by him or omitted hereunder as Shareholder Agent while acting in good faith.  The Shareholder Agent may, in all questions arising hereunder, rely on the advice of counsel and the Shareholder Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholder Agent based on such advice.  The Shareholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholder Agent.

(iii)                       The Shareholder Agent shall have reasonable access to information about the Company, the Surviving Corporation and Parent and the reasonable assistance of the officers and employees of the Surviving Corporation and Parent for purposes of performing its duties and exercising its rights hereunder.  The Shareholder Agent shall hold in strict confidence, and shall not disclose any nonpublic information from or about the Company or Parent (including information obtained in the course of any arbitration, in discovery pursuant to Section 8.2(g)(ii) or pursuant to this Section 8.2(h)(iii) or concerning the Escrow Fund (including information concerning the existence, details, status or outcome of any claim or objection under this Article VIII)), to anyone (except to individuals who reasonably need to know such information for the purpose of enabling the Shareholder Agent to respond to a claim or to pursue an objection and who are ethically bound to confidentiality or who have agreed in writing to the same confidentiality obligations and disclosure restrictions applicable to the Shareholder Agent).

(i)                                     Actions of the Shareholder Agent.  A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all Company Shareholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited into the Escrow Fund and shall be final, binding and conclusive upon each Company Shareholder and Management Participant, and the Depository Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every Company Shareholder and Management Participant.  The Depository Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

(j)                                     Third-Party Claims.   In the event Parent is served with a complaint, counterclaim or cross-claim in litigation (a “Third Party Claim”) which could reasonably result in a demand against the Escrow Fund, Parent shall notify the Shareholder Agent of such Third Party Claim, and the Shareholder Agent, as representative for the Company Shareholders, shall be entitled, at the expense of the Company Shareholders, to participate in any defense of such Third Party Claim.  Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that unless Shareholder Agent has provided prior written consent to such settlement, no settlement of a Third Party Claim shall be determinative of whether any

Parent Indemnitee is entitled to indemnification pursuant to this Article VIII or the amount of such indemnification, if any.

(k)                                  Indemnification for Shareholder Agent.  The Company Shareholders and Management Participants shall, severally and not jointly, on a pro rata basis based on their proportionate ownership interests in the Company, indemnify, defend and hold the Shareholder Agent harmless from and against any loss, damage, expense that may be incurred by the Shareholder Agent arising out of the Shareholder Agent’s duties (except as caused by the Shareholder Agent’s gross negligence or willful misconduct), including the legal costs and expenses of defending such Shareholder Agent against any claim in connection with the performance of the Shareholder Agent’s duties, upon reasonable documentation thereof.  The Shareholder Agent shall be entitled, but not limited, to such indemnification from the Escrow Fund prior to any distribution thereof to the Company Shareholders and Management Participants, but only after the Escrow Period (as the same may be extended) has terminated, all claims by Parent have been resolved and all distributions to Parent from the Escrow Fund have been made.

(l)                                     Depository Agent’s Duties.

(i)                             Limitation on Duties of Depository Agent.  The Depository Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depository Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

(ii)                          Compliance with Orders.  The Depository Agent is hereby expressly authorized to comply with and obey Orders of any Governmental Entity, notwithstanding any notice, warning or other communication from any party or any other person to the contrary.  In case the Depository Agent obeys or complies with any such Order, the Depository Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

(iii)                       Limitations on Liability of Depository Agent.  The Depository Agent shall not be liable in any respect on account of (A) the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or (B) the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depository Agent.

(iv)                      Good Faith of Depository Agent.  In performing any duties under the Agreement, the Depository Agent shall not be liable to any party except for gross negligence or willful misconduct on the part of the Depository Agent.  The Depository Agent shall not incur any liability for (A) any act or failure to act made or omitted in good faith, or (B)

any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depository Agent shall in good faith believe to be genuine, nor will the Depository Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority.  The Depository Agent may consult with legal counsel in connection with the Depository Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him, her or it in good faith in accordance with the advice of counsel.  The Depository Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(v)                         Non-Responsibility of Depository Agent.  If any controversy arises between or among the parties to this Agreement, or with any other person, concerning the subject matter of this Agreement, its terms or conditions, the Depository Agent will not be required to determine the controversy or to take any action regarding it.  The Depository Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depository Agent’s discretion, the Depository Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Depository Agent will not be liable for any damages.  Furthermore, the Depository Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Depository Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow.  Upon commencing such action and making such deposit, the Depository Agent shall be fully released and discharged of and from all further obligations imposed by the terms of this Agreement.

(vi)                      Fees of Depository Agent.  All fees of the Depository Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Depository Agent.

(vii)                   Resignation of Depository Agent.  The Depository Agent may resign at any time upon giving at least thirty (30) calendar days’ written notice to Parent and the Shareholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: Parent and the Shareholder Agent shall use their reasonable best efforts to mutually agree on a successor depositary agent within thirty (30) calendar days after receiving such notice.  If Parent and the Shareholder Agent fail to agree upon a successor depository agent within such time, the Depository Agent shall have the right to appoint a successor depository agent authorized to do business in the State of California.  The successor depository agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depository agent as if originally named as Depository Agent.  The Depository Agent shall thereupon be discharged from any further obligations under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight courier prepaid or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Witness Systems, Inc.
300 Colonial Center Parkway
Suite 600
Roswell, GA 30076
Attention: Loren Wimpfheimer
Facsimile No.: (770) 754-1873
Telephone No.: (888) 394-8637

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention: Rod J. Howard
Facsimile No.: (650) 802-3100
Telephone No.: (650) 802-3000

(b)	if to the Company, to:

Blue Pumpkin Software, Inc.
884 Hermosa Court, Suite 100
Sunnyvale, CA 94085
Attention: Doron Aspitz
Facsimile No.: 408 830 5411
Telephone No.: 408 830 5400

with a copy to:

Wilson, Sonsini Goodrich and Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Jeffrey D. Saper
Attention: Robert T. Ishii
Facsimile No.: (650) 493-6811
Telephone No.: (650) 493-9300

(c)	if to the Shareholder Agent, to:

Laurence R. Hootnick
4249 Manuela Court
Palo Alto, CA 94306
Facsimile No.: 650-941-5572
Telephone No.: 650-941-3301

(d)	if to Depository Agent, to:

U.S. Stock Transfer Corporation
1745 Gardena Avenue
Glendale, California 91204-2991
Attention: Mark Cano
Facsimile No.: (818) 502-0674
Telephone No.: (818) 502-1404

9.2                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.3                               Entire Agreement; Nonassignability.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, the Company Disclosure Schedule, the Parent Disclosure Schedule (if any) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect to the extent not inconsistent with this Agreement, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and paragraph 6 of the Exclusivity Agreement between the Company and Parent dated November 18, 2004, which shall continue in full force and effect until the occurrence of the Effective Time in accordance with its terms.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.4                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof  and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.5                               Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6                               Governing Law.  This Agreement, the Ancillary Agreements and closing documents hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  All actions and proceeds arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in New York, New York, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

9.7                               Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.8                               No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of Parent and the Company and, with respect to Article VIII and Article IX only, the Shareholder Agent and the Depository Agent and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other person other than any person entitled to compensation from the Escrow Fund under Article VIII, any person entitled to indemnification under and the benefit of the insurance and other provisions of Section 5.12.

ARTICLE X

DEFINITIONS

10.1                        Capitalized Terms.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

“1997 Equity Incentive Plan” has the meaning as set forth in Section 2.2(a).

“2001 Stock Option Plan” has the meaning set forth in Section 2.2(a).

“401(k) Plan” has the meaning set forth in Section 5.10.

“Affiliate” of any person means any other person which, directly or indirectly, controls, is controlled by or is under common control with such person.  A person shall be deemed to be “controlled by” any other person or entity if such other person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

“Aggregate Share Number” has the meaning set forth in Section 1.6(c).

“Agreement” has the meaning set forth in the Introduction to this Agreement.

“Allocable Cash Amount” has the meaning set forth in Section 1.6(c).

“Ancillary Agreements” means the Support Agreements, the Protective Agreements, the Consultant Agreements, the other agreements and releases contemplated by Section 6.3(d), and the California Agreement of Merger.

“Antitrust Laws” has the meaning set forth in Section 5.7(a).

“Assets and Properties” means, with respect to any person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

 “Basket Amount” has the meaning set forth in Section 8.2(b).

“Business Restriction” has the meaning set forth in Section 5.7(b).

“California Agreement of Merger” has the meaning set forth in Section 1.2.

“California Law” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Coleman 1998 Plan” has the meaning set forth in Section 2.2(a).

“Common Cash Amount” has the meaning set forth in Section 1.6(c).

“Common Cash Percentage” has the meaning set forth in Section 1.6(c).

“Company Balance Sheet” has the meaning set forth in Section 2.4(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.4(a).

“Company Capital Stock” has the meaning set forth in the Recitals to this Agreement.

“Company Certificate” means a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock that were converted into the right to receive Merger Consideration pursuant to Section 1.6(a).

“Company Common Stock” has the meaning set forth in Section 2.2(a).

“Company Common Warrants” has the meaning set forth in Section 2.2(a).

“Company Disclosure Schedule” has the meaning set forth in the Preamble to Article II.

“Company Financial Statements” has the meaning set forth in Section 2.4(a).

“Company Intellectual Property” has the meaning set forth in Section 2.10(a)(iii).

“Company Material Adverse Effect”  means a change, effect, event, occurrence or circumstance that is materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties, Liabilities of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole; provided, that none of the following (individually or in combination) shall constitute a Company Material Adverse Effect:  changes, effects, events, occurrences and circumstances that are caused proximately by (i) the announcement or pendency of this Agreement and the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, licensee, licensor, partner or similar relationships or any loss of employees); (ii) compliance by the Company or any of its Subsidiaries with the prohibitions of, or the taking of any action required by, this Agreement; (iii) changes in the U.S. economy or the economy of any foreign country from which the Company derives a material portion of its revenues, or the software industry generally (to the extent that such changes do not have a disproportionately adverse effect on the Company); and (iv) (A) any action by the Company taken by the Company at Parent’s direction, (B) the failure to take any action referred to in Section 4.1 that was not taken by the Company because Parent withheld its consent or (C) the payment of any amounts due to, or the provision of any other benefits to, any persons or entities based on Contracts in existence as of the date of this Agreement and disclosed in the Company Disclosure Schedule.

“Company Percentage” means the percentage set forth in Schedule 8.2(b)(E)(3).

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Product” has the meaning set forth in Section 2.10(a).

“Company Registered Intellectual Property Rights” has the meaning set forth in Section 2.10(b).

“Company Restricted Stock” means shares of Company Capital Stock which are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement wit the Company or otherwise.

“Company Series G Warrants” has the meaning set forth in Section 2.2(a).

“Company Shareholder” has the meaning set forth in Section 8.2(a).

“Company Shareholder Action” has the meaning set forth in Section 5.2.

“Company Source Code” has the meaning set forth in Section 2.10(p).

“Company Stock Option Plans” has the meaning set forth in Section 2.2(a).

“Company Stock Options” has the meaning set forth in Section 2.2(a).

“Company Warrants” has the meaning set forth in Section 2.2(a).

“Competing Proposal” has the meaning set forth in Section 4.3.

“Confidentiality Agreement” has the meaning set forth in Section 5.5.

“Consultant Agreement” has the meaning set forth in Section 6.3(d)(i).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other binding arrangement or agreement, whether written or oral.

“Copyrights” has the meaning set forth in Section 2.10(a).

“Depository Agent” means U.S. Stock Transfer Corporation.

“Disputed Payables” has the meaning set forth in Section 1.10.

“Dissenting Shareholder” has the meaning set forth in Section 1.6(j).

“Dissenting Shares” has the meaning set forth in Section 1.6(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plans” has the meaning set forth in Section 2.13(b).

“Employees” has the meaning set forth in Section 2.13(b).

“Environmental Costs and Liabilities” means, with respect to the Company, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person or in response to any Company violation of Environmental Law.

“Environmental Law”  means any applicable Law, as now or hereafter in effect,  in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA Affiliate” means the Company’s Subsidiaries and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 4.14(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Claim Certificate” has the meaning set forth in Section 8.2(e).

“Escrow Cash” has the meaning set forth in Section 1.7(a).

“Escrow Fund” has the meaning set forth in Section 8.2(a).

“Escrow Period” means the period of time from the Effective Time through and including 11:59 p.m. Pacific Time on the Expiration Date, as the same may be extended pursuant to Article VIII.

“Escrow Shares” has the meaning set forth in Section 1.7(a).

“Estimated Cash at Closing” has the meaning set forth in Section 1.10(a).

“Estimated Closing Payables” has the meaning set forth in Section 1.10.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.10.

“Estimated Transaction Costs” has the meaning set forth in Section 1.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agent” has the meaning set forth in Section 1.2.

“Expiration Date” has the meaning set forth in Section 8.1.

“Final Date” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” means any government or political subdivision thereof, or any governmental or regulatory body whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any person, all obligations of such person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than Trade Payables or accruals incurred in the ordinary course of business), (d) under capital leases, and (e) in the nature of a guarantee of any of the obligations described in clauses (a) through (d) above of any other person.

“Information Statement” has the meaning set forth in Section 2.23.

“Initial Amount” means the amount set forth in Schedule 8.2(b)(E)(1).

“Intellectual Property” has the meaning set forth in Section 2.10(a).

“Intellectual Property Rights” has the meaning set forth in  Section 2.10(a)(i).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the Internal Revenue Service.

“Key Persons” has the meaning set forth in Section 6.3(d)(i).

“Knowledge” with respect to the Company means the knowledge, after reasonable  inquiry, of the officers and directors of the Company. “Knowledge” with respect to Parent means the knowledge, after reasonable inquiry, of the officers and directors of Parent.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or claims or any proceedings by or before a Governmental Entity.

“Liability”  means all Indebtedness, liabilities or obligations, whether known or unknown, absolute or contingent, fixed or otherwise, whether of not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” means any and all damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses (including diminution in value), and all reasonable out-of-pocket expenses (including reasonable expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts) in connection with any Legal Proceeding, Third-Party Claim, or other claim or dispute (including any claim or dispute relating to any right or asserted right under this Agreement or any of the Ancillary Agreements against any party hereto or thereto or otherwise), plus any interest that may accrue on any of the foregoing, net of any insurance proceeds or other indemnification payments (if any) actually received (without any adverse effect on the premiums paid for such insurance).

“Management Carve-out Cash Amount” has the meaning set forth in Section 1.6(c).

“Management Carve-out Percentage” has the meaning set forth in Section 1.6(c).

“Management Carve-out Stock Number” has the meaning set forth in Section 1.6(c).

“Material Contracts” has the meaning set forth in Section 2.18.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 3.2(b).

“Net Cash at Closing” has the meaning set forth in Section 1.6(c)(iii).

“Net Cash Closing Certificate” has the meaning set forth in Section 1.10.

“New Shares” has the meaning set forth in Section 8.2(d).

“Non-Plan Options” has the meaning set forth in Section 2.2(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Parent Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article III.

“Parent Financial Statements” has the meaning set forth in Section 3.4(a).

“Parent Indemnitees” has the meaning set forth in Section 8.2(b).

“Parent Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties, Liabilities of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, that none of the following (individually or in combination) shall constitute a Parent Material Adverse Effect: changes, effects, events, occurrences and circumstances that are proximately caused by (i) the announcement or pendency of this Agreement and the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, licensee, licensor, partner or similar relationships or any loss of employees); (ii) compliance by Parent or any of its Subsidiaries with the prohibitions of, or the taking of any action required by, this Agreement; and (iii) changes in the U.S. economy or the economy of any foreign country from which Parent derives a material portion of its revenues, or the software industry generally (to the extent that such changes do not have a disproportionately adverse effect on Parent).

“Parent Percentage” means the percentage set forth in Schedule 8.2(b)(E)(2).

“Parent SEC Documents” has the meaning set forth in Section 3.4.

“Patents” has the meaning set forth in Section 2.10(a)(ii).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Encumbrances” means (a) any Lien arising from an additional equipment lease facility in an amount not to exceed twenty five thousand dollars ($25,000), (b) Liens (i) upon or in any equipment acquired or leased by the Company or any of its Subsidiaries to secure the purchase price or lease of such equipment or indebtedness incurred solely for the purposes of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition or lease, provided that the Lien is confined solely to the property so acquired and improvements thereon; (c) Liens of carriers, landlords, warehousemen, mechanics and materialmen, and other like Liens incurred in the ordinary course of business securing obligations that are not yet delinquent or being contested in good faith; (d) cash security deposits not exceeding seventy five thousand ($75,000) in the aggregate at any one time paid to landlords or lessors of such leased premises or leased property; (e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pension or other social security obligations; (f) Liens for Taxes not yet due or due but not yet payable and for Taxes subject to good faith dispute and which are adequately reserved on the Company Financial Statements; and (g) non-exclusive licenses to Company Products granted in the ordinary course of the Company’s business.

“Permitted Expenses” has the meaning set forth in Section 7.3.

“Protective Agreements” has the meaning set forth in the Recitals to this Agreement.

“PTO” has the meaning set forth in Section 2.10(b).

“Public Software” has the meaning set forth in Section 2.10(q).

“Registered Intellectual Property Rights” has the meaning set forth in Section 2.10(a)(ii).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (w) clean up, remove, treat or in any other way address any Hazardous Material; (x) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (y) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (z) to correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 4.3.

“Securities Act” has the meaning set forth in Section 5.1.

“Series A Cash Amount” has the meaning set forth in Section 1.6(c).

“Series B Cash Amount” has the meaning set forth in Section 1.6(c).

“Series C Cash Amount” has the meaning set forth in Section 1.6(c).

“Series D Cash Amount” has the meaning set forth in Section 1.6(c).

“Series E Cash Amount” has the meaning set forth in Section 1.6(c).

“Series F Cash Amount” has the meaning set forth in Section 1.6(c).

“Series G Cash Amount” has the meaning set forth in Section 1.6(c).

“Series A Percentage” has the meaning set forth in Section 1.6(c).

“Series B Percentage” has the meaning set forth in Section 1.6(c).

“Series C Percentage” has the meaning set forth in Section 1.6(c).

“Series D Percentage” has the meaning set forth in Section 1.6(c).

“Series E Percentage” has the meaning set forth in Section 1.6(c).

“Series F Percentage” has the meaning set forth in Section 1.6(c).

“Series G Percentage” has the meaning set forth in Section 1.6(c).

“Series A Exchange Ratio” has the meaning set forth in Section 1.6(c).

“Series B Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series C Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series D Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series E Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series F Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series G Exchange Ratio” has the meaning set forth in Section 1.6(c).

 “Series A Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series B Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series C Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series D Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series E Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series F Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series G Preferred Stock” has the meaning set forth in Section 2.2(a).

“Shareholder Agent” has the meaning set forth in Section 8.2(h).

“Subsidiary” means any corporation, limited liability company, partnership, or other entity, a majority of the outstanding voting or economic equity interests of which are owned, directly or indirectly, by the Company or a Subsidiary of the Company.

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto and amendments thereof).

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“The Company Disclosure Schedule” has the meaning set forth in Section 10.2(b).

“Third Party Claim” has the meaning set forth in Section 8.2(j).

“Trade Payables” has the meaning set forth in Section 1.6(c).

“Trademarks” has the meaning set forth in Section 2.10(a)(iv).

“Transaction Costs” has the meaning set forth in Section 7.3.

“URLs” has the meaning set forth in Section 2.10(a)(ii).

10.2                        Certain Definitions; Interpretation.

(a)                                  Unless the context of this Agreement otherwise clearly requires: (i) words of either gender or the neuter include the other gender and the neuter; (ii) words using the singular number also include the plural number and words using the plural number also include the singular number; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement; (v) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vii) when a representation and warranty herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (ix) the terms “party” or “parties” refer to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to persons other than Parent, the Company and their respective Subsidiaries; (x) the phrase “ordinary course” or “ordinary course of business” with respect to any party means ordinary course of business consistent with the past practice of such party and its Subsidiaries; (xi) “person” includes any natural or artificial person, including any corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity; and (xii) the phrase “materiality limitation” means all limitations on and all qualifications and exceptions to a party’s representations and warranties based on the concept of materiality, whether expressed by the word “material” or “materially” or the phrase “in all material respects” or “Material Adverse Effect”.  The phrases “the date of this Agreement”, “the date hereof”, and phrases of similar import mean the date set forth in the first sentence of the first page of this Agreement in the forepart of this Agreement.  The phrase “made available” to a party means that the information or document referred to has actually been provided to such party or was in the Company’s physical or electronic data room as of November 19, 2004 (or, if added to such data room after such date, specific notice of the addition of such information or document was given to such party in writing).

(b)                                 “The Company Disclosure Schedule” and the Parent Disclosure Schedule mean the schedules delivered in accordance with, and at the time specified in, the forepart to Article II and Article III, respectively.  No amendment, supplement or update after the date of this Agreement shall be made to the Company Disclosure Schedule without the express written consent of Parent, or to the Parent Disclosure Schedule without the express written consent of the Company, and no amendment, supplement or update made or delivered (or purporting to be made or delivered) after the date of this Agreement without such consent shall have any effect on any of the rights or obligations of the Company or Parent, respectively.

(c)                                  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3                        Rules of Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.  It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company (and solely with respect to Articles VIII and Article IX, the Depository Agent and the Shareholders Agent) have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

WITNESS SYSTEMS, INC, a Delaware corporation

By	/s/ David B. Gould
Name	David B. Gould
Title	Chairman and Chief Executive Officer

BARON ACQUISITION CORPORATION, a California corporation

By	/s/ David B. Gould
Name	David B. Gould
Title	President

BLUE PUMPKIN SOFTWARE, a California corporation

By	/s/ Doron Aspitz
Name	Doron Aspitz
Title	Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION, as Depository Agent

By	/s/ Mark Cano
Name	Mark Cano
Title	Senior Vice President

LAURENCE R. HOOTNICK, as Shareholder Agent

By	/s/ Laurence R. Hootnick
Name	Laurence Hootnick
Title	Shareholder Agent

EXHIBIT A

NON-NATURAL PERSON

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into effective as of December   , 2004, by and among Witness Systems, Inc., a Delaware corporation (“Parent”), Baron Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Blue Pumpkin, Inc. a California corporation (the “Company”), and the undersigned holder of shares of capital stock (and securities exercisable for or convertible into shares of capital stock) of the Company (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement and Plan of Reorganization, dated as of December   , 2004, by and among Parent, Merger Sub, the Company and, with respect to Article VIII and Article IX thereof, Laurence R. Hootnick, as Shareholder Agent and The U.S. Stock Transfer Corporation as Depository Agent (the “Merger Agreement”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth therein.  As a result of the Merger, each share of Preferred Stock of the Company will be converted into the right to receive Common Stock, $0.01 par value per share, of Parent (“Parent Common Stock”) and cash, and each share of Common Stock of the Company will be converted into the right to receive cash, each on the basis described in the Merger Agreement.

WHEREAS, Holder is the record holder and beneficial owner of, and/or exercises voting power with respect to, such number and class of shares of the outstanding capital stock of the Company and such other voting securities of the Company as is indicated on the signature page of this Agreement (the “Holder Shares”).

WHEREAS, as a material inducement to Parent and Merger Sub to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement, Parent desires Holder to agree, and Holder is willing to agree (i) to vote the Holder Shares and any other shares of capital stock and other voting securities of the Company hereafter acquired or controlled by Holder (whether as record or beneficial owner or otherwise, and including but not limited to shares of capital stock and other voting securities of the Company acquired through the conversion of convertible notes or the exercise of options or warrants) (the “Additional Holder Shares”), so as to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement (ii) not to engage in certain solicitation activities.

NOW, THEREFORE, in consideration of the premises, and the promises, representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound, the parties agree as follows:

1.               Agreements of Holder.

(a)                                              Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Holder shall vote all Holder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the approval of the Merger Agreement, the Merger, the amendment of the Company’s Articles of Incorporation, as contemplated by the Merger Agreement (the “Articles Amendment”) (ii) in favor of any matter or action that could reasonably be expected to facilitate the Merger, the Articles Amendment and this Agreement, (iii) against any Other Proposal (as defined below), and (iv) against any agreement, amendment of the Company’s Articles of Incorporation or Bylaws or similar governing documents of the Company or any of its Subsidiaries or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the Articles Amendment.  Any such vote shall be cast (or consent shall be given) by Holder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).   For purposes of this Agreement, an “Other Proposal” means an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of the stock or assets of the Company or any of its Subsidiaries (other than in the ordinary course of business, consistent with past practice and not in material amounts), whether by purchase of stock or assets, exclusive license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise.

(b)                                             Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until the earlier of the Effective Time and any termination of this Agreement in accordance with its terms, Holder shall not (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Holder Shares or Additional Shares, (ii) deposit any Holder Shares or Additional Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Holder Shares or Additional Shares other than in the ordinary course of business, consistent with past practice and not in material amounts or (iii) take any action that would make any representation or warranty of Holder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Holder from performing any of its obligations under this Agreement.  Holder shall not make any request under any investor rights, registration rights or other similar agreements with the Company for the registration of any Holder Shares under the Securities Act.  Effective as of the Effective Time, Holder shall take all action require to cause or procure the resignation or removal of any and all its designees on board of directors of the Company and any of its subsidiaries (and each committee thereof).  Holder and the Company agree that all investor rights, registration rights and other similar agreements to which the Company and Holder are

2

parties shall automatically terminate immediately prior to the Effective Time and shall thereafter be of no further force or effect.

(c)                                              Irrevocable Proxy.  Holder agrees to execute and deliver to Parent an irrevocable proxy in the form attached hereto as Attachment A (the “Proxy”), or, at Parent’s request, an irrevocable stockholder written consent in the form attached hereto as Attachment B (the “Consent”), with the total number of Holder Shares and Additional Shares owned beneficially or of record or controlled by Holder set forth therein.  The parties agree that by reason of the Merger Agreement that the Proxy is a proxy coupled with an interest.

(d)                                             No Solicitation.  Holder shall, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, investment bankers, legal, financial and other advisors or representatives (collectively, “Holder Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Other Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Holder or Holder Representatives.  From the date hereof until the earlier of the Effective Time and any termination of this Agreement in accordance with its terms, Holder shall not, shall cause Holder Representatives not to, and shall not direct or encourage any of its Holder Representatives to directly or indirectly (i) solicit, initiate, seek, knowingly encourage, entertain, review or participate in any negotiations or discussions with respect to any Other Proposal, (ii) disclose any heretofore nonpublic information regarding the Company or any of its Subsidiaries for purposes of considering or formulating an Other Proposal, (iii) assist, cooperate with, facilitate or knowingly encourage any person to make an Other Proposal, (iv) agree to, enter into a Contract regarding, approve recommend or endorse any transaction involving an Other Proposal or (v) authorize or permit any Holder Representative to take any action within the scope of the preceding clauses (i) through (v).  In addition, from the date hereof until any termination of this Agreement in accordance with its terms, Holder shall promptly advise Parent if an Other Proposal is hereafter made or if any request for nonpublic information relating to the Company or its Subsidiaries is made by any person that, to the Holder’s Knowledge, has made an Other Proposal or has advised the Company that it may be considering making an Other Proposal, and the Holder shall as promptly as practicable (and in any event within twenty four (24) hours) notify Parent of the material details of such Other Proposal or request (including the identity of the person making such Other Proposal or request, the financial and other material terms thereof and the information requested thereby) and, if such Other Proposal or request is in writing, provide Parent with a copy of such Other Proposal or request and copies of all correspondence relating thereto, and shall make no response to the person making such Other Proposal or request other than to inform such person of the restrictions imposed by this Agreement.  Thereafter (and without limiting the obligations set forth in this Agreement), the Holder shall keep Parent fully apprised, on a current basis of the status of any such Other Proposal and of any modifications to the terms thereof.

(e)                                              Publication.  Holder consents to Parent disclosing in a registration statement on Form S-3 (or any successor form to such Form), the Information Statement, or other offering documents, Holder’s identity and ownership (whether record of beneficial) of

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Company Capital Stock and the nature of Holder’s commitments, arrangements and understandings under this Agreement.  Holder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transaction contemplated thereby without the prior written consent of Parent, except as may be required by applicable Law.

2.               Representations and Warranties of Holder.  Holder hereby represents and warrants to Parent and Merger Sub as follows:

(a)                                              Organization; Authority.  Holder is a                       duly organized, validly existing and in good standing under the laws of                           .  Holder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Holder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of Holder and no further action on the part of Holder is necessary to authorize the execution, delivery and performance by Holder of this Agreement and the consummation by Holder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Holder and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, subject to the applicable bankruptcy insolvency and similar laws affecting creditors’ rights and remedies.

(b)                                             Consents and Approvals; No Violations.  Except for                                , no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Holder of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Holder of any of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by Holder, nor the consummation by Holder of the transactions contemplated hereby, nor compliance by Holder with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the organizational documents of Holder or (B) assuming that the authorizations, consents, approvals and filings referred to in the preceding sentence are obtained and made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Holder or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Holder or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Holder or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in

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the aggregate, reasonably be expected to prevent or materially delay the performance by Holder of any of its obligations under this Agreement.

(c)                                              Ownership of Shares.  Holder owns, beneficially and of record, all of the Holder Shares.  Holder owns all of the Holder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States).  Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, Holder has sole voting power and sole power of disposition with respect to all Holder Shares, with no restrictions on Holder’s rights of voting or disposition pertaining thereto and no Person other than Holder has any right to direct or approve the voting or disposition of any Holder Shares.  As of the date hereof, Holder does not own, beneficially or of record, any securities of the Company other than                                      shares which constitute Holder Shares.

(d)                                             Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the Merger Agreement, Merger or the transactions contemplated thereby based upon arrangements made by or on behalf of Holder.

(e)                                              Reliance.  Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Holder’s execution and delivery of this Agreement.

(f)                                                Litigation.  There is no action, proceeding or investigation pending or threatened against Holder that questions the validity of this Agreement or any action taken or to be taken by Holder in connection with this Agreement.

3.               Waiver of Repurchase Rights and Rights of First Refusal.  In connection with Parent’s exercise of its rights hereunder, the Company hereby waives its right (i) to purchase any Holder Shares or Additional Shares then held (beneficially or of record) by Holder pursuant to any right of repurchase, right of first refusal or similar right that the Company may now have, or may in the future have, to purchase such Holder Shares or Additional Shares and (ii) to receive notice of such sale pursuant to any agreement providing for rights of notice.

4.               Termination.  This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”).  Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 5, and paragraphs (c) and (d) of Section 2 shall survive any termination of this Agreement.

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5.               Miscellaneous.

(a)                                              Action in Holder Capacity Only.  The parties acknowledge that this Agreement is entered into by Holder in its capacity as owner of the Holder Shares and the Additional Shares (if any) and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him to comply with his fiduciary duties as a director or officer of the Company.

(b)                                             Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

(c)                                              Additional Shares.  Until any termination of this Agreement in accordance with its terms, Holder shall promptly notify Parent of the number of Additional Shares, if any, as to which Holder acquires record or beneficial ownership after the date hereof.  Any Additional Shares as to which Holder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Holder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Capital Stock, the number of shares constituting Holder Shares shall be adjusted appropriately without any action of the parties and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to Holder in connection therewith.

(d)                                             Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)                                              Further Assurances.  From time to time, at the request of Parent and without further consideration, Holder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, at the reasonable request of Parent, to carry out the intent of this Agreement.  Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements between Holder (or any of Holder’s Affiliates), on the one hand, and the Company or any other holder of Company securities, on the other hand.

(f)                                                Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

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(g)                                             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)                                             Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.  Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)                                                 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)                                                 Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k)                                              Descriptive Headings.  Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)                                                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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if to Parent, to:

Witness Systems, Inc.
300 Colonial Center Parkway
Suite 600
Roswell, GA 30076
Attention: Loren Wimpfheimer
Facsimile No.: (770) 754-1873
Telephone No.: (888) 394-8637

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention: Rod J. Howard
Facsimile No.: (650) 802-3100
Telephone No.: (650) 802-3000

if to Holder, to:

Attention:
Facsimile:

with a copy (which shall not constitute notice) to:

Wilson, Sonsini Goodrich and Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Jeffrey D. Saper
Attention: Robert T. Ishii
Facsimile No.: (650) 493-6811
Telephone No.: (650) 493-9300

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m)                                                        GOVERNING LAW; ENFORCEMENT; JURISDICTION; WAIVER OF JURY TRIAL.

(i)                                     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES OR RULES OF ANY JURISDICTION.

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(ii)                                  ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND, IN THE CASE OF APPEALS, APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  THE CONSENTS TO JURISDICTION SET FORTH IN THIS PARAGRAPH SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF CALIFORNIA AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(iii)                               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(iv)                              THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.  IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

(n)                                                          Legal Counsel.  Holder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement.  Holder further acknowledges that attorneys for the Company represent the Company and do not represent Holder or any of the Holders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

(o)                                                          Agreement Negotiated.  The form of this Agreement has been negotiated by or on behalf of  Parent and the Company, each of which was represented by attorneys who have carefully negotiated the provisions hereof.  Holder acknowledges that he, she or it has been advised to, and has had the opportunity to, consult with his, her or its personal attorney prior to entering into this Agreement.  As a consequence,  Parent and Holder do not believe or intend that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

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(p)                                                          Legends.  Any certificate or note representing Holder Shares or Additional Holder Shares shall be legended at the request of  Parent to reflect the obligations imposed and, if applicable, the Proxy or Consent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed on the date and year first above written.

PARENT, INC.

By:

Name:

Title:

HOLDER

By:

Name:

Title:

Address:

Number of Holder Shares of the Company Beneficially Held by Holder:

Common Stock:

Series A Preferred Stock:

Series B Preferred Stock:

Series C Preferred Stock:

Series D Preferred Stock:

Series E Preferred Stock:

Series F Preferred Stock:

Series G Preferred Stock:

Other Holder Securities :
[number/amount and description]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

ATTACHMENT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Blue Pumpkin, Inc., a California corporation (the “Company”), hereby irrevocably appoints David Gould, Chief Executive Officer and Chairman of the Board of Directors of Witness Systems, Inc., a Delaware Corporation, (“Parent”), and William Evans, Chief Financial Officer and Chief Administrative Officer of Parent, and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock and other voting securities of the Company owned (whether beneficially or of record) by Stockholder (or the voting power of which is held, exercised or controlled by Stockholder), which securities are listed on the signature page of this Irrevocable Proxy (the “Holder Shares”), and any and all other shares and other voting securities of the Company acquired by Stockholder on or after the date hereof (the “Additional Holder Shares”), until the Termination Date (as such term is defined in the Support Agreement).  Capitalized terms not defined in this Irrevocable Proxy have the meanings set forth in the Support Agreement, dated as of December __, 2004, by and between Parent and Stockholder (the “Support Agreement”) or, to the extent so specified in the Support Agreement, the Merger Agreement.  The Holder Shares owned (whether beneficially or of record) by Stockholder (or the voting power of which is held, exercised or controlled by Stockholder) as of the date of this Irrevocable Proxy are listed on the signature page to this Irrevocable Proxy.  Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Holder Shares or any Additional Holder Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Holder Shares and Additional Holder Shares until after the Termination Date.

This Irrevocable Proxy is irrevocable (to the fullest extent provided by the California Corporations Code), is coupled with an interest, is granted pursuant to the Support Agreement, and is granted in consideration of Parent entering into the Merger Agreement and/or consummating the Merger and the Other Transactions.  The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder at any time prior to the Termination Date to act as Stockholder’s attorney and proxy to vote the Holder Shares and Additional Holder Shares, and to execute and deliver written consents and otherwise exercise all voting and other rights of Stockholder with respect to the Holder Shares and Additional Holder Shares, at every annual, special or adjourned meeting of the stockholders of the Company, and in every action or approval by written consent of the stockholders of the Company in lieu of such a meeting: (i) in favor of the approval of the Merger Agreement, the Merger and the amendment of the Company’s Articles of Incorporation, as contemplated by the Merger Agreement (the “Articles Amendment”), (ii) in favor any matter or action that could reasonably be expected to facilitate the Merger, the Articles Amendment and the Support Agreement, (iii) against any Other Proposal, and (iv) against any agreement, amendment of the Company’s Articles of Incorporation or Bylaws or similar governing documents of the Company or any of its Subsidiaries or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the Articles Amendment.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above.  Stockholder may vote the Holder Shares and Additional Holder Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of Stockholder and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

[SIGNATURE PAGE TO THIS IRREVOCABLE PROXY FOLLOWS]

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Any obligation of Stockholder hereunder shall be binding upon the heirs, personal  representatives, successors and assigns of Stockholder.

THIS PROXY IS IRREVOCABLE.

Dated:     December    , 2004

Signature of Stockholder:

Print Name of Stockholder:

          Shares of Common Stock Owned (        Beneficially,         Of Record)

          Shares of Series A Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series B Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series C Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series D Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series E Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series F Preferred Stock Owned (        Beneficially,         Of Record)

          Shares of Series G Preferred Stock Owned (        Beneficially,         Of Record)

Other Holder Shares:
[number/amount and description]

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

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ATTACHMENT B

IRREVOCABLE STOCKHOLDER WRITTEN CONSENT

The undersigned holder(s) of outstanding capital stock of Blue Pumpkin, Inc., a California corporation (the “Company”), pursuant to the provisions of Section 603 of the California General Corporation Law, do(es) hereby irrevocably consent to the adoption and approval of the following recitals and resolutions, without a formal meeting and without prior notice, to the same extent and to have the same force and effect as if such recitals and resolutions were adopted and approved by the vote of holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such recitals and resolutions:

WHEREAS, Witness Systems, Inc., a Delaware corporation (“Parent”), Baron Acquisition Corporation, a California corporation (“Merger Sub”), and the Company have previously entered into that certain Merger Agreement and Plan of Reorganization dated as of December    , 2004 (the “Merger Agreement”), by and among Parent, Merger Sub, the Company, and with respect to Article 8 and Article 9 of the Merger Agreement only, Laurence R. Hootnick, as Holder Agent, and The U.S. Stock Transfer Corporation, as Depository Agent pursuant to which the Company will merge with and into Parent (or, in certain circumstances, with a subsidiary of Parent) (the “Merger”);

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Agreement of Merger contemplated thereby and the Articles Amendment be and hereby are approved, and the Merger and other transactions contemplated by the Merger Agreement, the Agreement of Merger and the Articles Amendment be and hereby are approved.

Dated:    December    , 2004

Signature of Stockholder:
Print Name of Stockholder:

            Shares of Common Stock Owned (         Beneficially,          Of Record)

            Shares of Series A Preferred Stock Owned (         Beneficially,          Of Record)

            Shares of Series B Preferred Stock Owned (         Beneficially,          Of Record)

            Shares of Series C Preferred Stock Owned (         Beneficially,          Of Record)

            Shares of Series D Preferred Stock Owned (         Beneficially,          Of Record)

15

            Shares of Series E Preferred Stock Owned (         Beneficially,          Of Record)

            Shares of Series F Preferred Stock Owned (         Beneficially,          Of Record)

            Shares of Series G Preferred Stock Owned (         Beneficially,          Of Record)

Other Holder Shares:
[number/amount and description]

[SIGNATURE PAGE TO IRREVOCABLE STOCKHOLDER WRITTEN CONSENT]

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EXHIBIT A

NATURAL PERSON

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into effective as of December    , 2004, by and among Witness Systems, Inc., a Delaware corporation (“Parent”), Baron Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Blue Pumpkin, Inc. a California corporation (the “Company”), and the undersigned holder of shares of capital stock (and securities exercisable for or convertible into shares of capital stock) of the Company (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement and Plan of Reorganization, dated as of December    , 2004, by and among Parent, Merger Sub, the Company and, with respect to Article VIII and Article IX thereof, Laurence R. Hootnick, as Shareholder Agent and The U.S. Stock Transfer Corporation as Depository Agent (the “Merger Agreement”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth therein.  As a result of the Merger, each share of Preferred Stock of the Company will be converted into the right to receive Common Stock, $0.01 par value per share, of Parent (“Parent Common Stock”) and cash, and each share of Common Stock of the Company will be converted into the right to receive cash, each on the basis described in the Merger Agreement.

WHEREAS, Holder is the record holder and beneficial owner of, and/or exercises voting power with respect to, such number and class of shares of the outstanding capital stock of the Company and such other voting securities of the Company as is indicated on the signature page of this Agreement (the “Holder Shares”).

WHEREAS, as a material inducement to Parent and Merger Sub to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement, Parent desires Holder to agree, and Holder is willing to agree (i) to vote the Holder Shares and any other shares of capital stock and other voting securities of the Company hereafter acquired or controlled by Holder (whether as record or beneficial owner or otherwise, and including but not limited to shares of capital stock and other voting securities of the Company acquired through the conversion of convertible notes or the exercise of options or warrants) (the “Additional Holder Shares”), so as to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement (ii) not to engage in certain solicitation activities.

NOW, THEREFORE, in consideration of the premises, and the promises, representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound, the parties agree as follows:

1.               Agreements of Holder.

(a)                                                          Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Holder shall vote all Holder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the approval of the Merger Agreement, the Merger, the amendment of the Company’s Articles of Incorporation, as contemplated by the Merger Agreement (the “Articles Amendment”) (ii) in favor of any matter or action that could reasonably be expected to facilitate the Merger, the Articles Amendment and this Agreement, (iii) against any Other Proposal (as defined below), and (iv) against any agreement, amendment of the Company’s Articles of Incorporation or Bylaws or similar governing documents of the Company or any of its Subsidiaries or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the Articles Amendment.  Any such vote shall be cast (or consent shall be given) by Holder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).   For purposes of this Agreement, an “Other Proposal” means an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of the stock or assets of the Company or any of its Subsidiaries (other than in the ordinary course of business, consistent with past practice and not in material amounts), whether by purchase of stock or assets, exclusive license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise.

(b)                                                         Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until the earlier of the Effective Time and any termination of this Agreement in accordance with its terms, Holder shall not (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Holder Shares or Additional Shares, (ii) deposit any Holder Shares or Additional Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Holder Shares or Additional Shares other than in the ordinary course of business, consistent with past practice and not in material amounts or (iii) take any action that would make any representation or warranty of Holder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Holder from performing any of its obligations under this Agreement.  Holder shall not make any request under any investor rights, registration rights or other similar agreements with the Company for the registration of any Holder Shares under the Securities Act.  Effective as of the Effective Time, Holder shall take all action require to cause or procure the resignation or removal of any and all its designees on board of directors of the Company and any of its subsidiaries (and each committee thereof).  Holder and the Company agree that all investor rights, registration rights and other similar agreements to which the Company and Holder are

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parties shall automatically terminate immediately prior to the Effective Time and shall thereafter be of no further force or effect.

(c)                                                          Irrevocable Proxy.  Holder agrees to execute and deliver to Parent an irrevocable proxy in the form attached hereto as Attachment A (the “Proxy”), or, at Parent’s request, an irrevocable stockholder written consent in the form attached hereto as Attachment B (the “Consent”), with the total number of Holder Shares and Additional Shares owned beneficially or of record or controlled by Holder set forth therein.  The parties agree that by reason of the Merger Agreement that the Proxy is a proxy coupled with an interest.

(d)                                                         No Solicitation.  Holder shall, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, investment bankers, legal, financial and other advisors or representatives (collectively, “Holder Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Other Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Holder or Holder Representatives.  From the date hereof until the earlier of the Effective Time and any termination of this Agreement in accordance with its terms, Holder shall not, shall cause Holder Representatives not to, and shall not direct or encourage any of its Holder Representatives to directly or indirectly (i) solicit, initiate, seek, knowingly encourage, entertain, review or participate in any negotiations or discussions with respect to any Other Proposal, (ii) disclose any heretofore nonpublic information regarding the Company or any of its Subsidiaries for purposes of considering or formulating an Other Proposal, (iii) assist, cooperate with, facilitate or knowingly encourage any person to make an Other Proposal, (iv) agree to, enter into a Contract regarding, approve recommend or endorse any transaction involving an Other Proposal or (v) authorize or permit any Holder Representative to take any action within the scope of the preceding clauses (i) through (v).  In addition, from the date hereof until any termination of this Agreement in accordance with its terms, Holder shall promptly advise Parent if an Other Proposal is hereafter made or if any request for nonpublic information relating to the Company or its Subsidiaries is made by any person that, to the Holder’s Knowledge, has made an Other Proposal or has advised the Company that it may be considering making an Other Proposal, and the Holder shall as promptly as practicable (and in any event within twenty four (24) hours) notify Parent of the material details of such Other Proposal or request (including the identity of the person making such Other Proposal or request, the financial and other material terms thereof and the information requested thereby) and, if such Other Proposal or request is in writing, provide Parent with a copy of such Other Proposal or request and copies of all correspondence relating thereto, and shall make no response to the person making such Other Proposal or request other than to inform such person of the restrictions imposed by this Agreement.  Thereafter (and without limiting the obligations set forth in this Agreement), the Holder shall keep Parent fully apprised, on a current basis of the status of any such Other Proposal and of any modifications to the terms thereof.

(e)                                                          Publication.  Holder consents to Parent disclosing in a registration statement on Form S-3 (or any successor form to such Form), the Information Statement, or other offering documents, Holder’s identity and ownership (whether record of beneficial) of

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Company Capital Stock and the nature of Holder’s commitments, arrangements and understandings under this Agreement.  Holder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transaction contemplated thereby without the prior written consent of Parent, except as may be required by applicable Law.

2.               Representations and Warranties of Holder.  Holder hereby represents and warrants to Parent and Merger Sub as follows:

(a)                                                          Ownership of Shares.  Holder owns, beneficially and of record, all of the Holder Shares.  Holder owns all of the Holder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States).  Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, Holder has sole voting power and sole power of disposition with respect to all Holder Shares, with no restrictions on Holder’s rights of voting or disposition pertaining thereto and no Person other than Holder has any right to direct or approve the voting or disposition of any Holder Shares.  As of the date hereof, Holder does not own, beneficially or of record, any securities of the Company other than                                  shares which constitute Holder Shares.

(b)                                                         Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the Merger Agreement, Merger or the transactions contemplated thereby based upon arrangements made by or on behalf of Holder.

(c)                                                          Reliance.  Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Holder’s execution and delivery of this Agreement.

(d)                                                         Litigation.  There is no action, proceeding or investigation pending or threatened against Holder that questions the validity of this Agreement or any action taken or to be taken by Holder in connection with this Agreement.

3.               Waiver of Repurchase Rights and Rights of First Refusal.  In connection with Parent’s exercise of its rights hereunder, the Company hereby waives its right (i) to purchase any Holder Shares or Additional Shares then held (beneficially or of record) by Holder pursuant to any right of repurchase, right of first refusal or similar right that the Company may now have, or may in the future have, to purchase such Holder Shares or Additional Shares and (ii) to receive notice of such sale pursuant to any agreement providing for rights of notice.

4.               Termination.  This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the

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“Termination Date”).  Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 5, and paragraphs (a) and (b) of Section 2 shall survive any termination of this Agreement.

5.               Miscellaneous.

(a)                                                          Action in Holder Capacity Only.  The parties acknowledge that this Agreement is entered into by Holder in its capacity as owner of the Holder Shares and the Additional Shares (if any) and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him to comply with his fiduciary duties as a director or officer of the Company.

(b)                                                         Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

(c)                                                          Additional Shares.  Until any termination of this Agreement in accordance with its terms, Holder shall promptly notify Parent of the number of Additional Shares, if any, as to which Holder acquires record or beneficial ownership after the date hereof.  Any Additional Shares as to which Holder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Holder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Capital Stock, the number of shares constituting Holder Shares shall be adjusted appropriately without any action of the parties and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to Holder in connection therewith.

(d)                                                         Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)                                                          Further Assurances.  From time to time, at the request of Parent and without further consideration, Holder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, at the reasonable request of Parent, to carry out the intent of this Agreement.  Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements between Holder (or any of Holder’s Affiliates), on the one hand, and the Company or any other holder of Company securities, on the other hand.

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(f)                                                            Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g)                                                         Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)                                                         Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.  Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)                                                             Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)                                                             Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k)                                                          Descriptive Headings.  Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)                                                             Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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if to Parent, to:

Witness Systems, Inc.
300 Colonial Center Parkway
Suite 600
Roswell, GA 30076
Attention: Loren Wimpfheimer
Facsimile No.: (770) 754-1873
Telephone No.: (888) 394-8637

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention: Rod J. Howard
Facsimile No.: (650) 802-3100
Telephone No.: (650) 802-3000

if to Holder, to:

Attention:
Facsimile:

with a copy (which shall not constitute notice) to:

Wilson, Sonsini Goodrich and Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Jeffrey D. Saper
Attention: Robert T. Ishii
Facsimile No.: (650) 493-6811
Telephone No.: (650) 493-9300

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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(m)                                                       GOVERNING LAW; ENFORCEMENT; JURISDICTION; WAIVER OF JURY TRIAL.

(i)                                     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES OR RULES OF ANY JURISDICTION.

(ii)                                  ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND, IN THE CASE OF APPEALS, APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  THE CONSENTS TO JURISDICTION SET FORTH IN THIS PARAGRAPH SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF CALIFORNIA AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(iii)                               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(iv)                              THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.  IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

(n)                                                         Legal Counsel.  Holder acknowledges that he, she or it has been advised to, and has had the opportunity to consult with his, her or its personal attorney prior to entering into this Agreement.  Holder further acknowledges that attorneys for the Company represent the Company and do not represent Holder or any of the Holders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

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(o)                                                         Agreement Negotiated.  The form of this Agreement has been negotiated by or on behalf of Parent and the Company, each of which was represented by attorneys who have carefully negotiated the provisions hereof.  Holder acknowledges that he, she or it has been advised to, and has had the opportunity to, consult with his, her or its personal attorney prior to entering into this Agreement.  As a consequence,  Parent and Holder do not believe or intend that any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

(p)                                                         Legends.  Any certificate or note representing Holder Shares or Additional Holder Shares shall be legended at the request of Parent to reflect the obligations imposed and, if applicable, the Proxy or Consent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Support Agreement to be duly executed on the date and year first above written.

PARENT, INC.

By:

Name:

Title:

HOLDER

By:

Name:

Title:

Address:

Number of Holder Shares of the Company Beneficially Held by Holder:

Common Stock:

Series A Preferred Stock:

Series B Preferred Stock:

Series C Preferred Stock:

Series D Preferred Stock:

Series E Preferred Stock:

Series F Preferred Stock:

Series G Preferred Stock:

Other Holder Securities :
[number/amount and description]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

ATTACHMENT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Blue Pumpkin, Inc., a California corporation (the “Company”), hereby irrevocably appoints David Gould, Chief Executive Officer and Chairman of the Board of Directors of Witness Systems, Inc., a Delaware Corporation, (“Parent”), and William Evans, Chief Financial Officer and Chief Administrative Officer of Parent, and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock and other voting securities of the Company owned (whether beneficially or of record) by Stockholder (or the voting power of which is held, exercised or controlled by Stockholder), which securities are listed on the signature page of this Irrevocable Proxy (the “Holder Shares”), and any and all other shares and other voting securities of the Company acquired by Stockholder on or after the date hereof (the “Additional Holder Shares”), until the Termination Date (as such term is defined in the Support Agreement).  Capitalized terms not defined in this Irrevocable Proxy have the meanings set forth in the Support Agreement, dated as of December      , 2004, by and between Parent and Stockholder (the “Support Agreement”) or, to the extent so specified in the Support Agreement, the Merger Agreement.  The Holder Shares owned (whether beneficially or of record) by Stockholder (or the voting power of which is held, exercised or controlled by Stockholder) as of the date of this Irrevocable Proxy are listed on the signature page to this Irrevocable Proxy.  Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Holder Shares or any Additional Holder Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Holder Shares and Additional Holder Shares until after the Termination Date.

This Irrevocable Proxy is irrevocable (to the fullest extent provided by the California Corporations Code), is coupled with an interest, is granted pursuant to the Support Agreement, and is granted in consideration of Parent entering into the Merger Agreement and/or consummating the Merger and the Other Transactions.  The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder at any time prior to the Termination Date to act as Stockholder’s attorney and proxy to vote the Holder Shares and Additional Holder Shares, and to execute and deliver written consents and otherwise exercise all voting and other rights of Stockholder with respect to the Holder Shares and Additional Holder Shares, at every annual, special or adjourned meeting of the stockholders of the Company, and in every action or approval by written consent of the stockholders of the Company in lieu of such a meeting: (i) in favor of the approval of the Merger Agreement, the Merger and the amendment of the Company’s Articles of Incorporation, as contemplated by the Merger Agreement (the “Articles Amendment”), (ii) in favor any matter or action that could reasonably be expected to facilitate the Merger, the Articles Amendment and the Support Agreement, (iii) against any Other Proposal, and (iv) against any agreement, amendment of the Company’s Articles of Incorporation or Bylaws or similar governing documents of the Company or any of its Subsidiaries or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the Articles Amendment.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above.  Stockholder may vote the Holder Shares and Additional Holder Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of Stockholder and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

[SIGNATURE PAGE TO THIS IRREVOCABLE PROXY FOLLOWS]

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Any obligation of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

THIS PROXY IS IRREVOCABLE.

Dated:	December , 2004

Signature of Stockholder:

Print Name of Stockholder:

Shares of Common Stock Owned ( Beneficially, Of Record)

Shares of Series A Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series B Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series C Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series D Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series E Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series F Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series G Preferred Stock Owned ( Beneficially, Of Record)

Other Holder Shares:
[number/amount and description]

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

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ATTACHMENT B

IRREVOCABLE STOCKHOLDER WRITTEN CONSENT

The undersigned holder(s) of outstanding capital stock of Blue Pumpkin, Inc., a California corporation (the “Company”), pursuant to the provisions of Section 603 of the California General Corporation Law, do(es) hereby irrevocably consent to the adoption and approval of the following recitals and resolutions, without a formal meeting and without prior notice, to the same extent and to have the same force and effect as if such recitals and resolutions were adopted and approved by the vote of holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such recitals and resolutions:

WHEREAS, Witness Systems, Inc., a Delaware corporation (“Parent”), Baron Acquisition Corporation, a California corporation (“Merger Sub”), and the Company have previously entered into that certain Merger Agreement and Plan of Reorganization dated as of December      , 2004 (the “Merger Agreement”), by and among Parent, Merger Sub, the Company, and with respect to Article 8 and Article 9 of the Merger Agreement only, Laurence R. Hootnick, as Holder Agent, and The U.S. Stock Transfer Corporation, as Depository Agent pursuant to which the Company will merge with and into Parent (or, in certain circumstances, with a subsidiary of Parent) (the “Merger”);

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Agreement of Merger contemplated thereby and the Articles Amendment be and hereby are approved, and the Merger and other transactions contemplated by the Merger Agreement, the Agreement of Merger and the Articles Amendment be and hereby are approved.

Dated: December , 2004

Signature of Stockholder:
Print Name of Stockholder:

Shares of Common Stock Owned ( Beneficially, Of Record)

Shares of Series A Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series B Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series C Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series D Preferred Stock Owned ( Beneficially, Of Record)

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Shares of Series E Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series F Preferred Stock Owned ( Beneficially, Of Record)

Shares of Series G Preferred Stock Owned ( Beneficially, Of Record)

Other Holder Shares:
[number/amount and description]

[SIGNATURE PAGE TO IRREVOCABLE STOCKHOLDER WRITTEN CONSENT]

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EXHIBIT B-1

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”), dated as of December       , 2004, is made by and between Witness Systems, a Delaware corporation (“Parent”), and                            , an individual residing in the State of California (the “Shareholder”).  Parent and Shareholder are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

Blue Pumpkin, Inc., a California corporation (the “Company”), is engaged in the business of providing workforce management solutions, workforce optimization solutions and analytics solutions and related services (the “Business”), and has entered into a Merger Agreement and Plan of Reorganization, dated as of December      , 2004 (the “Merger Agreement”), by and among Parent, Baron Acquisition Corporation, a California Corporation (“Merger Sub”), the Company, and with respect to Article 8 and Article 9 of the Merger Agreement only, Laurence R. Hootnick, as Holder Agent, and The U.S. Stock Transfer Corporation, as Depository Agent pursuant to which Parent will acquire the Company through the merger of Merger Sub with and into the Company, with the Company being the surviving company (the “Merger”).  Following the Effective Time of the Merger, it is anticipated that the Business shall be conducted by Parent and/or one or more subsidiaries of Parent.

Shareholder has a substantial equity interest in the Company and a material economic interest in the consummation of the Merger, and will receive significant cash proceeds and Parent stock and other valuable consideration as a result of the Merger.

Shareholder acknowledges and agrees that it is his intention to transfer to Parent (and that it is Parent’s desire to acquire) the entire goodwill of the Company, including the entire goodwill reflected in the capital stock of the Company that Shareholder owns.  Shareholder further recognizes Parent’s interest, as a purchaser of the Company, in protecting, among other things, the Company’s relationships with customers, suppliers and others, and the goodwill associated with its ongoing business.  The Parties further acknowledge and agree that they explicitly considered the value of the goodwill to be transferred in the Merger, and that such goodwill was valued as a component of the consideration to be paid by Parent in and for the Merger, and that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger and the Company to Parent.  Accordingly, the execution, delivery and continued effectiveness of this Agreement is a condition to the obligations of Parent under the Merger Agreement to consummate the Merger.

Shareholder has considered the effects of this Agreement, considers them reasonable and, in order to induce Parent to consummate the Merger, Shareholder is willing to enter into and be bound by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Shareholder, for themselves and their successors and assigns, and intending to be legally bound, hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below.  Capitalized terms used without definition herein shall have the respective meaning assigned to them in the Merger Agreement.

(a)                                  “Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, estate, trust, unincorporated organization, governmental entity or authority (including, without limitation, any municipal, county or state entity, board, authority, agency or similar organization), or any other entity or organization.

2.                                       Non-Competition.  As an inducement for Parent to enter into the Merger Agreement and consummate the Merger, and in connection with the sale of Shareholder’s equity interest in the Company in connection with the Merger, Shareholder agrees that during the period from and after the Effective Time and continuing until the second anniversary of the Effective Time (as such term is defined in the Merger Agreement) of the Merger (the “Restricted Period):

(a)                                  Except for Shareholder’s ownership of interests in, positions with, or actions on behalf of, Parent and its affiliates, Shareholder shall not, anywhere in the world where the Company currently engages or is proposing to engage in the Business, directly or through one or more intermediaries, (i) engage in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, be employed by, render any services or provide any advice or assistance to, consult with or be connected in any similar manner with any Person in competition (or directly or through one or more intermediaries seeking to compete) with the Business, including but not limited to those set forth on Schedule A hereto (a “Competing Business”).

(b)                                 Except for Shareholder’s ownership of interests in, positions with, or actions on behalf of, Parent and its affiliates, Shareholder shall not, anywhere in the United States where the Company currently engages or is proposing to engage in the Business, directly or through one or more intermediaries,  (i) engage in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative or equity holder, or in any other individual, corporate or

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representative capacity (without limitation by specific enumeration of the foregoing), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, be employed by, render any services or provide any advice or assistance to, consult with or be connected in any similar manner with any Competing Business.

(c)                                  Except for Shareholder’s ownership of interests in, positions with, or actions on behalf of, Parent and its affiliates, Shareholder shall not, anywhere in the State of California where the Company currently engages or is proposing to engage in the Business, directly or through one or more intermediaries,  (i) engage in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative or equity holder, or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, be employed by, render any services or provide any advice or assistance to, consult with or be connected in any similar manner with any Competing Business.

(d)                                 Except for Shareholder’s ownership of interests in, positions with, or actions on behalf of, Parent and its affiliates, Shareholder shall not, in the County of Santa Clara in the State of California where the Company currently engages or is proposing to engage in the Business, directly or through one or more intermediaries, (i) engage in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative or equity holder, or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, be employed by, render any services or provide any advice or assistance to, consult with or be connected in any similar manner with any Competing Business.

(e)                                  Except for Shareholder’s ownership of interests in, positions with, or actions on behalf of, Parent and its affiliates, Shareholder shall not, anywhere within a twenty-five (25) mile air radius of any operating office of the Company (which shall mean any office in existence immediately prior to the Effective Time (or, if such office has been announced within the Company or is otherwise known to Shareholder at or prior to the Effective Time, planned to be opened after the Effective Time), directly or through one or more intermediaries, (i) engage in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative or equity holder, or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, be employed by, render any services or provide any advice or assistance to, consult with or be connected in any similar manner with any Competing Business.

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Nothing in this Section 2 shall prohibit Shareholder from (i) acquiring up to three percent (3%) of any class of outstanding equity security of any competing business whose equity securities are traded on a national securities exchange or listed on the Nasdaq National Market, as long as such investment does not interfere, as determined by the Board of Directors of Parent in its sole discretion, with Shareholder’s duties and obligations to Parent or the Surviving Corporation as an employee, (ii) after the one-year anniversary of the Effective Time, working for a division, entity or subgroup at any business so long as Shareholder and such division, entity or subgroup do not engage directly or through intermediaries in any business or activity in competition with the Business or (iii) serving on the board or in an advisory capacity to charitable or educational organizations qualified under Section 501(c)(3) of the Internal Revenue Code with prior notice to Parent.

3.                                       Equitable Remedies.  Parent and Shareholder confirm that the restrictions contained in this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of Parent and that any violation of any provisions in this Agreement will result in irreparable injury to Parent.  Therefore, Shareholder hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of this Agreement by Shareholder, Parent’s remedies at law will be inadequate and, in any such event, Parent shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief (including attorneys’ fees) in any court of competent jurisdiction.

4.                                       Miscellaneous.

4.1                                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram, telex or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Witness Systems, Inc. 300 Colonial Center Parkway Suite 600 Roswell, GA 30076 Attention: Loren Wimpfheimer Facsimile No.: (770) 754-1873 Telephone No.: (888) 394-8637

with a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065 Attention: Rod J. Howard Facsimile No.: (650) 802-3100 Telephone No.: (650) 802-3000

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If to Shareholder:

To the address or facsimile number for notice set forth on the last page hereof (or if none so set forth, to any address then set forth for the Shareholder in the books and records of the Company immediately prior to the Effective Time).

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 4.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 4.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 4.1).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party.

4.2                                 Governing Law.  This Agreement shall be interpreted and enforced pursuant to the laws of the State of California, without giving any effect to the conflict of laws, rules or principles of any jurisdiction.

4.3                                 Dispute Resolution; Waiver of Jury Trial.

(a)                                  All disputes, claims or controversies arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the State of California located in Santa Clara County, and the United States District Court for the Northern District of California, and each of Parent and Shareholder hereby waives any objection to the laying of venue in any such court.  Notwithstanding the previous sentence and provided both Parties consent, the Parties may, at any time after the inception of a dispute, claim or controversy arising out of or in connection with this Agreement, submit such dispute, claim or controversy to binding arbitration under the rules of the American Arbitration Association in effect at the inception of such dispute, claim or controversy.  The Parties shall cooperate fully with each other so that any such dispute, claim or controversy submitted to binding arbitration pursuant to this Section 4.3 may be resolved as expeditiously as possible.

(b)                                 The prevailing Party in a proceeding commenced with respect to any dispute, claim or controversy arising out of or in connection with this Agreement shall be entitled to recover, in addition to any other relief awarded, its

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reasonable costs and expenses, including attorneys’ and expert witness fees and disbursements, of preparing for and participating in any such proceeding.

(c)                                  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

(d)                                 SHAREHOLDER HAS READ AND UNDERSTANDS THIS SECTION 4.3 WHICH DISCUSSES THE WAIVER OF SHAREHOLDER’S RIGHT TO A JURY TRIAL.  SHAREHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, SHAREHOLDER IS WAIVING HIS RIGHT TO A JURY TRIAL IN ALL DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO ANY ASPECT OF THIS AGREEMENT.

4.4                                 Amendments.  This Agreement may not be changed, amended or modified orally.  This Agreement may be changed, amended or modified only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, amendment, modification or discharge may be sought.  No usage of trade or regular practice in the industry shall be used to modify this Agreement.

4.5                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties; provided, however, that this Agreement shall not be assignable by Shareholder.  Shareholder agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

4.6                                 Waiver.  Failure or delay on the part of either Party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by one Party of a breach of any promise by the other Party contained herein shall not operate as or be construed to constitute a waiver of any other promise or as a waiver or any subsequent breach of such promise by such other Party.  The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

4.7                                 Interplay with Certain Other Agreements.  In addition to this Agreement between Parent and Shareholder, Parent has entered or expects to enter into a similar agreement with other shareholders of the Company.  It is expressly agreed that:  (a) this Agreement and the obligations of the Parties hereunder are to be construed separately from any similar agreements with any other shareholder of the Company; (b) the breach of any such other agreement shall not, by itself, constitute a breach of this Agreement; and (c) the waiver by Parent of any similar provision in any such other agreement shall not be deemed or construed as a waiver of any provision of this

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Agreement and shall not operate to preclude the enforcement of this Agreement by Parent against Shareholder.

4.8                                 Headings.  The headings of the sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

4.9                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  The Parties agree that its Agreement shall not be construed for or against either Party in any interpretation thereof.

4.10                           Counterparts.  This Agreement may be executed in two (2) or more counterparts, none of which need contain the signature of more than one Party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

4.11                           Entire Agreement.  Shareholder acknowledges that this Agreement constitutes the entire agreement between Shareholder and Parent with respect to the subject matter hereof and this Agreement supersedes any and all prior or contemporaneous written or oral agreements, representations, or any other documents or understandings; provided, that nothing contained in this Agreement shall be deemed to impair or reduce any rights or obligations of Shareholder or the Company under any other written agreement contemplated by the Merger Agreement.

4.12                           Severability.  To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.  In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which is valid and enforceable.  To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies.  Shareholder acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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4.13                           Representations, Warranties and Acknowledgements.

(a)                                  Shareholder represents, warrants and acknowledges that (i) he has carefully read and fully understands the terms of this Agreement; (ii) he has signed it voluntarily, of his own free will, and with full knowledge of its contents, its legal consequences, and the rights and obligations of the Parties (including his obligations) under this Agreement; (iii) he has been advised to and has had a reasonable opportunity to review this Agreement with legal counsel, and to consult with counsel of his choosing, before entering into this Agreement; (iv) this Agreement constitutes his legal, valid and bind obligation, enforceable against him in accordance with its terms; and (v) he has no expectations or understandings contrary to the terms and provisions of this Agreement.  It is his intention to transfer to Parent (and that it is Parent’s desire to acquire) the entire goodwill of the Company, including the entire goodwill reflected in the capital stock of the Company that Shareholder owns.  Shareholder further recognizes Parent’s interest, as a purchaser of the Company, in protecting, among other things, the Company’s relationships with customers, suppliers and others, and the goodwill associated with its ongoing business.  The Parties further acknowledge and agree that they explicitly considered the value of the goodwill to be transferred in the Merger, and that such goodwill was valued as a component of the consideration to be paid by Parent in and for the Merger, and that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger and the Company to Parent.

(b)                                 Parent represents and warrants that this Agreement constitutes the legal, valid and bind obligation of Parent, enforceable against Parent in accordance with its terms.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement on the day and year first written above.

PARENT

By:

Name:

Title:

SHAREHOLDER:

By:

Name:

Title:

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

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EXHIBIT B-2

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

THIS NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (the “Agreement”), dated as of December      , 2004, is made by and between Witness Systems, Inc., a Delaware corporation (“Parent”), and                    , an individual residing in the State of California (the “Shareholder”).  Parent and Shareholder are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

 Blue Pumpkin, Inc., a California corporation (the “Company”) is engaged in the business of providing workforce management solutions, workforce optimization solutions and analytics solutions and related services (the “Business”), and have entered into a Merger Agreement and Plan of Reorganization, dated as of December      , 2004 (the “Merger Agreement”), by and among Parent, Baron Acquisition Corporation, a California Corporation (“Merger Sub”), the Company, and with respect to Article 8 and Article 9 of the Merger Agreement only, Laurence R. Hootnick, as Holder Agent, and The U.S. Stock Transfer Corporation, as Depository Agent pursuant to which Parent will acquire the Company through the merger of Merger Sub with and into the Company, with the Company being the surviving company (the “Merger”).  Following the Effective Time of the Merger, it is anticipated that the Business shall be conducted by Parent and or one or more subsidiaries of Parent.

Shareholder has a substantial equity interest in the Company and a material economic interest in the consummation of the Merger, and will receive significant cash proceeds and Parent stock and other valuable consideration as a result of the Merger.  Shareholder is also one of the Company’s key employees, and has detailed knowledge of competitively sensitive and important Confidential Information and trade secrets of the Company, including information regarding the Company’s plans and relationships with customers, suppliers and others.

Shareholder has considered the effects of this Agreement, considers them reasonable and, in order to induce Parent to consummate the Merger, Shareholder is willing to enter into and be bound by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Shareholder, for themselves and their successors and assigns, and intending to be legally bound, hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below.  Capitalized terms used without definition herein shall have the respective meaning assigned to them in the Merger Agreement.

(a)           “Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, and shall include, without limitation, a subsidiary of the first Person, a Person of which the first Person is a subsidiary, another subsidiary of a Person of which the first Person is also a subsidiary, or any Person controlled by an executive officer or director of the first Person.  For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, (including, without limitation, the ownership of 10% or more of the voting securities of the Person), by contract, as trustee or executor or otherwise.

(b)           “Client” means (i) any Person to whom or which the Company, immediately prior to the Effective Time, is providing (or is seeking to provide) services or has an agreement to provide services.

(c)           “Confidential Information” means any and all confidential and proprietary information pertaining to the Company, such as proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, other forms of business information, and trade secrets, whether or not they constitute a trade secret under applicable law.

(d)           “Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, estate, trust, unincorporated organization, governmental entity or authority (including, without limitation, any municipal, county or state entity, board, authority, agency or similar organization), or any other entity or organization.

2.             Non-Solicitation of Employees.

(a)           During the period from and after the Effective Time and continuing until the second anniversary of the Effective Time (as such term is defined in the Merger Agreement) of the Merger (the “Restricted Period), Shareholder shall not knowingly directly or indirectly (i) solicit or assist, participate in or promote the solicitation of any individual who is then employed by the Surviving Corporation to leave Parent or (ii) enter into any agreement to do any of the above.  Notwithstanding the foregoing, the following shall not be deemed to be in contravention of the provisions of this Section 2: (i) soliciting employees through, or hiring employees who respond to, general job advertisements or similar notices that are not targeted specifically at any employees of the Surviving Corporation or any of its Affiliates; or (ii) soliciting or hiring employees whose employment has been terminated by the Parent, the Surviving Corporation or any of their respective Affiliates.

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(b)           Shareholder shall not disclose his intent to terminate his employment with Parent or any of its Affiliates to any employee of Parent or any of its Affiliates (other than in connection with the tendering of Shareholder’s resignation to the appropriate representative of Parent or its Affiliate) prior to the earlier to occur of the date on which Shareholder’s employment with Parent or any of its Affiliates terminates or the date on which Parent provides notice to all other employees of Shareholder’s termination of employment.

3.             Non-Solicitation of Customers.

(a)           During the Restricted Period, Shareholder shall not directly or through intermediaries (i) solicit, divert or take away, or assist in or attempt to solicit, divert or take away, the business or patronage of any customer of the Company prior to the Effective Time or (ii) induce any customer of the Company prior to the Effective Time to cease, reduce or alter its business with the Company prior to the Effective Time.

(b)           During the Restricted Period, Shareholder shall not disclose to or discuss with any customer of Parent or any of its Affiliates any intent that Shareholder may have to terminate his employment with Parent or any of its Affiliates or to pursue, form, join, assist or engage in the Business and any business in which the Company or any of its Affiliates is engaged as of the Effective Time (a “Competing Business”).

4.             Confidentiality.

(a)           Shareholder acknowledges that the Confidential Information has been and will continue to be of importance to the Business and that disclosure of it to or its use by others could cause substantial loss to Parent and its Affiliates.  Shareholder therefore agrees that at no time from and after the date of this Agreement, shall he use or disclose the Confidential Information or materials to any Person, for any reason or purpose, except as required to reasonably perform his duties to Parent and its Affiliates during his employment with Parent and its Affiliates and for the sole benefit of the Company and its Affiliates, or as required by law as described below.

(b)           The obligations contained in Section 4(a) shall not apply to any information which has: (i) become publicly known and made generally available through no wrongful act of Shareholder or of others who were under confidentiality obligations as to the item or items involved, (ii) been independently acquired or developed by Shareholder outside the scope of his duties at the Company, at Parent and its Affiliates, or at any former employer or (iii) becomes available to the Shareholder on a nonconfidential basis from a person who is not otherwise bound by a confidentiality agreement with Parent or any or its Affiliates, or is otherwise not under an obligation to Parent or any or its Affiliates not to transmit the information to the Shareholder.

(c)           In the event that Shareholder becomes legally obligated (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, Shareholder agrees to provide

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Parent with prompt written notice of such requirement so that Parent or its Affiliates may seek a protective order or other appropriate relief.  In the event that such protective order or other remedy is not obtained by Parent or its Affiliates, Shareholder understands that he shall be permitted to furnish, and Shareholder agrees to furnish only, that portion of Confidential Information which is required pursuant to the legal process, and to exercise all requisite commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.  If either during or after his employment with Parent and its Affiliates, Shareholder receives a subpoena or other inquiry related to a regulatory, civil or criminal proceeding concerning any matter which may involve the Company, Parent or any of its Affiliates, whether or not such matter could result in Shareholder having to disclose any Confidential Information, Shareholder agrees to give prompt notice to Parent of the subpoena or inquiry and the matter covered thereby and any information which Shareholder is required to produce in connection therewith.

5.             Effect of and on Employment.

(a)           In the event that Shareholder shall be employed with Parent or any of its Affiliates after the expiration of the Restricted Period, then, notwithstanding any other provision of this Agreement, the obligations and restrictions set forth in Section 2 of this Agreement shall not terminate at the expiration of the Restricted Period but shall remain in full force and effect until the termination of such employment.  Nothing in this Agreement shall be construed or argued to create any right to continued employment with the Surviving Corporation or any of its Affiliates or to the receipt, accrual or acceleration of any compensation or benefit in the event of termination of Shareholder’s employment with the Surviving Corporation or any such Affiliate.

(b)           Upon termination of Shareholder’s employment with the Surviving Corporation or any of its Affiliates, Shareholder shall immediately resign from and assign and transfer to such Person as Parent shall direct any position, office or title with any customer or Client, which Shareholder holds as the representative of the Surviving Corporation or any of its Affiliates.

6.             Equitable Remedies.  Parent and Shareholder confirm that the restrictions contained in this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of Parent and the Surviving Corporation and that any violation of any provisions in this Agreement will result in irreparable injury to Parent.  Therefore, Shareholder hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of this Agreement by Shareholder, Parent’s remedies at law may be inadequate and, in any such event, Parent shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief (including attorneys’ fees) in any court of competent jurisdiction.

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7.             Miscellaneous.

7.1           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram, telex or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:	Witness Systems, Inc. 300 Colonial Center Parkway Suite 600 Roswell, GA 30076 Attention: Loren Wimpfheimer Facsimile No.: (770) 754-1873 Telephone No.: (888) 394-8637

with a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065 Attention: Rod J. Howard Facsimile No.: (650) 802-3100 Telephone No.: (650) 802-3000

If to Shareholder:

To the address or facsimile number for notice set forth on the last page hereof (or if none so set forth, to any address then set forth for the Shareholder in the books and records of the Company immediately prior to the Effective Time).

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 7.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 7.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party.

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7.2           Governing Law.  This Agreement shall be interpreted and enforced pursuant to the laws of the State of California, without giving any effect to the conflict of laws, rules or principles of any jurisdiction.

7.3           Dispute Resolution; Waiver of Jury Trial.

(a)           All disputes, claims or controversies arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the State of California located in Santa Clara County, and the United States District Court for the Northern District of California, and each of Parent and Shareholder hereby waives any objection to the laying of venue in any such court.  Notwithstanding the previous sentence and provided both Parties consent, the Parties may, at any time after the inception of a dispute, claim or controversy arising out of or in connection with this Agreement, submit such dispute, claim or controversy to binding arbitration under the rules of the American Arbitration Association in effect at the inception of such dispute, claim or controversy.  The Parties shall cooperate fully with each other so that any such dispute, claim or controversy submitted to binding arbitration pursuant to this Section 7.3 may be resolved as expeditiously as possible.

(b)           The prevailing Party in a proceeding commenced with respect to any dispute, claim or controversy arising out of or in connection with this Agreement shall be entitled to recover, in addition to any other relief awarded, its reasonable costs and expenses, including attorneys’ and expert witness fees and disbursements, of preparing for and participating in any such proceeding.

(c)                                  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

(d)           SHAREHOLDER HAS READ AND UNDERSTANDS THIS SECTION 7.3 WHICH DISCUSSES THE WAIVER OF SHAREHOLDER’S RIGHT TO A JURY TRIAL.  SHAREHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, SHAREHOLDER IS WAIVING HIS RIGHT TO A JURY TRIAL IN ALL DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO ANY ASPECT OF THIS AGREEMENT.

7.4           Amendments.  This Agreement may not be changed, amended or modified orally.  This Agreement may be changed, amended or modified only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, amendment, modification or discharge may be sought.  No usage of trade or regular practice in the industry shall be used to modify this Agreement.

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7.5           Assignment.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties; provided, however, that this Agreement shall not be assignable by Shareholder.  Shareholder agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

7.6           Waiver.  Failure or delay on the part of either Party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by one Party of a breach of any promise by the other Party contained herein shall not operate as or be construed to constitute a waiver of any other promise or as a waiver or any subsequent breach of such promise by such other Party.  The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

7.7                                 Interplay with Certain Other Agreements.  In addition to this Agreement between Parent and Shareholder, Parent has entered or expects to enter into a similar agreement with other shareholders of the Company.  It is expressly agreed that:  (a) this Agreement and the obligations of the Parties hereunder are to be construed separately from any similar agreements with any other shareholder of the Company; (b) the breach of any such other agreement shall not, by itself, constitute a breach of this Agreement; and (c) the waiver by Parent of any similar provision in any such other agreement shall not be deemed or construed as a waiver of any provision of this Agreement and shall not operate to preclude the enforcement of this Agreement by Parent against Shareholder.

7.8           Headings.  The headings of the sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.9           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  The Parties agree that its Agreement shall not be construed for or against either Party in any interpretation thereof.

7.10         Counterparts.  This Agreement may be executed in one (1) or more counterparts, none of which need contain the signature of more than one Party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

7.11         Entire Agreement.  Shareholder acknowledges that this Agreement constitutes the entire agreement between Shareholder and Parent with respect to the subject matter hereof and this Agreement supersedes any and all prior or contemporaneous written or oral agreements, representations, or any other documents or understandings; provided, that nothing contained in this Agreement shall be deemed to impair or reduce any rights or obligations of Shareholder or the Company under any other written agreement contemplated by the Merger Agreement.

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7.12         Severability.  To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.  In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which is valid and enforceable.  To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies.  Shareholder acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

7.13         Representations, Warranties and Acknowledgements.

(a)           Shareholder represents, warrants and acknowledges that (i) he has carefully read and fully understands the terms of this Agreement; (ii) he has signed it voluntarily, of his own free will, and with full knowledge of its contents, its legal consequences, and the rights and obligations of the Parties (including his obligations) under this Agreement; (iii) he has been advised to and has had a reasonable opportunity to review this Agreement with legal counsel, and to consult with counsel of his choosing, before entering into this Agreement; (iv) this Agreement constitutes his legal, valid and bind obligation, enforceable against him in accordance with its terms; and (v) he has no expectations or understandings contrary to the terms and provisions of this Agreement.  It is his intention to transfer to Parent (and that it is Parent’s desire to acquire) the entire goodwill of the Company, including the entire goodwill reflected in the capital stock of the Company that Shareholder owns.  Shareholder further recognizes Parent’s interest, as a purchaser of the Company, in protecting, among other things, the Company’s relationships with customers, suppliers and others, and the goodwill associated with its ongoing business.  The Parties further acknowledge and agree that they explicitly considered the value of the goodwill to be transferred in the Merger, and that such goodwill was valued as a component of the consideration to be paid by Parent in and for the Merger, and that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Merger and the Company to Parent.

(b)           Parent represents and warrants that this Agreement constitutes the legal, valid and bind obligation of Parent, enforceable against Parent in accordance with its terms.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Non-Solicitation and Confidentiality Agreement on the day and year first written above.

PARENT

By:

Name:

Title:

SHAREHOLDER:

[SIGNATURE PAGE TO NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT]

EXHIBIT C

CONSULTING SERVICES AGREEMENT(1)

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made as of December      , 2004, by and between WITNESS SYSTEMS, INC., a Delaware corporation (“Parent”), BLUE PUMPKIN, INC., a California corporation (the “Company”), and                      , a natural person residing at                                            (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing workforce management solutions, workforce optimization solutions and analytics solutions and related services (the “Business”);

WHEREAS, Parent, the Company and Baron Acquisition Corporation, a California corporation (“Merger Sub”), and solely with respect to Article VIII and Article IX, Laurence R. Hootnick, as Shareholder Agent, and The U.S. Stock Transfer Corporation, as Depository Agent, have entered into a Merger Agreement and Plan of Reorganization, dated as of December 16, 2004, (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company becoming a subsidiary of Parent (the “Merger”);

WHEREAS, Consultant is entering into this Agreement in connection with, and as a condition to, the execution of the Merger Agreement, to be effective as of the Closing contemplated under the Merger Agreement; and

WHEREAS, the Company desires to hire the Consultant as a consultant and the Consultant desires to serve the Company in such capacity, on the terms and subject to the conditions specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows (capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement):

1.             DEFINED TERMS.

(a)           “Affiliate,” as used herein, means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

(b)           “Confidential Information” means any and all confidential and proprietary information pertaining to the Company, such as proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, other forms of business information, and trade secrets, whether or not they constitute a trade secret under applicable law. The term

(1)  Subject to mutually agreed duration, per-diem and other modifications for individual signers.

“Confidential Information” does not include any information which has: (i) become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved, (ii) been independently acquired or developed by Consultant outside the scope of his duties at the Company, at Parent and its Affiliates, or at any former employer or (iii) becomes available to Consultant on a non-confidential basis from a Person who is not otherwise bound by a confidentiality agreement with the Company or any or its Affiliates, or is otherwise not under an obligation to the Company or any or its Affiliates not to transmit the information to Consultant.

(c)           “IEX Litigation” shall mean IEX Corporation v. Blue Pumpkin, Inc.; Civil Action No. 4:01cv16, filed in the United States District Court for the Eastern District of Texas, Sherman Division on January 12, 2001 and such other judicial, administrative or arbital actions, suits, proceedings (public or private), investigations or claims or proceedings in connection with such action.

(d)           “Person” shall mean a corporation, limited liability company, partnership or other entity or person.

2.             CONSULTING SERVICES.  For the period beginning on such date that the Consultant is no longer an employee of the Company or Parent (the “Start Date”) through and until the earlier of (i) the fifth (5th) anniversary of the Start Date and (ii) such time as the IEX Litigation is fully and finally resolved, including, without limitation, through final adjudication, dismissal with prejudice, and/or settlement (the “Consulting Termination Date”), the Company hereby agrees to retain Consultant, and Consultant hereby agrees to serve the Company and its Affiliates, as an independent contractor, and not as an employee, to perform certain consulting services and provide advice pertaining to the Company’s business affairs, including, but not limited to, (a) consulting on the IEX Litigation; (b) serving as a defense witness in the IEX Litigation; (c) assisting with implementation of alternative solutions for Company and Parent software products; and (d) providing engineering support on future technology of the Company and Parent (collectively the “Services”) as the Company may from time to time request, such Services to require a portion of Consultant’s time not to exceed                   days per year.

3.             PAYMENT FOR SERVICES.  The Company shall pay Consultant $            per day in consideration of the Services, which amount shall be payable in accordance with the Company’s normal payroll practices, except as expressly provided herein.  The compensation set forth in this Section 3 shall be the sole compensation payable to Consultant for performing the Services and no additional compensation or fee will be due or payable by the Company in respect of the Services.  As an independent contractor under this Agreement, Consultant shall in no way be considered to be an agent or employee of the Company and, accordingly, shall not be entitled to any benefits, coverages or privileges made available to employees of the Company including, without limitation, social security, unemployment, medical or pension payments.  The Company shall not deduct any social security or income taxes from Consultants payments set forth in this Section 3.

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4.             RELATIONSHIP OF PARTIES

(a)           Independent Contractor.  Consultant is an independent contractor and is neither an employee nor an agent of the Company or its Affiliates.  Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the parties hereto, nor shall Consultant have any right, power or authority to create any obligation or duty, express or implied, on behalf of the Company or its Affiliates.

(b)           Employment Taxes.  Consultant acknowledges and agrees that Consultant is obligated to report as income, and pay all applicable taxes in a timely manner on, all compensation received by Consultant pursuant to this Agreement.  Consultant shall be responsible for, and shall indemnify, hold harmless and defend the Company and its Affiliates to the extent of any obligation imposed on the Company or its Affiliates to pay, any withholding taxes, social security, workers’ compensation, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by the Company pursuant to this Agreement.

(c)           Insurance.  If required by law or upon request of the Company, Consultant shall maintain workers’ compensation and state disability insurance, as well as adequate insurance to protect Consultant from and indemnify the Company against claims giving rise to any indemnification under this Section 4(c).

5.             CONFIDENTIAL INFORMATION.  Consultant acknowledges that the Confidential Information has been and will continue to be of importance to the Business and that disclosure of it to or its use by others could cause substantial loss to the Company and its Affiliates.  Consultant therefore agrees that at no time from and after the date of this Agreement, shall he use or disclose the Confidential Information or materials to any Person, for any reason or purpose, except as required to reasonably perform his duties to the Company and its Affiliates during the term of this Agreement and for the sole benefit of the Company, Parent and their respective Affiliates, or as required by law as described below.  The parties’ obligations under this section will survive the expiration or termination of this Agreement.

6.             REPRESENTATIONS AND WARRANTIES.  Consultant hereby represents and warrants to the Company that (a) Consultant is free to enter into this Agreement and that the performance of this Agreement by Consultant shall not conflict with or constitute a breach under any other agreement to which Consultant is bound; and (b) all Services provided pursuant to this Agreement shall be performed in accordance with the general standards of the industry.  The Company and Consultant agree that Consultant is free to engage in other services or consulting activity during the term of this Agreement, provided that Consultant does not during the term of this Agreement engage in any such services or consulting activity or enter into any agreement inconsistent with or in conflict with any provision of this Agreement.  With respect to all subject matter, including, without limitation, ideas, processes, designs, and methods, which Consultant discloses or uses in Consultant’s performance under this Agreement, Consultant represents and warrants that it has the right to make such disclosure and use without liability to others.

7.             INDEMNIFICATION.  Consultant shall indemnify, hold harmless and, at the Company’s request, defend the Company, its Affiliates, employees, officers and agents from and against all claims, demands, losses, liabilities, damages and expenses (including attorneys’ fees) relating to any bodily injury or death of any person or damage to real and/or tangible personal

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property caused by the gross negligence or willful misconduct of Consultant or any of Consultant’s existing or future Affiliates and their respective personnel or agents in connection with the performance of the Services hereunder.  In the event of a claim for which the Company seeks indemnification, the Company shall promptly notify Consultant of the claim or suit and provide reasonable cooperation (at Consultant’s expense) and full authority to defend or settle the claim or suit.

8.             TERMINATION.

(a)           Termination.

(i)            This Agreement may be terminated by:

(1)           by mutual agreement of the parties hereto;

(2)           by either party if the other party is in material breach of any of its obligations under this Agreement and fails to remedy such breach within thirty (30) days of receipt of a written notice by the other party which specifies the material breach; or

(3)           either party immediately upon written notice if the other party has a receiver appointed, or an assignee for the benefit of creditors, or in the event of any insolvency or inability to pay debts as they become due by the other party, except as may be prohibited by applicable bankruptcy laws.

(b)           Effect of Termination or Expiration.  Upon the expiration or any termination of this Agreement:  (a) all Confidential Information (including all copies and embodiments thereof) of the Company shall be returned, and (b) Sections 5, 7 and 9 shall survive such expiration or termination.

9.             MISCELLANEOUS

(a)           Stay of Time.  In the event a court of competent jurisdiction or other entity or person mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Consultant has violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

(b)           Specific Performance; Injunctive Relief.  The parties agree that irreparable damage causing serious harm to the continuing existence of the Company would occur in the event that any of the provisions of this Agreement was not performed by Consultant in accordance with its specific terms or was otherwise breached.  Notwithstanding Section 9(i), Consultant agrees that, in the event of any breach or threatened breach by Consultant of any covenant or obligation contained in this Agreement, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or

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threatened breach.  All other controversies or claims arising out of or relating to this Agreement, or the breach thereto, shall be resolved in accordance with Section 9(i) hereto.

(c)           Assignment.  Since the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.  The Company may assign this Agreement to any Affiliate of The Company without the consent of the Consultant.  This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement, and their successors and permitted assigns.  Subject to the foregoing sentence, no Person not a party to this Agreement, other than successors and permitted assigns, shall have any right under or by virtue of this Agreement

(d)           Amendment and Waiver.  This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(e)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, delivered by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company :

Blue Pumpkin Software, Inc.
884 Hermosa Court, Suite 100
Sunnyvale, CA 94085
Tel: (408) 830 5400
Fax: (408) 830 5411

Consultant:	ADDRESS

Facsimile No.:

Each party may change its address for purposes of this Section 9(e) by proper notice to the other parties.

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(f)            Entire Agreement; No Third Party Beneficiaries.  This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein):  (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies.  In the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of this Agreement shall control.

(g)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a Court to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, amend, and limit such term, provision, covenant or condition, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.  If any Court determines that any provision of Section 9 is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be, such provision shall be enforceable in its reduced form.

(h)           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(i)            Arbitration.  Except as set forth in Section 9(b), any controversy or claim arising out of or relating to this Agreement, or the breach thereto, shall be settled exclusively by arbitration conducted in the City of New York, State of New York, United States of America, in accordance with the then existing commercial rules of the American Arbitration Association.  The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 9(b) of this Agreement shall be valid and sufficient.  In any arbitration, the award shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by the Company, the second by Consultant, and the third by mutual agreement of the first two said arbitrators, and none of whom shall be affiliated with either party or its Affiliates.  In the event of failure of said first two arbitrators to agree within sixty (60) days after commencement of the arbitration proceeding upon the appointment of the third member, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules.  Notwithstanding the foregoing, in the event that either such party shall fail to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules.  For the purposes of this paragraph, the “commencement of arbitration proceeding” shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.  A judgment upon the award rendered may be entered exclusively in the U.S. District Court for the Southern District of New York.

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(j)            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:
Its:

PARENT

By: David B. Gould
Its: Chairman of the Board and Chief Executive Officer

CONSULTANT:

Ofer Matan

EXHIBIT D

AGREEMENT OF MERGER
OF
WITNESS SYSTEMS, INC.,

BARON ACQUISITION CORPORATION

AND

BLUE PUMPKIN SOFTWARE, INC.

This Agreement of Merger, is made as of the             day of                 , 2005 (“Agreement of Merger”), by and among Witness Systems, Inc., a Delaware corporation (“Parent”), Baron Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Blue Pumpkin Software, Inc., a California corporation (the “Company”).

RECITALS

A.            The Company, Merger Sub and Parent have entered into a Merger Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated December 16, 2004, by and among Parent, Merger Sub and the Company, and with respect to Article VIII and Article IX thereof only, Laurence R. Hootnick as Shareholder Agent, and The U.S. Stock Transfer Corporation as Depository Agent, providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.  This Agreement of Merger and the Reorganization Agreement are intended to be construed together to effectuate their purpose.

B.            The Boards of Directors of Parent, Merger Sub and the Company have approved a merger pursuant to which the Company shall be acquired through a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

C.            The Boards of Directors of Parent, Merger Sub and the Company and the stockholders of the Company have approved this Agreement of Merger and the Merger.

AGREEMENTS

The parties hereto hereby agree as follows:

1.             The Merger.  Merger Sub shall be merged with and into the Company and the Company shall be the surviving corporation.  The Company after the effective time of the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.             Effective Time.  The Merger shall become effective at such time (the “Effective Time”) as this Agreement of Merger and the officers’ certificates each of Merger Sub and the Company are accepted for filing with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

3.                                       Conversion.  At the Effective Time of the Merger:

(i)                                     all shares of Common Stock of the Company, no par value per share, and all shares of Preferred Stock of the Company, no par value per share (collectively, the “Company Capital Stock”), that are owned directly or indirectly by the Company or any subsidiary of the Company shall be cancelled, and no securities of Parent or other consideration shall be delivered in exchange therefor;

(ii)                                  each of the issued and outstanding shares of Parent shall remain outstanding as one validly issued, fully paid and nonassessable share of the capital stock of Parent;

(iii)                               each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) (other than shares, if any, held by persons who have demanded and perfected dissenters’ rights for such shares in accordance with the Corporations Code of the State of California and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights, referred to hereinafter as “Dissenting Shares”, and those shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive, receive amount equal to the product of the Aggregate Cash Amount and the Common Cash Percentage, divided by the number of shares of Company Common Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time;

(iv)                              each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series A Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series A Cash Amount and a fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio;

(v)                                 each share of Series B Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series B Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series B Cash Amount and a fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio;

(vi)                              each share of Series C Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series C Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series C Cash Amount and a fraction of a share of Parent Common Stock equal to the Series C Exchange Ratio;

(vii)                           each share of Series D Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series D Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the

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Series D Cash Amount and a fraction of a share of Parent Common Stock equal to the Series D Exchange Ratio;

(viii)                        each share of Series E Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series E Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series E Cash Amount and a fraction of a share of Parent Common Stock equal to the Series E Exchange Ratio;

(ix)                                each share of Series F Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series F Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series F Cash Amount and a fraction of a share of Parent Common Stock equal to the Series F Exchange Ratio; and

(x)                                   each share of Series G Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Series G Preferred Stock”) (other than Dissenting Shares and shares being cancelled pursuant to clause (i) above) shall be converted automatically into the right to receive a cash amount equal to the Series G Cash Amount and a fraction of a share of Parent Common Stock equal to the Series G Exchange Ratio; provided, that a portion of the shares of Parent Common Stock issuable pursuant to the foregoing clauses (iii) through (x) shall be deposited into escrow and shall be subject to the provisions of the Reorganization Agreement relating to the disposition of the Escrow Fund.

4.             Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Average Closing Price.

5.             Dissenting Shares.  Any Dissenting Shares shall not be converted into the right to receive Parent Common Stock and/or the applicable cash amount but shall be converted into such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California.  If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into the right to receive Parent Common Stock and/or the applicable cash amount in accordance with Section 3.

6.             Conversion of Company Capital Stock.  The conversion of the Company Common Stock and Company Preferred Stock into the right to receive Parent Common Stock and cash as provided by this Agreement of Merger shall occur automatically at the

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Effective Time without action by the holders thereof.  Each holder of Company Common Stock and Company Preferred Stock shall thereupon have the right to receive certificates representing the applicable number of shares of Parent Common Stock (and cash in lieu of fractional shares) and cash in accordance with the Reorganization Agreement upon compliance with the exchange procedures set forth therein.

7.             Effect of the Merger.  At the Effective Time, the separate existence of the Merger Sub shall cease, and the Company shall succeed, without other transfer, to all of the rights and properties of Merger Sub and shall be subject to all the debts and liabilities thereof in the same manner as if Merger Sub had itself incurred them.  All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of each corporation shall be limited to the property affected thereby immediately prior to the Effective Time.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

8.             Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation

(a)           The articles of incorporation of the Company shall be amended and restated at the Effective Time as set forth in Exhibit A attached hereto.

(b)           The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

10.           Miscellaneous.

(a)           Notwithstanding the approval of this Agreement of Merger by the shareholders of the Company and Merger Sub, this Agreement of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

(b)           In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void and there shall be no liability on the part of the Company, Merger Sub or Parent or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

(c)           This Agreement of Merger may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

(d)           This Agreement of Merger may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company and Merger Sub, but, after such approval, no amendments shall be made which by law require the

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further approval of such shareholders without obtaining such approval.  This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above.

WITNESS SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title: Secretary

BARON ACQUISITION CORPORATION, a California corporation

By:
Name:
Title:

By:
Name:
Title: Secretary

BLUE PUMPKIN SOFTWARE, INC., a California corporation

By:
Name:
Title:

By:
Name:
Title: Secretary

[SIGNATURE PAGE TO AGREEMENT OF MERGER]

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OFFICERS’ CERTIFICATE
OF
BLUE PUMPKIN SOFTWARE, INC

Doron Aspitz, President and Ofer Matan, Secretary, of Blue Pumpkin Software, Inc., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:

1.             That they are the duly elected, acting and qualified Chief Executive Officer and President and the Secretary, respectively, of the Corporation.

2.             There are eight authorized classes of shares, consisting of (i) 52,500,000 shares of Common Stock, no par value per share (the “Common Stock”), (ii) 1,600,000 shares of Series A Preferred Stock, no par value per share (the “Series A Preferred Stock”), (iii) 1,500,000 shares of Series B Preferred Stock, no par value per share (the “Series B Preferred Stock”), (iv) 3,000,000 shares of Series C Preferred Stock, no par value per share (the “Series C Preferred Stock”), (v) 3,500,000 shares of Series D Preferred Stock, no par value per share (the “Series D Preferred Stock”), (vi) 4,200,000 shares of Series E Preferred Stock, no par value per share (the “Series E Preferred Stock”), (vii) 1,162,791 shares of Series F Preferred Stock, no par value per share (the “Series F Preferred Stock”), and (viii) 7,600,000 shares of Series G Preferred Stock, no par value per share (the “Series G Preferred Stock, and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, the  “Preferred Stock”).  There were (a) 10,546,227 shares of Common Stock, (b) 1,599,856 shares of Series A Preferred Stock, (c) 1,500,000 shares of Series B Preferred Stock, (d) 2,916,224 shares of Series C Preferred Stock, (e) 3,135,888 shares of Series D Preferred Stock, (f) 4,103,968 shares of Series E Preferred

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Stock, (g) 1,162,791 shares of Series F Preferred Stock and (h) 7,455,829 shares of Series G Preferred Stock, issued and outstanding and entitled to vote on the Agreement of Merger in the form attached.

3.             The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the Corporations Code of the State of California.

4.             Approval of the Agreement of Merger by the holders of (i) at least a majority of the outstanding shares of Common Stock, voting as a separate class,  (ii) at least a majority of the Series G Preferred Stock, voting as a separate class and (iii) at least 66-2/3% of the Preferred Stock, voting as a single class was required.  The percentage of the outstanding shares of each class of the Corporation’s capital stock entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

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Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge.  Executed in Sunnyvale, California, on                       , 2005.

Name: Doron Aspitz
Title: President

Name: Ofer Matan
Title: Secretary

[SIGNATURE PAGE TO BARON, INC. OFFICERS’ CERTIFICATE]

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OFFICERS’ CERTIFICATE
OF
BARON ACQUISITION CORPORATION

[DG], President, and [LW], Secretary, of [Merger Sub], Inc., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), do hereby certify:

1.             That they are the duly elected, acting and qualified President and Secretary, respectively, of the Corporation.

2.             That the Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation alone under the provisions of Section 1200 of the California Corporations Code.

3.             No vote of the stockholders of the Corporation was required pursuant to Section 1201(b) of the California Corporations Code.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Atlanta, Georgia this           day of         , 2004.

David B. Gould, President

Loren Wimpfheimer, Secretary

EXHIBIT E

OPINION OF COMPANY COUNSEL

1.             The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties.

2.             Immediately prior to the Effective Time the authorized capital stock of the Company consists solely of 52,500,000 shares of Common Stock, no par value per share (“Company Common Stock”) and 22,562,791 shares of Preferred Stock, no par value per share, of which (i) 1,600,000 shares of have been designated Series A Preferred Stock (the “Series A Preferred Stock”), of which 1,559,856 shares are issued and outstanding, (iii) 1,500,000 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), of which 1,500,000 shares are issued and outstanding (iv) 3,000,000 shares have been designated Series C Preferred Stock (the “Series C Preferred Stock”), of which 2,916,224 shares are issued and outstanding (v) 3,500,000 shares have been designated Series D Preferred Stock (the “Series D Preferred Stock”), of which 3,135,888 shares are issued and outstanding (vi) 4,200,000 shares have been designated Series E Preferred Stock (the “Series E Preferred Stock”), of which 4,103,968 shares are issued and outstanding (vii) 1,162,791 shares have been designated (the “Series F Preferred Stock”), of which 1,162,791 shares are issued and outstanding and (viii) 7,600,000 shares have been designated Series G Preferred Stock (the “Series G Preferred Stock and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the “Company Preferred Stock”), of which 7,533,549 are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable.  The Series G Preferred Stock was issued in compliance with all applicable federal and California state securities laws.  To our knowledge, there are currently outstanding options to purchase (a)                      shares of Common Stock under the Company’s 1997 Equity Incentive Plan (the “1997 Plan”),  (b)                      shares of Common Stock under the Coleman Consulting Group 1998 Stock Option Plan (the “Coleman 1998 Plan”), (c)                      shares of Common Stock under the Coleman Consulting Group Restricted Stock Option Plan (the “Coleman Restricted Plan”) and (d)                      shares of Common Stock under the Company’s 2001 Stock Option Plan (the “2001 Plan” and together with the 1997 Plan, the Coleman 1998 Plan and the Coleman Restricted Plan, the “Plans”).  An aggregate of                      shares of Company Common Stock are reserved for future issuances under the Plans.

3.             Other than as set forth in the Merger Agreement (including the Company Disclosure Schedule) and in paragraph 2 above, to our knowledge, the Company does not, as of the date hereof, have outstanding any options, warrants, preemptive rights or other contracts, instruments or agreements, in each case in writing, obligating the Company to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any option with respect thereto.

4.             The Company has the requisite corporate power and authority to enter into the Merger Agreement and each of the Ancillary Agreements to which it is a party (collectively, the “Transaction Documents”), to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly approved by the Board of Directors of the Company and by the stockholders of the Company.  Each of the Transaction Documents has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors rights.

5.             The execution and delivery by the Company of, and performance of its obligations under, the Transaction Documents will not result in any violation of the Company’s Articles of Incorporation, as currently in effect, or Bylaws, as currently in effect, and does not violate or contravene any governmental statute, rule or regulation applicable to the Company which in our experience is typically applicable to transactions of the type contemplated by the Transaction Documents (without our having made any investigation concerning the applicability of any other law).

6.             Except for (a) filing and recordation of the Agreement of Merger with the Secretary of State of California; (b) such consents, approvals, orders, authorizations, registrations and filings as may be required under applicable federal and state securities laws; and (c) such other consents, authorizations, filings and registrations, which, if not made, would prevent or materially alter or delay any of the transactions contemplated by the Merger Agreement, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental or Regulatory Authority in our experience is typically required by, or with respect to, the Company in connection with the transactions of the type contemplated by the Transaction Documents (without our having made any investigation concerning the applicability of any other law).

7.             Other than as set forth in the Merger Agreement (including the Company’s Disclosure Schedule attached thereto), to our knowledge, there are no actions, suits, arbitrations, investigations or proceedings pending or overtly threatened against the Company or any of its assets and properties.  To our knowledge, the Company is not subject to any order, writ, judgment, decree or injunction.

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Exhibit F

TWELFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

BLUE PUMPKIN SOFTWARE, INC.

Doron Aspitz and Ofer Matan and hereby certify that:

1.             Doron Aspitz is the duly elected and acting President, Chief Executive Officer and Chairman of Blue Pumpkin Software, Inc., a California corporation (the “Corporation”), and Ofer Matan is the duly elected and acting Secretary of the Corporation.

2.             The Articles of Incorporation of the Corporation as heretofore amended and restated and as heretofore amended are hereby further amended and restated in their entirely to read as follows:

ARTICLE I

The name of the Corporation is Blue Pumpkin Software, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.  Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right or protection of a director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE IV

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code.  If, after the effective date of this Article IV, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article IV to “California law” shall to that extent be deemed to refer to California law as so amended.  Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of an agent of the Corporation that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE V

The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have no par value.  The total number of shares of Common Stock authorized to be issued is 52,500,000 shares.  The total number of shares of Preferred Stock authorized to be issued is 22,562,791 shares.

There shall be seven (7) series of Preferred Stock with one (1) series designated as “Series A Preferred Stock,” which shall consist of one million six hundred thousand (1,600,000) shares, one (1) series designated as “Series B Preferred Stock,” which shall consist of one million five hundred thousand (1,500,000) shares, one (1) series designated as “Series C Preferred Stock,” which shall consist of three million (3,000,000) shares, one (1) series designated as “Series D Preferred Stock,” which shall consist of three million five hundred thousand (3,500,000) shares, one (1) series designated as “Series E Preferred Stock,” which shall consist of four million two hundred thousand (4,200,000) shares, one (1) series designated as “Series F Preferred Stock,” which shall consist of one million one hundred sixty-two thousand, seven-hundred ninety one (1,162,791) shares and one (1) series designated as “Series G Preferred Stock,” which shall consist of seven million six hundred thousand (7,600,000) shares.

ARTICLE VI

The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock are as follows:

1.             Definitions.  For purposes of this Article VI, the following definitions shall apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Common Stock” shall mean the Common Stock, no par value, of the Corporation.

1.3           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.4           “Series A Dividend Rate” shall mean $0.035 per share per annum for the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

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1.5           “Series B Dividend Rate” shall mean $0.08 per share per annum for the Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.6           “Series C Dividend Rate” shall mean $0.0968 per share per annum for the Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.7           “Series D Dividend Rate” shall mean $0.2296 per share per annum for the Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.8           “Series E Dividend Rate” shall mean $0.5848 per share per annum for the Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.9           “Series F Dividend Rate” shall mean $0.5848 per share per annum for the Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.10         “Series G Dividend Rate” shall mean $0.3088 per share per annum for the Series G Preferred Stock (as adjusted for any stock dividends, considerations, splits, recapitalizations and similar corporate changes with respect to such shares).

1.11         “Original Series A Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued by the Corporation.

1.12         “Original Series B Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued by the Corporation.

1.13         “Original Series C Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued by the Corporation.

1.14         “Original Series D Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued by the Corporation.

1.15         “Original Series E Issue Date” shall mean the date on which the first share of Series E Preferred Stock is issued by the Corporation.

1.16         “Original Series F Issue Date” shall mean the date on which the first share of Series F Preferred Stock is issued by the Corporation.

1.17         “Original Series G Issue Date” shall mean the date on which the first share of Series G Preferred Stock is issued by the Corporation.

1.18         “Original Series A Issue Price” shall mean $0.4375 per share for the Series A Preferred Stock.

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1.19         “Original Series B Issue Price” shall mean $1.00 per share for the Series B Preferred Stock.

1.20         “Original Series C Issue Price” shall mean $1.21 per share for the Series C Preferred Stock.

1.21         “Original Series D Issue Price” shall mean $2.87 per share for the Series D Preferred Stock.

1.22         “Original Series E Issue Price” shall mean $7.31 per share for the Series E Preferred Stock.

1.23         “Original Series F Issue Price” shall mean $7.31 per share for the Series F Preferred Stock.

1.24         “Original Series G Issue Price” shall mean $3.86 per share for the Series G Preferred Stock.

1.25         “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase or bonus agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares as evidenced by a resolution adopted by the Board.

1.26         “Preferred Stock,” without designation, shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

1.27         “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.             Dividend Rights.

2.1           Preferred Stock.  In each calendar year, the holders of the then outstanding shares of Preferred Stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Series A Dividend Rate, the annual Series B Dividend Rate, the annual Series C Dividend Rate, the annual Series D Dividend Rate, the annual Series E Dividend Rate, the annual Series F Dividend Rate or the annual Series G Dividend Rate, as the case may be, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Series A Dividend Rate, the annual Series B Dividend Rate, the annual

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Series C Dividend Rate, the annual Series D Dividend Rate, the annual Series E Dividend Rate, the annual Series F Dividend Rate and the annual Series G Dividend Rate shall have first been paid, or declared and set apart for payment, to the holders of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, respectively, during that calendar year; provided, however, that for purposes of this Section 2, Permitted Repurchases shall not be considered to be a dividend.  Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall not declare or pay dividends on the Preferred Stock in the amount of the annual Series A Dividend Rate, the annual Series B Dividend Rate, the annual Series C Dividend Rate, the annual Series D Dividend Rate, the annual Series E Dividend Rate, the annual Series F Dividend Rate and the annual Series G Dividend Rate or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2           Participation Rights.  If, after dividends in the full preferential amount specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by (or, in the case of the holders of Preferred Stock, issuable upon conversion of such Preferred Stock to) such holders.  For purposes of this provision, each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, respectively, held by such holder pursuant to Section 5 of this Article VI.

2.3           Non-Cash Dividends.  Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property determined in good faith by the Board.

2.4           Consent of Preferred Stock Holders.  Prior to issuing any dividend, the Corporation shall comply with the provisions of Section 7.

3.             Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1           Preference on Liquidation.

(a)     Series G Preference Amount.  The holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution (or any setting

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apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Common Stock, an amount for each share of Series G Preferred Stock then held by such holders equal to two hundred percent (200%) of the Original Series G Issue Price, plus all declared but unpaid dividends on the shares of Series G Preferred Stock held by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares) (such amounts, the “Series G Preferential Amount”).  If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to the holders of Series G Preferred Stock of the Series G Preferential Amount, then the Available Funds and Assets shall be distributed among the holders of the then outstanding Series G Preferred Stock pro rata, according to the number of shares held by each holder thereof.

(b)     Remaining Preferred Stock Preference Amount.  After payment in full of the Series G Preferential Amount, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and the Series F Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock then held by such holders equal to the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, the Original Series E Issue Price or the Original Series F Issue Price, respectively, plus all declared but unpaid dividends on such shares held by such holder (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares).  If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment of the full preferential amount described in this Section 3.1(b), then all remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock pro rata, in proportion to the preferential amount otherwise payable to such holders in accordance with this Section 3.1(b).

(c)     Remaining Assets.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

(d)     Notice.  The Corporation shall give each holder of record of Preferred Stock written notice of any impending liquidation, dissolution or winding up of the Corporation not later than thirty (30) days prior to the shareholder meeting called to approve such transaction, or thirty five (35) days prior to the closing of such transaction, whichever notice date is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 3, and the amounts anticipated to be distributed to holders of each outstanding series

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and class of capital stock of the Corporation pursuant to this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (on an as-converted basis).

3.2           Merger or Sale of Assets.  Except as set forth in Section 3.4 below, a (i) consolidation, merger or any other corporate reorganization of the Corporation with or into any other corporation or corporations or other entity or person in which the holders of the Corporation’s outstanding shares immediately before such consolidation, merger or reorganization do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation, merger or other corporate reorganization or any transaction or series of related transactions to which the Company is a party in which a majority of the Company’s voting power is transferred (an “Acquisition”) and (ii) sale, lease or other disposition of all or substantially all of the assets of the Corporation (“Asset Transfer”) shall each be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3.

3.3           Non-Cash Consideration.  If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a)     The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)            if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution (or if there are no closing prices, the average of the closing bid and ask prices on such day); and

(ii)           if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)          if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)     The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market

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value determined as above in Section 3.3(a)(i), 3.3(a)(ii) or 3.3(a)(iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.4           Special Exception to Preference on Liquidation.  Notwithstanding anything to the contrary contained in these Twelfth Amended and Restated Articles of Incorporation, in the event of a merger (the “Merger”) of Baron Acquisition Corporation (“Merger Sub”) with and into the Corporation pursuant to that certain Merger Agreement and Plan of Reorganization by and among Witness Systems, Inc., Merger Sub and the Corporation dated December 16, 2004 (the “Merger Agreement”), (i) the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3, and (ii) the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be entitled to receive, by reason of their ownership thereof, only the consideration per share required to be paid to such holders pursuant to the Merger Agreement at the times and in the manner set forth therein.  The Corporation shall maintain at its principal executive office a copy of the Merger Agreement, and shall provide to any holder of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock a copy of said Merger Agreement upon written request and without charge.  In the event that the Merger Agreement is terminated in accordance with its terms, this Section 3.4 shall have no force or effect.

4.             Voting Rights.

4.1           Common Stock.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2           Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

4.3           General.  Subject to the foregoing provisions of this Section 4 each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and all be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.             Conversion Rights.  The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

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5.1           Optional Conversion.

(a)     At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b)     Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion as well as a certificate or certificates for the number of shares of Preferred Stock represented by the certificates so surrendered and not converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

5.2           Automatic Conversion.

(a)     Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (A) the aggregate gross proceeds equal or exceed twenty-five million dollars ($25,000,000) and (B)  the offering price to the public per share of Common Stock (the “IPO Price Per Share”) is at least two hundred percent (200%) of the Original Series G Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares), (ii) in the case of shares of Preferred Stock, other than Series G Preferred Stock, holders of sixty-six and two-thirds percent (66 2/3%) or more of such outstanding shares consent in writing to the conversion of such Preferred Stock; or (iii) in the case of Series G Preferred Stock, with the consent of a majority of Series G Preferred Stock.

(b)     Upon the occurrence of any event specified in Section 5.2(a) above, the applicable outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue any certificate evidencing the shares of Common Stock issuable upon such conversion unless the certificate evidencing such shares of Preferred Stock is delivered to the Corporation or its transfer agent as provided below or the holder notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer

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agent for the Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c)     Notwithstanding any other provisions of this Section 5, in the event of the conversion of the Series G Preferred Stock pursuant to Section 5.2(a)(iii) above if the Company subsequently completes a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, in which the IPO Price Per Share is less than 200% of the Original Series G Issue Price, the Company shall issue to each holder of shares of Common Stock issued upon conversion of the Series G Stock, such number of additional shares of Common Stock such that the total number of shares of Common Stock received by such holder in connection with the conversion of each share of Series G Stock held by such holder equals two (2) times the Original Series G Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar corporation changes) divided by the IPO Price Per Share (such quotient, the “Deemed Series G IPO Conversion Rate”).

5.3           Conversion Price.  The number of shares of fully paid and nonassessable Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock may be converted shall be determined, respectively, by dividing the Original Series A Issue Price by the conversion price for Series A Preferred Stock that is in effect at the time of conversion (the “Series A Conversion Price”), by dividing the Original Series B Issue Price by the conversion price for Series B Preferred Stock that is in effect at the time of conversion (the “Series B Conversion Price”), by dividing the Original Series C Issue Price by the conversion price for the Series C Preferred Stock that is in effect at the time of conversion (the “Series C Conversion Price”), by dividing the Original Series D Issue Price by the conversion price for the Series D Preferred Stock that is in effect at the time of conversion (the “Series D Conversion Price”), by dividing the Original Series E Issue Price by the conversion price for the Series E Preferred Stock that is in effect at the time of conversion (the “Series E Conversion Price”), by dividing the Original Series F Issue Price by the conversion price for the Series F Preferred Stock that is in effect at the time of conversion (the “Series F Conversion Price”) and by dividing the Original Series G Issue Price by the conversion price for the Series G Preferred Stock that is in effect at the time of conversion (the “Series G Conversion Price”).  The initial Series A Conversion Price shall be the Original Series A Issue Price, the initial Series B Conversion Price shall be the Original Series B Issue Price, the initial Series C Conversion Price shall be the Original Series C Issue Price, the initial Series D Conversion Price shall be the Original Series D Issue Price, the initial Series E Conversion Price shall be the Original Series E Issue Price, the initial Series F Conversion Price shall be the Original Series F Issue Price and the initial Series G Conversion Price shall be the Original Series G Issue Price.  The Conversion Prices shall be subject to adjustment from time to time as provided below.

5.4           Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the

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Series F Conversion Price and the Series G Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price, as appropriate, in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price, as appropriate, for such series of Preferred Stock.  The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5           Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original Series A Issue Date, the Original Series B Issue Date, the Original Series C Issue Date, the Original Series D Issue Date, the Original Series E Issue Date, the Original Series F Issue Date or the Original Series G Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

5.6           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Series A Issue Date, the Original Series B Issue Date, the Original Series C Issue Date, the Original Series D Issue Date, the Original Series E Issue Date, the Original Series F Issue Date or the Original Series G Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, merger, consolidation, share exchange reorganization or other reorganization or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization,

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reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7           Sale of Shares Below Conversion Price.

(a)     Adjustment Formula.  If at any time or from time to time after the Original Series A Issue Date, the Original Series B Issue Date, the Original Series C Issue Date, the Original Series D Issue Date, the Original Series E Issue Date, the Original Series F Issue Date or the Original Series G Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 5.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization, reclassification or other change as provided in Section 5.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a Series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i)            the numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price, as appropriate, for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii)           the denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b)     Certain Definitions.  For the purpose of making any adjustment required under this Section 5.7:

(i)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Section 5.7(c)) by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than: (A) shares of Common Stock issued or issuable upon conversion of Preferred Stock; (B) up to fifteen million (15,000,000) shares of Common Stock (or options therefor) issued to employees, officers, or directors of, or contractors or consultants to, the Corporation pursuant to incentive, stock purchase or bonus, stock option or other plans, agreements or arrangements that are approved by the Board (such number of shares to be calculated net of any repurchases of such shares by the Corporation and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent Common Stock Event); (C) up to one million (1,000,000) shares of Common Stock or Preferred Stock (or options or warrants therefor) issued to representatives, distributors,

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vendors, or customers of or to the Corporation, or to banking, or similar financial institutions providing the Corporation with equipment leases, real property leases, loans, credit liens, guarantees of indebtedness, cash price reductions or similar financing, pursuant to incentive, stock purchase or bonus, stock option or warrant or other plans, agreements or arrangements, that are approved by the Board and a majority in interest of the Series G Preferred Stock (such number of shares to be proportionally adjusted to reflect any subsequent Common Stock Event); or (D) Common Stock (or options or warrants therefor) issued in connection with any transactions approved in writing by the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class.  Notwithstanding Section 5.7(b)(i)(A) above, for the purposes of making any adjustment required under this Section 5.7 to the Series G Conversion Price only, any shares of Common Stock (or options therefor) issued (i) pursuant to an increase, following the date of the Ninth Amended and Restated Articles, to the number of shares available for issuance under any of the Corporation’s option plans (other than any additions to the number of shares available for issuance as a result of any return to the plans of shares upon the expiration or termination of previously granted options or rights) or (ii) upon the adoption of a new option plan, following the date of the Ninth Amended and Restated Articles, in either event prior to December 31, 2002, shall constitute “Additional Shares of Common Stock.”

(ii)           The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or Rights (as hereinafter defined) or Options (as hereinafter defined) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options;

(iii)          “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock;

(iv)          “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock (other than Rights or Options);

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(v)           The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5.7, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.7, for the issue of such Additional Shares of Common Stock; and

(vi)          “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c)     Deemed Issuances.  For the purpose of making any adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price required under this Section 5.7, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price then in effect, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i)            if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii)           if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii)          if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated

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using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by, the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling, all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.8           Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a Series of Preferred Stock occurring after the filing of the Eleventh Amended and Restated Articles of Incorporation of the Corporation, the Corporation, at its expense, shall cause its Secretary or Assistant Secretary to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

5.9           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled (after aggregation of all shares being converted by such holder), the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.10         Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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5.11         Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.12         No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

6.             Redemption of Series C, Series D, Series E, Series F and Series G Preferred Stock.

6.1           Redemption Request.  At any time on or after the seventh anniversary of (a) the Original Series C Issue Date (in the case of the Series C Preferred Stock), (b) the Original Series D Issue Date (in the case of the Series D Preferred Stock), (c) the Original Series E Issue Date (in the case of the Series E Preferred Stock) or (d) the Original Series F Issue Date (in the case of the Series F Preferred Stock), or (e) at any time on or after the fifth anniversary of the Original Series G Issue Date (in the case of the Series G Preferred Stock), but in no event more than once per calendar year with respect to each series of Preferred Stock, this Corporation shall, upon receipt of a written request (the “Redemption Request”) by the holders of at least a majority of (v) the Series C Preferred Stock then outstanding (in the case of a Redemption Request with respect to the Series C Preferred Stock), (w) the Series D Preferred Stock (in the case of a Redemption Request with respect to the Series D Preferred Stock), (x) the Series E Preferred Stock (in the case of a Redemption Request with respect to the Series E Preferred Stock, (y) the Series F Preferred Stock (in the case of a Redemption Request with respect to the Series F Preferred Stock) or (z) the Series G Preferred Stock (in the case of a Redemption Request with respect to the Series G Preferred Stock), redeem for cash, out of any funds legally available therefor, first to the holders of Series G Preferred Stock and, then ratably from holders thereof on each relevant Redemption Date (as defined below), all shares of Series G Preferred Stock (in the case of a Redemption Request with respect to the Series G Preferred Stock) and one-third of the total number of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, outstanding as of the first Redemption Date.  The redemptions of each share of Series C Preferred Stock, each share of Series D Preferred Stock, each share of Series E Preferred Stock, each share of Series F Preferred Stock and each share of Series G Preferred Stock pursuant to this Section 6.1 shall be (i) at the Original Series C Issue Price (in the case of redemptions of Series C Preferred Stock), (ii) at the Original Series D Issue Price (in the case of redemptions of Series D Preferred Stock), (iii) at the Original Series E Issue Price (in the case of redemptions of Series E Preferred Stock), (iv) at the Original Series F Issue Price (in the case of redemptions of Series F Preferred Stock) and (v) at two hundred percent (200%) of the Original Series G Issue Price (in the case of redemptions of Series G Preferred Stock), in each case as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends with respect to such shares and in each case plus an amount equal to the amount of all declared but unpaid dividends as of the relevant Redemption Date payable in accordance with Section 2 above on each such share to be redeemed.  This Corporation need not

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establish any sinking fund for redemption of the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock or the Series G Preferred Stock.  The total amount to be paid with respect to each share of Series C Preferred Stock is hereinafter referred to as the “Series C Redemption Price”, the total amount to be paid with respect to each share of Series D Preferred Stock is hereinafter referred to as the “Series D Redemption Price”, the total amount to be paid with respect to each share of Series E Preferred Stock is hereinafter referred to as the “Series E Redemption Price,” the total amount to be paid with respect to each share of Series F Preferred Stock is hereinafter referred to as the “Series F Redemption Price” and the total amount to be paid with respect to each share of Series G Preferred Stock is hereinafter referred to as the “Series G Redemption Price.”

6.2           Redemption Dates.  The Redemption Request shall set forth the requested date of the redemption, which date in no event shall be fewer than twenty (20) days nor more than sixty (60) days after the date of the Redemption Request, or such later date as the holders of at least a majority of the then outstanding shares of the applicable series of Preferred Stock agree to in writing.  The date so requested or agreed, and for purposes of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock the first and second anniversaries thereof, on which the Corporation pays each holder of Preferred Stock to be redeemed pursuant to Section 6.1 its redemption price in three (3) equal annual installments (or, in the case of the Series G Preferred Stock in one payment), shall be individually a “Redemption Date” and collectively the “Redemption Dates.” Within ten (10) days after the Redemption Request is given, this Corporation shall give written notice by mail, postage prepaid, to each holder of record (as of the date of the Redemption Request) of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock to be redeemed and in any event to all holders of Series G Preferred Stock, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares such holder shall redeem, the applicable Redemption Date, the Redemption Price, the place at which payment shall be obtained and the date on which such holder’s Conversion Rights as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  In the event that, upon delivery of notice from the Corporation to the holders of Series G Preferred Stock of a Redemption Request by any other series of Preferred Stock eligible for redemption, the holders of Series G Preferred Stock issue a Redemption Request, the Redemption Date for the Series G Preferred Stock shall be no later than the Redemption Date for such other series of Preferred Stock seeking redemption.  Except as provided in Section 6.4 below, on or after such Redemption Date, each holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

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6.3           No Rights for Redeemed Shares.  From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of such redeemed shares as holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for redemption of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock to be redeemed on any Redemption Date are insufficient to redeem the total number of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Series G Preferred Stock and then such shares ratably among the holders of such other shares to be redeemed.  The shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock such funds will immediately be used to redeem, to the maximum extent legally permitted, the balance of the shares of Series G Preferred Stock and, then such other shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

6.4           Payment of the Redemption Price.  Three (3) days prior to the applicable Redemption Date, this Corporation shall deposit the applicable redemption price for all of the shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock surrendered for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares surrendered for redemption and not yet redeemed.  Simultaneously, this Corporation shall deposit irrevocable instructions and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, first the Series G Redemption Price to the holders of Series G Preferred Stock to be redeemed and, then the Series C Redemption Price to the holders of Series C Preferred Stock to be redeemed, the Series D Redemption Price to the holders of Series D Preferred Stock to bc redeemed, the Series E Redemption Price to the holders of Series E Preferred Stock to be redeemed and the Series F Redemption Price to the holders of Series F Preferred Stock to be redeemed, in each case upon surrender of their respective certificates.  In the event that, upon delivery of notice from the Corporation to the holders of Series G Preferred Stock of a Redemption Request by any other series of Preferred Stock eligible for redemption, the holders of Series G Preferred Stock deliver a Redemption Request pursuant to such notice, payment for the redemption of such Series G Preferred Stock shall have priority over, under the foregoing terms, any payment for the redemption of any other series of Preferred Stock which precipitated the original notice to the holders of Series G Preferred. Any moneys deposited by this Corporation pursuant to this Section 6.4 for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 5 no later than the close of business on the Redemption Date shall be

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returned to this Corporation forthwith upon such conversion.  The balance of any moneys deposited by this Corporation pursuant to this Section 6.4 remaining, unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to this Corporation, provided that the shareholder to which such moneys would be payable hereunder shall be entitled, upon proof of its ownership of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock (as the case may be) and payment of any bond requested by this Corporation, to receive such moneys but without interest from the Redemption Date.

7.             Changes.

7.1           So long as at least five hundred thousand (500,000) shares of Series G Preferred Stock (as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends with respect to such shares) remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of at least a majority of the outstanding shares of Series G Preferred Stock, take any action which (i) results in any amendment or change to the rights, preferences, privileges or power of the Series G Preferred Stock; (ii) authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to or on parity with the Series G Preferred Stock; (iii) increases or decreases the authorized number of shares of the Series G Preferred Stock; (iv) results in any merger or consolidation of the Corporation with one or more other corporations in which the shareholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation, or any sale of all or substantially all of the assets of the Corporation, unless in connection with such transaction, the holders of the Series G Preferred Stock shall receive not less than three (3) times the Original Series G Issue Price for each share of Series G Preferred Stock then held by them, as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares; or (v) repurchase or redeem any equity securities of the Corporation (including future issuances) (except for buybacks at cost from employees, directors and consultants pursuant to agreements providing the Corporation with repurchase rights upon the termination of their service to the Corporation, provided that such arrangements are approved by the Board of Directors of the Corporation).

7.2           So long as at least five hundred thousand (500,000) shares of Preferred Stock (as adjusted for any stock split, combination or stock distributions with respect to such shares) remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of at least sixty -six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, take any action which (i) results in any disposition of an asset which is material to the business of the Corporation; (ii) results in a subsidiary’s sale of securities to a third party; (iii) results in the sale, disposition or transfer by the Corporation of greater than twenty percent (20%) of the outstanding equity securities of the Corporation; or (iv) results in the winding up or dissolution of the Corporation .

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7.3           So long as at least five hundred thousand (500,000) shares of Preferred Stock (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) remain outstanding, the Corporation shall not, without first obtaining, the approval by vote or written consent in the manner provided by law of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, take any action which (i) alters or changes the rights, preferences, privileges or limitations of the Preferred Stock; (ii) results in the purchase or redemption by the Corporation of any shares of Preferred Stock (other than pursuant to the provisions of Section 6 herein); (iii) results in the redemption or repurchase of any shares of Common Stock except for the repurchase of shares of Common Stock from directors, employees and consultants of the Corporation in connection with the termination of their employment or in settlement of claims, and except for other repurchases which do not, in the aggregate, exceed two hundred and fifty thousand dollars ($250,000) in any twelve (12) month period; or (iv) declares any dividends or other distribution on equity securities junior in rights and preferences to the Series E Preferred Stock, the Series F Preferred Stock or the Series G Preferred Stock, including the declaration of dividends on Common Stock other than as permitted by Subsection (iii) of this Section 7.3.

7.4           So long as at least five hundred thousand (500,000) shares of Preferred Stock (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding, shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, take any action which (i) increases or decreases the authorized number of shares of Common Stock or Preferred Stock; (ii) changes the authorized number of directors of the Corporation or (iii) creates, authorizes or designates (by reclassification or otherwise) any new class or series of stock or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Series G Preferred Stock or increases the authorized or designated number of any such new class or series; provided, however, that if the Corporation elects to enter into a transaction with a third party (the “Transaction”) which requires the Corporation to take any of the actions described in Section 7.4(i), 7.4(ii) or 7.4(iii), and in which the Corporation, immediately prior to the closing of the Transaction, has a valuation, on a fully diluted basis, of at least three hundred million dollars ($300,000,000), then the Corporation must only obtain, for purposes of this Section 7.4, the approval by vote or written consent in the manner provided by law of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, to take any action set forth in Section 7.4 (i), Section 7.4 (ii) or Section 7.4(iii).

7.5           So long as at least five hundred thousand (500,000) shares of Preferred Stock (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of at least sixty six

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and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, take any action which results in an Acquisition or Asset Transfer; provided, however, that in the event such Acquisition or Asset Transfer results in the holders of Series E Preferred Stock or the holders of Series F Preferred Stock receiving an amount equal to or exceeding one hundred seventy one percent (171%) of the Original Series E Issue Price or of the Original Series F Issue Price for each share of Series E or Series F Preferred Stock (as the case may be) then held by them, in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and similar corporate changes with respect to such shares, then the Corporation must only obtain, for purposes of this Section 7.5, the approval by vote or written consent in the manner provided by law of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, to take any action which results in an Acquisition or Asset Transfer.

8.             Miscellaneous.

8.1           No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.2           Consent to Certain Transactions.  Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to all Permitted Repurchases.

****

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3.             The foregoing Twelfth Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation by resolution adopted by unanimous written consent effective on December 16th, 2004.

4.             The foregoing Twelfth Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California General Corporation Law.  Prior to the filing of the foregoing Twelfth Amended and Restated Articles of Incorporation, the total number of outstanding shares of the Corporation entitled to vote with respect to the Eleventh Amended and Restated Articles of Incorporation was 10,546,227 shares of Common Stock, 1,599,856 shares of Series A Preferred, 1,500,000 shares of Series B Preferred, 2,916,224 shares of Series C Preferred, 3,135,888 shares of Series D Preferred Stock, 4,103,968 shares of Series E Preferred Stock, 1,162,791 shares of Series F Preferred Stock and 7,455,829 shares of Series G Preferred Stock.  The number of shares voting in favor of the Twelfth Amended and Restated Articles of Incorporation equaled or exceeded the vote required, such required vote being: (i) sixty six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred voting together as a single class, (ii) a majority of the outstanding shares of Series A Preferred voting as a separate class, (iii) a majority of the outstanding shares of Series B Preferred voting as a separate class, (iv) a majority of the outstanding shares of Series C Preferred voting as a separate class, (v) a majority of the outstanding shares of Series D Preferred voting as a separate class, (vi) a majority of the outstanding shares of Series E Preferred voting as a separate class, (vii) a majority of the outstanding shares of Series F Preferred voting as a separate class, (viii) a majority of the outstanding shares of Series G Preferred voting as a separate class and (ix) a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.

The undersigned each declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

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Executed at Sunnyvale, California on this                             , 2005.

Doron Aspitz, President, Chief Executive Officer and Chairman

Ofer Matan, Secretary

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